Filed pursuant to Rule 424(b)(3)

Registration No.: 333-240984

PROSPECTUS SUPPLEMENT

MIDATECH PHARMA PLC

9,888,640 Ordinary Shares Representing 1,977,728 American Depositary Shares

This prospectus supplement (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Post-Effective Amendment No. 2 to our Registration Statement on Form F-1, effective as of April 29, 2022 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 9,888,640 of our ordinary shares, nominal value 0.1p per share (the “Ordinary Shares”), represented by 1,977,728 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information set forth in our Form 6-K filed with the Securities and Exchange Commission on January 6, 2023, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “MTP.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on January 5, 2023 was $0.871.

Our Ordinary Shares are admitted for trading on AIM, a market operated by the London Stock Exchange plc (“AIM”) under the listing code “MTPH.” The last reported closing price of our Ordinary Shares on AIM on January 5, 2023 was £0.026.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is January 6, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of January 2023

Commission File Number 001-37652

Midatech Pharma PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way,

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

This Report on Form 6-K, including Exhibits 99.1, 99.3, 99.4, and 99.5, is hereby incorporated by reference into the Company’s Registration Statement on Form F-3 (File No. 333-267932).

EXPLANATORY NOTE

On January 5, 2023, Midatech Pharma PLC (the “Company”) posted its Circular and Notice of General Meeting (the “Midatech Circular”) to its shareholders related to, among other things, its proposed acquisition (the “Acquisition”) of Bioasis Technologies Inc. (“Bioasis”). The Circular is attached hereto as Exhibit 99.1 and incorporated by reference herein. A copy of the press release announcing the posting of the Midatech Circular is furnished hereto as Exhibit 99.2.

In addition, in connection with Bioasis’ planned mailing of its Management Information Circular (the “Bioasis Circular”) to Bioasis securityholders with respect to the proposed Acquisition, the Company has prepared, solely for inclusion in such Bioasis Circular and to comply with applicable Canadian securities laws, a Management Discussion and Analysis for the year ended December 31, 2021 and for the six months ended June 30, 2022, each of which are attached hereto as Exhibits 99.2 and 99.3, respectively, and incorporated herein by reference.

The Company previously filed with the Securities and Exchange Commission unaudited pro forma consolidated financial statements with respect to the proposed Acquisition. Attached hereto as Exhibit 99.5 and incorporated herein by reference are updated unaudited pro forma consolidated financial statements of the Company that give effect to the proposed Acquisition as if it had occurred (i) as at December 31, 2021 for purposes of the pro forma consolidated statement of financial position, and (ii) as at January 1, 2021 for purposes of the pro forma consolidated statements of comprehensive income.

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of January 2023, and incorporated by reference herein, is:

Exhibit No.	Description

99.1	Midatech Pharma PLC Circular and Notice of General Meeting.

99.2	Press Release, dated January 6, 2023.

99.3	Management’s Discussion and Analysis for the year ended December 31, 2021.

99.4	Management’s Discussion and Analysis for the six months ended June 30, 2022.

99.5	Unaudited Pro Forma Consolidated Financial Statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Midatech Pharma PLC

Date: January 6, 2023	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer and
Chief Financial Officer

Exhibit 99.1

THIS DOCUMENT AND THE ENCLOSED FORM OF PROXY ARE IMPORTANT AND REQUIRE YOUR IMMEDIATE ATTENTION. If you are in any doubt about the contents of this Document and/or the action you should take, you are recommended to seek your own financial advice immediately by consulting your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under FSMA if you are in the United Kingdom or, if not, from another appropriately authorised independent adviser in the relevant jurisdiction.

This Document does not constitute an offer to buy, acquire or subscribe for (or the solicitation of an offer to buy, acquire or subscribe for) Ordinary Shares or ADSs or any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This Document does not contain an offer of transferable securities within the meaning of section 102B of FSMA and does not constitute a prospectus within the meaning of section 85 of FSMA nor does it constitute an admission document drawn up in accordance with the AIM Rules. This Document has not been examined or approved by the FCA, London Stock Exchange, NASDAQ, the SEC or any other regulatory authority.

If you have sold or otherwise transferred all of your existing holding of Ordinary Shares, please forward this Document, together with the accompanying Form of Proxy, as soon as possible to the purchaser or the transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee, except that such documentation should not be sent into a jurisdiction where doing so may constitute a violation of local securities laws or regulations. If you sell or have sold or otherwise transferred some of your Ordinary Shares, please consult the bank, stockbroker or other agent through whom the sale or transfer was effected as to the action you should take.

This Document is being provided to you solely for the purposes of considering the resolutions to be voted upon at the General Meeting. The distribution of this Document in certain jurisdictions may be restricted by law and therefore persons into whose possession this Document comes should inform themselves about and observe such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. Shareholders who are resident or citizens of any country other than the United Kingdom and any persons (including, without limitation, custodians, nominees and trustees) who have a contractual or other legal obligation to forward this Document to a jurisdiction outside the United Kingdom should seek appropriate advice before taking any action.

This Document should be read in its entirety. Your attention is drawn to the Letter from the Chairman at pages 25 to 53 of this Document, which recommends that you vote in favour of the Resolutions to be proposed at the General Meeting.

The Existing Directors and the Proposed Directors, whose names appear on page 23, and the Company accept responsibility for the information contained in this Document. As at the date of this Document, to the best of the knowledge of the Existing Directors, the Proposed Directors and the Company the information contained in this Document is in accordance with the facts and the Document makes no omission likely to affect its import.

MIDATECH PHARMA PLC

(incorporated and registered in England and Wales with registered number 09216368)

Proposed Acquisition of Bioasis Technologies Inc.

Conditional Private Placement to raise US$9.6 million
Authority to allot up to 1,600,000,000 New Ordinary Shares
Dis-application of pre-emption rights
Change of Name to Biodexa Pharmaceuticals PLC

and

Notice of General Meeting

The Notice of General Meeting to be held at the registered office of the Company, 1 Caspian Point, Caspian Way, Cardiff CF10 4DQ at 10.00 a.m. on 23 January 2023 is set out at the end of this Document.

Strand Hanson Limited, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting for the Company and for no one else in connection with the matters described in this Document and accordingly will not be responsible to any person other than the Company for providing the protections afforded to customers of Strand Hanson Limited, or for providing advice to any other person in relation to the arrangements described in this Document.

The accompanying Form of Proxy for use in connection with the General Meeting should be completed by Shareholders and returned as soon as possible but in any event so as to be received by the Company’s registrar, Neville Registrars Limited, at Neville House, Steelpark Road, Halesowen, West Midlands B62 8HD by no later than 10.00 a.m. on 19 January 2023 (or, in the case of an adjournment of the General Meeting, not later than 48 hours (excluding any part of a day that is not a working day) before the time fixed for the holding of the adjourned meeting).

Shareholders who hold their shares in uncertificated form in CREST may appoint a proxy or proxies by utilising the CREST electronic proxy appointment service in accordance with the procedures described in the CREST Manual as set out in the Notice of General Meeting at the end of this Document. Proxies submitted via CREST must be received by Neville Registrars Limited (ID 7RA11) no later than 10.00 a.m. on 19 January 2023 or, in the event of an adjournment of the meeting, 48 hours before the adjourned meeting (excluding non-working days). The appointment of a proxy using the CREST electronic proxy appointment service will not preclude a Shareholder from attending and voting at the General Meeting in person should he or she subsequently decide to do so.

Copies of this Document will be available free of charge during normal business hours on any weekday (except Saturdays, Sundays and public holidays) at the Company’s registered office, 1 Caspian Point, Caspian Way, Cardiff, Wales, CF10 4DQ. In accordance with AIM Rule 26, a copy of this Document will also be available on the Company’s website www.midatechpharma.com.

THIS DOCUMENT AND THE ACCOMPANYING DOCUMENTS ARE IMPORTANT AND REQUIRE YOUR IMMEDIATE ATTENTION. THIS DOCUMENT AND ANY ACCOMPANYING DOCUMENTS ARE NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION DIRECTLY OR INDIRECTLY, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, THE REPUBLIC OF IRELAND, THE REPUBLIC OF SOUTH AFRICA OR JAPAN.

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IMPORTANT INFORMATION

This Document does not constitute an offer to sell or an invitation to subscribe for, or the solicitation of an offer or invitation to buy or subscribe for, New Ordinary Shares or New Warrants in any jurisdiction where such an offer or solicitation is unlawful or would impose any unfulfilled registration, publication or approval requirements on the Company. The New Ordinary Shares or New Warrants have not been and will not be registered or qualified by a prospectus under the US Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction of the United States or under applicable securities laws of Australia, Canada or Japan.

No person has been authorised to give any information or make any representations other than as contained in this Document and, if given or made, such information or representations must not be relied on as having been authorised by the Company or the Directors. Without prejudice to the Company’s obligations under the FSMA, the Prospectus Regulation Rules, AIM Rules and Disclosure, Guidance and Transparency Rules, neither the delivery of this Document nor any subscription made under this Document shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Document or that the information contained herein is correct as at any time after its date.

Prospective investors must not treat the contents of this Document or any subsequent communications from the Company, the Directors or any of their respective affiliates, directors, employees or agents as advice relating to legal, taxation, accounting, regulatory, investment or any other matters. Any decision to invest in the Ordinary Shares should be based on consideration of this Document as a whole by the investor. In particular, investors must read the risks set out under the section “Risk Factors” set out in Part 2 of this Document.

This Document is being furnished by the Company in connection with an offering exempt from registration under the Securities Act solely to enable prospective investors to consider the purchase of Ordinary Shares. Any production or distribution of this Document, in whole or in part, and any disclosure of its contents or use of any information herein for any purpose other than considering investment in the Ordinary Shares hereby is prohibited.

This Document does not constitute, and may not be used for the purposes of, an offer to sell or any invitation or the solicitation of an offer or invitation to subscribe for or buy, Ordinary Shares by any person in any jurisdiction:

(i)       in which such offer or invitation is not authorised;

(ii)       in which the person making such offer or invitation is not qualified to do so; or

(iii)       in which, or to any person to whom, it is unlawful to make such offer, solicitation or invitation.

The distribution of this Document and the offering of Ordinary Shares in certain jurisdictions may be restricted. Accordingly, persons outside the United Kingdom who obtain possession of this Document are required by the Company and the Existing Directors to inform themselves about and to observe any restrictions as to the offer or sale of Ordinary Shares and the distribution of, this Document under the laws and regulations of any territory in connection with any applications for Ordinary Shares including obtaining any requisite governmental or other consent and observing any other formality prescribed in such territory. No action has been taken or will be taken in any jurisdiction by the Company or the Existing Directors that would permit a public offering of the Ordinary Shares in any jurisdiction where action for that purpose is required nor has any such action been taken with respect to the possession or distribution of this Document other than in any jurisdiction where action for that purpose is required. Neither the Company nor the Existing Directors accept any responsibility for any violation of any of these restrictions by any other person.

Subject to certain exceptions, the Placing Shares and the New Warrants to be offered under the Private Placement may not be offered, sold, resold, reoffered, pledged, transferred, distributed or delivered, directly or indirectly, within, into or in the United States, Australia, Canada or Japan or to any national resident or citizen of Australia, Canada or Japan.

The Ordinary Shares and the New Warrants have not been approved or disapproved by the SEC, any federal or state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed upon or endorsed the merits of the offering of the Ordinary

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Shares and the New Warrants or confirmed the accuracy or determined the adequacy of the information contained in this Document. Any representation to the contrary is a criminal offence in the United States. There will be no public offering of the securities in the US.

Cautionary note regarding forward-looking statements

This Document contains statements about the Company and the Enlarged Group that are or may be “forward-looking statements”. All statements, other than statements of historical facts, included in this Document may be forward-looking statements. Without limitation, any statements preceded or followed by, or that include, the words “targets”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “should”, “anticipates”, “estimates”, “projects” or words or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and have not been reviewed by the auditors of the Company. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of any such person, or industry results, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. Investors should not place undue reliance on such forward-looking statements and, save as is required by law or regulation (including to meet the requirements of the AIM Rules, MAR, and/or the Disclosure and Transparency Rules), the Company does not undertake any obligation to update publicly or revise any forward-looking statements (including to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based). All subsequent oral or written forward-looking statements attributed to the Company and the Enlarged Group or any persons acting on its or their behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements contained in this Document are based on information available to the Directors at the date of this Document, unless some other time is specified in relation to them, and the posting or receipt of this Document shall not give rise to any implication that there has been no change in the facts set forth herein since such date.

Notice to overseas persons

The distribution of this document and/or any accompanying documents in certain jurisdictions may be restricted by law and therefore persons into whose possession these documents come should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

The New Ordinary Shares and the New Warrants have not been, nor will they be, registered under the Securities Act or any state securities laws, and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and such other applicable state securities laws.

No incorporation of website information

The contents of the Company’s website or any hyperlinks accessible from the Company’s website do not form part of this document and Shareholders should not rely on them.

Interpretation

Certain terms used in this document and the Form of Proxy are defined and certain technical and other terms used in this document are explained at the section of this document under the heading “Definitions”. All times referred to in this document and the Form of Proxy are, unless otherwise stated, references to London time. All references to legislation in this document and the Form of Proxy are to the legislation of England and Wales unless the contrary is indicated. Any reference to any provision of any legislation or regulation shall include any amendment, modification, re-enactment or extension thereof. Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.

This Document is dated 5 January 2023

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5

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Announcement of the Acquisition	13 December 2022

Date of the Interim Order of the Supreme Court of British	4 January 2023
Columbia in connection with the Plan of Arrangement

Publication and Posting of this Document and the Form of Proxy to Shareholders	5 January 2023

Publication and Posting of the Bioasis Circular and related materials to	on or around 9 January 2023
Bioasis Securityholders

Latest time and date for receipt of completed Forms of Proxy and	10.00 a.m. on 19 January 2023
receipt of electronic proxy appointments via the CREST system

General Meeting	10.00 a.m. on 23 January 2023

Result of the General Meeting announced	23 January 2023

Bioasis Special Meeting	1.00 p.m. (PST) on or around 3 February 2023

Expected date of the Final Order for the Arrangement	on or around 8 February 2023

Arrangement Agreement unconditional/Completion	on or around 8 February 2023

Admission of Transaction Shares to trading on AIM	on or around 8 February 2023

Admission of the New ADSs to trading on NASDAQ	on or around 8 February 2023

Notes:

•	References to times in this Document are to London time (unless otherwise stated).
•	The dates and timing of the events in the above timetable and in the rest of this Document are indicative only and may be subject to change.
•	If any of the above times or dates should change, the revised times and/or dates will be notified by an announcement through a Regulatory Information Service.

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KEY STATISTICS

Number of Ordinary Shares in issue as at 5 January 2023	108,342,738

Number of Existing Warrants in issue as at 5 January 2023	17,226,053

Number of Transaction Shares(1) to be issued	141,517,771(4)

Gross Proceeds of the Private Placement	US$9.6 million

Estimated net proceeds of the Private Placement	US$8.6 million

Price per Consideration Share	£0.0585

Placing Price	US$0.90 per ADS (£0.02979
per Ordinary Share)(4)

Number of Ordinary Shares to be allotted upon exercise of all New Warrants(2)	917,601,024(4)

Number of Ordinary Shares to be allotted upon exercise of all Bioasis Warrants	21,285,497

Number of Ordinary Shares per New ADS	25

Enlarged Issued Share Capital(3)	249,860,509(4)

Number of Transaction Shares as a percentage of the Enlarged Issued	56.6 per cent.(4)
Share Capital

Number of Placing Shares	14,846,550(4)

ISIN for the Ordinary Shares	GB00BKT14T00

ISIN for the ADSs	US59564R5000

CUSIP	59564R500US

Notes:

1.	Transaction Shares comprise the Consideration Shares, the Placing Shares, the Lind Shares and the Ladenburg Fee Shares.

2.	Excludes any new Ordinary Shares which might be issued on the exercise of any Existing Options and New Options.

3.	Excludes any new Ordinary Shares which might be issued on the exercise of the Existing Warrants, the Bioasis Warrants, the New Warrants, the Existing Options or the New Options.

4.	This number has been calculated on the assumption that the Placing Price will be US$0.90. This number may be different if the eventual Placing Price is higher (up to a maximum of US$1.00) or lower than US$0.90. If the 20-day VWAP prior to Completion is less than US$0.90, the Company shall have the right to terminate the Private Placement in its sole discretion without penalty to the Placee. The Company will publish through a Regulatory Information Service updated Key Statistics as appropriate, once the Placing Price has been determined.

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DEFINITIONS

The following definitions apply throughout this Circular and in the accompanying Notice of General Meeting and Form of Proxy unless otherwise stated or the context requires otherwise:

“Act”	the Companies Act 2006, as amended from time to time;

“Acquisition”	the proposed acquisition of all of the outstanding and issued Bioasis Shares and the assumption of the Bioasis Warrants and the Bioasis Options by the Company to be implemented by way of the Arrangement;

“Acquisition Proposal”	means any offer, proposal or indication of interest from any person or group of persons (other than by Bioasis, or its affiliates on the one hand or the Company and its affiliates on the other), contemplating or which might reasonably be interpreted to lead to the contemplation of an Acquisition Transaction for such party;

“Acquisition Resolutions”	means the special resolution of Bioasis Securityholders approving the Plan of Arrangement in accordance with subsection 289(1) of the BCBCA and the Interim Order in substantially the form attached as Appendix D to the Bioasis Circular which, to be effective, must be approved, by the affirmative vote of at least two-thirds of the votes cast on the Acquisition Resolutions by each of (i) the Bioasis Shareholders and (ii) the Bioasis Securityholders, voting as a single class, determined on an as-exercised Bioasis Share basis, in each case, present in person or represented by proxy at the Bioasis Special Meeting;

“Acquisition Transaction”	means any transaction or series of transactions, other than the Transactions, involving:

(a)	(a) any acquisition, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, liquidation, dissolution or other similar transaction (i) in which Bioasis or the Company (or any of their respective subsidiaries) is a constituent corporation, (ii) in which a person or “group” of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20 per cent. of the outstanding securities of any class of voting securities of Bioasis or the Company (and any of their respective subsidiaries), in each case as reflected on the most recently filed financial statements of such party, or (iii) in which Bioasis or the Company (or any of their respective subsidiaries) issues securities representing more than 20 per cent. of the outstanding securities of any class of voting securities of any such person (other than as contemplated under this Agreement); or

(b)	(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20 per cent. or more of the consolidated net revenues, net income or assets of Bioasis or the Company (or any of their respective subsidiaries);

“Admission”	the admission to trading on AIM of the Transaction Shares;

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“ADSs”	American Depositary Shares of the Company listed on NASDAQ, each of which represents 25 Ordinary Shares (and each evidenced by way of a depository receipt (ADR));

“AIM”	AIM, a market operated by the London Stock Exchange;

“AIM Rules”	the AIM Rules for Companies published by the London Stock Exchange, as amended from time to time;

“Announcement”	the announcement made by the Company on 13 December 2022 relating to, inter alia, the Registered Direct Offering and the Transactions;

“Arrangement”	the arrangement of Bioasis under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Midatech and Bioasis, such consent not to be unreasonably withheld, conditioned or delayed;

“Arrangement Agreement”	the conditional agreement dated 13 December 2022 between Midatech and Bioasis setting out the terms and conditions of the Arrangement in relation to the Acquisition, as amended on 18 December 2022;

“Assumption Agreement”	the assumption agreement to be entered into between the Company, Bioasis and Lind immediately following Completion whereby the Company shall assume Bioasis’ debt, obligations and liabilities under the Bioasis Convertible Security Agreement (as amended);

“A Warrant Instrument”	the warrant instrument to be entered into by the Company at Completion in respect of the A Warrants;

“A Warrants”	such number of new warrants to be granted in connection with the Private Placement, the Lind Debt Warrants and the Ladenburg Fee Warrants with an expiration date of 12 months from the date that such warrants are granted pursuant to the terms of the A Warrant Instrument to be adopted by the Company at Completion, the actual number of which shall be calculated by reference to the Placing Price;

“BCBCA”	the British Columbia Business Corporations Act and the regulations thereto, now in effect and as it may be amended from time to time;

“Bioasis”	Bioasis Technologies Inc., a corporation existing under the laws of British Columbia, Canada and having its registered office at Suite 1600 Cathedral Place, 925 W Georgia St, Vancouver, BC V6C 3L2;

“Bioasis Articles”	the articles of Bioasis;

“Bioasis Circular”	the notice of the Bioasis Special Meeting to be sent to Bioasis Securityholders, and the accompanying management information circular prepared in connection therewith, together with any amendments thereto or supplements thereof;

“Bioasis Convertible Securities”	the convertible securities of Bioasis, including the Lind Warrants, as issued pursuant to the terms of the Bioasis Convertible Security Agreement;

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“Bioasis Convertible Security Agreement”	the convertible security funding agreement dated 22 June 2021 by and among Bioasis and Lind relating to the Bioasis Convertible Securities, as amended on 13 December 2022;

“Bioasis Group”	Bioasis and its existing subsidiaries and subsidiary undertakings;

“Bioasis Investment Banking Agreement”	the investment banking agreement between Bioasis and Ladenburg dated 15 December 2021, as amended on or around 7 December 2022;

“Bioasis Material Adverse Effect”	any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations, financial condition or assets of the Bioasis Group, taken as a whole, or (b) the ability of Bioasis to consummate the Transactions, in each case, in accordance with the terms of the Arrangement Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Bioasis Material Adverse Effect has occurred or is reasonably likely to occur: any change, event, effect or occurrence arising after the date of the Arrangement Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Canada or any other country, including the engagement by the United States, Canada or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in the trading price or trading volume of Bioasis Shares (although the underlying facts and circumstances resulting in such change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (iii) or (v) through (ix)), (v) changes in any IFRS or applicable Legal Requirements, (vi) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any the Bioasis Group operates, (vii) the execution or public announcement of the Arrangement Agreement or the pendency or consummation of the transactions contemplated by the Arrangement Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Bioasis Group company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (viii) any failure by Bioasis or its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Bioasis Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Bioasis Group, taken as a whole, relative to other participants operating in the industries or markets in which the Bioasis Group operates;

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“Bioasis Options”	all issued and outstanding options granted by Bioasis as at the Effective Time;

“Bioasis Promissory Note”	the promissory note issued by Bioasis on 13 December 2022 evidencing the Loan made by the Company to Bioasis;

“Bioasis Record Date”	30 December 2022;

“Bioasis Security Agreement”	the security agreement made by Bioasis and Bioasis Advanced Technologies Inc. on 13 December 2022 to and in favour of the Company in connection with the Loan;

“Bioasis Securityholders”	all Bioasis Shareholders, holders of Bioasis Options and holders of Bioasis Warrants as of the close of business (Eastern Time) on the Bioasis Record Date;

“Bioasis Securityholder Approval”	the approval of Bioasis Securityholders of the Acquisition Resolutions to be proposed at the Bioasis Special Meeting;

“Bioasis Shareholders”	the registered holders of Bioasis Shares;

“Bioasis Shares”	the issued and outstanding common shares of Bioasis;

“Bioasis Special Meeting”	the annual and special meeting of the Bioasis Securityholders to be called and held in accordance with the Arrangement Agreement, the Interim Order and applicable law to consider the Acquisition Resolutions at 10.00 a.m. (Eastern Time) on or around 3 February 2023 (including any adjournment or postponement thereof);

“Bioasis Superior Proposal”	means an unsolicited, bona fide written Acquisition Proposal (with all references to 20 per cent. in the definition of Acquisition Proposal being treated as references to 50 per cent. for these purposes) made by a third party (other than Midatech) that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Arrangement Agreement and (b) the terms of which the Bioasis board of directors determines, in its reasonable judgment after consulting in good faith with its financial advisors and its outside legal counsel, to be (i) more favorable to its shareholders from a financial point of view than the terms of the Arrangement and Share Exchange, and (ii) reasonably capable of being completed in accordance with its terms, taking into account any financing that is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Bioasis Warrants”	all issued and outstanding warrants of Bioasis immediately prior to the Effective Time (including the Lind Warrants);

“Board”	the Existing Directors of Midatech whose names are set out on page 23 of this Document;

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“Business Day”	a day other than a Saturday, Sunday or public holiday on which commercial banks are open for general transaction of business in the City of London, England; New York, New York; and Vancouver, British Columbia;

“B Warrant Instrument”	the warrant instrument to be entered into by the Company at Completion in respect of the B Warrants;

“B Warrants”	such number of new warrants to be granted in connection with the Private Placement, the Lind Debt Warrants and the Ladenburg Fee Warrants with an expiration date of six (6) years from the date that such warrants are granted pursuant to the terms of the B Warrant Instrument to be adopted by the Company at Completion, the actual number of which shall be calculated by reference to the Placing Price;

“certificated form”	not in an uncertificated form;

“Circular” or “Document”	this circular prepared in accordance with the AIM Rules in relation to the General Meeting;

“Company” or “Midatech”	Midatech Pharma plc, a company incorporated in England and Wales with registered number 09216368 and having its registered office at 1 Caspian Point, Caspian Way, Cardiff, Wales, CF10 4DQ;

“Completion”	the date on which the Acquisition becomes effective, the Transaction Shares are admitted to trading on AIM and the ADSs representing the Transaction Shares are admitted to trading on NASDAQ;

“Consideration Shares”	the 75,884,553 new Ordinary Shares, represented by 3,035,382 New ADSs, to be allotted and issued to Bioasis Shareholders as consideration in connection with the Arrangement and the Share Exchange;

“Court”	the Supreme Court of British Columbia;

“Cresence Agreement”	the asset purchase agreement entered into on 15 June 2022 between Bioasis and the founders of Cresence AS;

“Cresence Amendment Agreement”	the amendment agreement to the Cresence Agreement entered into on 13 December 2022 between Bioasis and the founders of Cresence AS;

“Cresence Shares”	the new Ordinary Shares that may be issued to the founders of Cresence AS pursuant to the Cresence Amendment Agreement if certain performance milestones are met, to be represented by ADSs;

“CREST”	the relevant system (as defined in the CREST Regulations) for paperless settlement of share transfers and the holding of shares in uncertificated form (in respect of which Euroclear is the operator as defined in the CREST Regulations);

“CREST Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001/3755), as amended;

“Custodian”	The Bank of New York Mellon;

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“Deposit Agreement”	the New York law governed deposit agreement dated 8 February 2021 between the Company, the Depositary Bank (as depositary) and the owners and holders of ADSs from time to time, as such agreement may be amended or supplemented;

“Depositary Bank”	The Bank of New York Mellon, as depositary under the Deposit Agreement, with an address of 240 Greenwich Street, New York, New York 10286, and any successor depositary of the Company;

“Directors”	the Existing Directors and the Proposed Directors;

“Disclosure and Transparency Rules”	the Disclosure Guidance and Transparency Rules made by the FCA in exercise of its function as competent authority pursuant to Part VI of FSMA;

“Dissent Rights”	means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Effective Time”	such time at which the Acquisition becomes effective, in accordance with the terms of the Arrangement Agreement;

“Enlarged Group”	the Midatech Group, as enlarged by the Acquisition;

“Enlarged Issued Share Capital”	the issued ordinary share capital of the Company immediately following Completion, assuming full issuance of the Transaction Shares but excluding any Ordinary Shares falling to be allotted on the exercise of the Existing Warrants, the Bioasis Warrants, the New Warrants, the Existing Options or the New Options;

“Euroclear”	Euroclear UK and International Limited, the operator of the CREST UK System or such other person as may, for the time being, be approved by HM Treasury as operator under the CREST Regulations;

“Exchange Ratio”	the exchange ratio of 0.9556 Consideration Shares for each Bioasis Share, which will be rounded down to the nearest whole ADS;

“Existing Directors”	the current directors of the Company as at the date of this Document whose names are listed on page 23 of this Document;

“Existing Options”	the options granted by the Company as at the date of this Document pursuant to the Midatech Pharma plc Enterprise Management Incentive Plan and the DARA BioSciences, Inc. 2008 Employee, Director and Consultant Plan;

“Existing Ordinary Shares”	the 108,342,738 Ordinary Shares in issue at the date of this Document;

“Existing Shareholders”	shareholders on record as at the Effective Time;

“Existing Warrants”	the 17,226,053 warrants to subscribe for Ordinary Shares granted pursuant to various warrant instruments;

“FCA”	the Financial Conduct Authority of the United Kingdom;

“FDA”	the United States Food and Drug Administration;

“Final Order”	the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to Bioasis and Midatech each acting reasonably, approving the Arrangement, as such order may be amended by the Court or with the consent of both Bioasis and Midatech, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, (provided that any such amendment is acceptable to both Bioasis and Midatech, each acting reasonably);

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“Form of Proxy”	the form of proxy enclosed with this Circular for use by Shareholders in connection with the General Meeting;

“FSMA”	the Financial Services and Markets Act 2000, as amended from time to time;

“Fundamental Transaction”	means (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, licence, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Ordinary Shares (including any Ordinary Shares underlying the ADSs) are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50 per cent. or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganisation or recapitalisation of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares (including any Ordinary Shares underlying the ADSs) are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganisation, recapitalisation, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50 per cent. of the outstanding Ordinary Shares (including any Ordinary Shares underlying the ADSs) (not including any ADSs or Ordinary Shares held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination);

“General Meeting”	the general meeting of the Company, notice of which is set out at the end of this Circular;

“Governmental Body”	any United Kingdom, United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-governmental body of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private);

“IFRS”	the International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time;

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“Interim Order”	the interim order of the Court in respect of the Arrangement to be made pursuant to Section 291(2) of the BCBCA on 4 January 2023, providing for, among other things, the calling and holding of the Bioasis Special Meeting, as may be amended by the Court with the consent of Bioasis and Midatech, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of Bioasis and Midatech;

“Ladenburg”	Ladenburg Thalmann & Co. Inc., sole bookrunner and exclusive placement agent for the Private Placement;

“Ladenburg Fee Shares”	the 27,863,856 new Ordinary Shares, represented by 1,114,554 New ADSs, to be allotted and issued to Ladenburg as part of the consideration for fees of US$2.0 million owed by Bioasis to Ladenburg pursuant to the Bioasis Investment Banking Agreement;

“Ladenburg Fee Warrants”	the A Warrants and the B Warrants to subscribe for new Ordinary Shares to be granted to Ladenburg as part of the consideration for fees of US$2.0 million owed by Bioasis to Ladenburg pursuant to the Bioasis Investment Banking Agreement;

“Last Practicable Date”	the last practicable date prior to publication of this Circular, being 4 January 2023;

“Legal Requirement”	any federal, state, provincial, regional, local (statutory, common or otherwise), municipal, foreign or international, multinational or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, guideline, policy, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, applied, implemented or otherwise put into effect by or under the authority of any Governmental Body;

“Letters of Intent”	the non-binding letters of intent each dated on or around 13 December 2022 received by the Company from certain Shareholders stating their intention to vote in favour of the Resolutions, details of which are set out in section 17 of Part 1 of this Document;

“Lind”	Lind Global Macro Fund, L.P.;

“Lind Debt”	the amounts owed by Bioasis to Lind pursuant to the Bioasis Convertible Security Agreement (as amended);

“Lind Debt Warrants”	the A Warrants and the B Warrants to subscribe for new Ordinary Shares to be granted to Lind in connection with the Assumption Agreement;

“Lind Shares”	22,922,812 new Ordinary Shares to be issued to Lind in settlement of part of the outstanding Bioasis indebtedness pursuant to the Bioasis Convertible Security Agreement and the Assumption Agreement (this number has been calculated on the assumption that the Placing Price will be US$0.90);

“Lind Warrants”	the Bioasis Warrants issued to Lind in connection with the Bioasis Convertible Security Agreement;

“Loan”	a loan by Midatech to Bioasis of US$750,000 comprising (i) an advance of US$250,000 paid by Midatech to Bioasis on 19 December 2022, (ii) an advance of US$250,000 paid by Midatech to Bioasis on 3 January 2023, and (iii) an advance of US$250,000 to be paid by Midatech to Bioasis on 6 February 2023, upon the terms of the Bioasis Promissory Note;

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“London Stock Exchange”	London Stock Exchange plc;

“Long Stop Date”	31 March 2023, as the same may be extended in accordance with the terms of the Arrangement Agreement;

“MAR”	the EU Market Abuse Regulation (EU 596/2014) as it applies in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended;

“Midatech Board Recommendations”	the recommendation by the Board of the Acquisition;

“Midatech Group”	the Company and its existing subsidiaries and subsidiary undertakings as at the date of this Document;

“Midatech Material Adverse Effect”	any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business or financial condition of the Midatech Group, taken as a whole, or (b) the ability of Midatech to consummate the Transactions, in each case, in accordance with the terms of the Arrangement Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Midatech Material Adverse Effect has occurred or is reasonably likely to occur: any change, event, effect or occurrence arising after the date of the Arrangement Agreement from or related to (i) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United Kingdom or United States or any other country, including the engagement by the United Kingdom, United States, or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United Kingdom, United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United Kingdom, United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in the trading price or trading volume of Ordinary Shares or ADSs (although the underlying facts and circumstances resulting in such change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (iii) or (v) through (ix)), (v) changes in IFRS or any applicable Legal Requirements, (vi) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Midatech Group operates, (vii) the execution or public announcement of the Arrangement Agreement or the pendency or consummation of the transactions contemplated by the Arrangement Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Midatech Group with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (viii) any failure by the Midatech Group to meet, or

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changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United Kingdom, United States, or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Midatech Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Midatech Group, taken as a whole, relative to other participants operating in the industries or markets in which the Midatech Group operates;

“Midatech Shareholder Approval”	the approval of the Shareholders of the Resolutions to be proposed at the General Meeting;

“Midatech Superior Proposal”	means an unsolicited, bona fide written Acquisition Proposal (with all references to 20 per cent. in the definition of Acquisition Proposal being treated as references to 50 per cent. for these purposes) made by a third party (other than Bioasis) that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Arrangement Agreement and (b) the terms of which the Board determines, in its reasonable judgment after consulting in good faith with its financial advisors and its outside legal counsel, to be (i) more favorable to its shareholders from a financial point of view than the terms of the Arrangement and Share Exchange, and (ii) reasonably capable of being completed in accordance with its terms, taking into account any financing that is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror;

“NASDAQ”	The NASDAQ Stock Market, LLC;

“New ADSs”	the ADSs representing the Transaction Shares;

“New Option Plan”	the option plan to be adopted by the Company pursuant to which the Company shall grant the New Options, details of which are set out in section 2 of Part 3 of this Document;

“New Options”	the new options over 8,481,459 new Ordinary Shares to be granted by Midatech in consideration of the cancellation of the Bioasis Options pursuant to the Arrangement Agreement, as further described in section 2 of Part 3 of this Document;

“New Ordinary Shares”	the Transaction Shares and the Cresence Shares;

“New Warrants”	the new warrants to subscribe for 917,601,024 new Ordinary Shares comprising (i) the Placing Warrants, (ii) the Lind Debt Warrants, (iii) the Ladenburg Fee Warrants and (iv) the Placement Agent Warrants (this number has been calculated on the assumption that the Placing Price will be US$0.90);

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“Notice of General Meeting”	the notice convening the General Meeting, which is set out at the end of this Circular;

“Ordinary Share(s)”	ordinary shares of 0.1 pence each in the capital of the Company;

“Overseas Shareholder”	holders of Existing Ordinary Shares who are neither resident in, nor have a registered address in, the UK;

“Placee”	Armistice Capital, LLC which has agreed to subscribe for the Units and the Pre-Funded Warrants in the Private Placement;

“Placement Agency Agreement”	the agreement dated 13 December 2022 between Ladenburg and the Company relating to the Private Placement, details of which are set out in section 8 of Part 1 of this Document;

“Placement Agent Warrant Instrument”	the warrant instrument to be entered into by the Company at Completion in respect of the Placement Agent Warrants;

“Placement Agent Warrants”	the new warrants to subscribe for up to 4 per cent. of the Ordinary Shares to be issued in connection with the Registered Direct Offering and Private Placement with an expiration date of three years from the date that such warrants are granted pursuant to the terms of the Placement Agent Warrant Instrument to be adopted by the Company at Completion, and which are granted to Ladenburg pursuant to the Placement Agency Agreement;

“Plan of Arrangement”	means the plan of arrangement of Bioasis in substantially the form attached to the Arrangement Agreement, with any amendments or variations thereto made in accordance with the Arrangement Agreement or the Plan of Arrangement or at the direction of the Court;

“Placing Price”	in respect of each Unit and Pre-Funded Warrant (including the exercise price for each Pre-Funded Warrant), the lower of (i) US$1.00 and (ii) the 20-day VWAP, less 10 per cent. of such price. A Placing Price of US$0.90 has been used for illustrative calculation purposes in this Circular;

“Placing Shares”	14,846,550 new Ordinary Shares to be allotted and issued by the Company pursuant to the Private Placement to be represented by the New ADSs (this number has been calculated on the assumption that the Placing Price will be US$0.90);

“Placing Warrants”	the A Warrants, the B Warrants and the Pre-Funded Warrants;

“Pre-Funded Warrant Instrument”	the warrant instrument to be entered into by the Company at Completion in respect of the Pre-Funded Warrants;

“Pre-Funded Warrants”	the new pre-funded warrants to be granted in connection with the Private Placement, which shall be exercisable at a price of US$0.001 from the date that such warrants are granted until such warrants are exercised in full, the actual number of which shall be calculated pursuant to the Placing Price in accordance with the terms of the Pre-Funded Warrant Instrument to be adopted by the Company at Completion;

“Private Placement”	the conditional private placement of the Units and the grant of the Pre-Funded Warrants in the United States to be undertaken by Ladenburg at the Placing Price pursuant to the Securities Purchase Agreement, details of which are set out in section 8 of Part 1 of this Document;

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“Proposals”	together the Acquisition, the Private Placement and the Resolutions;

“Proposed Board of Directors”	the proposed board of directors of the Company following Completion whose names are set out on page 23 of this Document;

“Proposed Directors”	Deborah Rathjen and Mario Saltarelli, the proposed directors of the Company to be appointed with effect from Completion, details of whom are set out in section 9 of Part 1 of this Document;

“Receiving Agent”	Neville Registrars Limited;

“Registered Direct Offering”	the offering into the US of 393,973 new Ordinary Shares allotted and issued by the Company to Armistice Capital, LLC (in the form of ADSs) announced on 13 December 2022 pursuant to the Securities Purchase Agreement;

“Registrar”	the Company’s registrars, being Neville Registrars Limited of Neville House, Steelpark Road, Halesowen, West Midlands B62 8HD;

“Registration Statement”	the Registration Statement to be filed with the SEC by the Company in connection with the Private Placement and the Placing Shares and New ADSs;

“Regulatory Information Service” or “RIS”	any of the services authorised from time to time by the FCA for the purposes of disseminating regulatory announcements;

“Resolutions”	the resolutions to be proposed at the General Meeting for the purpose of giving effect to the Proposals, as set out in the Notice of General Meeting;

“Section 3(a)(10) Exemption”	the exemption from the registration requirements of the Securities Act provided by section 3(a)(10) thereof;

“SEC”	the U.S. Securities and Exchange Commission;

“Securities Act”	the U.S. Securities Act of 1933, as amended;

“Securities Purchase Agreement”	the agreement dated 13 December 2022 between the Company and the Placee, details of which are set out in section 8 of Part 1 of this Document;

“Shareholders”	holders of Ordinary Shares;

“Share Exchange”	the proposed acquisition by Midatech of the Bioasis Shares from Bioasis Shareholders in exchange for the Consideration Shares pursuant to the Arrangement;

“Sterling” or “£”	the lawful currency of the United Kingdom;

“Strand Hanson”	Strand Hanson Limited, the Company’s Nominated Adviser;

“subsidiary and subsidiary	have the meanings given to them by the Act; undertaking”

“Takeover Code”	The City Code on Takeovers and Mergers;

“Takeover Offer”	an offer or approach made by a third party to Midatech and/or its Shareholders pursuant to the terms of the Takeover Code;

“Termination Payment”	means US$330,000;

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“Transactions”	together, the Acquisition, the Private Placement, the Share Exchange and the other transactions contemplated by the Arrangement Agreement and the Plan of Arrangement;

“Transaction Shares”	141,517,771 new Ordinary Shares comprising (i) the Consideration Shares, (ii) the Placing Shares, (iii) the Lind Shares and (iv) the Ladenburg Fee Shares, in each case conditional on, inter alia, Admission (this number has been calculated on the assumption that the Placing Price will be US$0.90);

“TSX-V”	the TSX Venture Exchange based in Canada;

“Unaudited Pro Forma Financial Information”	means the unaudited pro forma financial statements of the Enlarged Group set out in Part 5;

“uncertificated form”	recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST, and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST;

“Unit”	a unit comprising 25 new Ordinary Shares (which represents one New ADS), 1.04 A Warrants and 1.04 B Warrants in connection with the Private Placement;

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;

“United States” or “U.S.” or “US”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia and all other areas subject to its jurisdiction;

“VWAP”	the volume weighted average price of an ADS on NASDAQ on the last Business Day prior to Completion; and

“Warrant Shares”	the new Ordinary Shares to be allotted and issued to the holders of the New Warrants and the Bioasis Warrants upon exercise of the New Warrants and the Bioasis Warrants.

Unless otherwise indicated, all references in this Document to “GBP”, “£”, “pounds sterling”, “pounds”, “sterling”, “pence”, or “p” are to the lawful currency of the United Kingdom and all references to “dollars”, “$”, “USD”, “US$”, “US dollars” are to the lawful currency of the United States of America and all references to “C$”, “CA$”, “CAD” or “Canadian dollars” are to the lawful currency of Canada. Bioasis prepares its financial information in Canadian dollars and the financial information on Bioasis presented in this Document is presented in Canadian dollars unless otherwise indicated.

Unless otherwise indicated: (i) any conversion of any amount from Canadian dollars into pounds sterling is based on the exchange rate of £1:C$1.63; and (ii) any conversion of any amount from US dollars into pounds sterling is based on the exchange rate of £1:US$1.20, which were taken as at the Last Practicable Date and are different to those used in the Announcement.

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GLOSSARY OF TECHNICAL TERMS

The following table provides an explanation of certain technical terms and abbreviations used in this Document. The terms and their assigned meanings may not correspond to standard industry meanings or usage of these terms.

“AD”	Alzheimer’s Disease

“ALS”	amyotrophic lateral sclerosis

“APIs”	active pharmaceutical ingredients

“BBB”	the blood brain barrier, a network of blood vessels that possess unique properties which tightly regulate the movement of ions, molecules, and cells between the blood and the brain

“CED”	convection enhanced delivery

“CIDP”	chronic inflammatory demyelinating polyneuropathy

“CNS”	central nervous system

“CSF”	cerebrospinal fluid

“DIPG”	diffuse intrinsic pons glioma, a type of brain tumor found in an area of the brainstem known as the pons.

“EGF”	epidermal growth factor

“EGFR”	EGF receptor

“FTD”	frontotemporal dementia

“GBM”	glioblastoma, an aggressive type of cancer that can occur in the brain or spinal cord

“GRN”	Granulin Precursor gene/progranulin

“HER2”	human epidermal growth factor receptor 2. Over-expression of this oncogene has been shown to play an important role in the development and progression of certain types of breast cancer

“IDS” or “I2S”	Iduronate 2-Sulfatase

“IL-1”	cytokine interleukin 1

“IL-1RA”	interleukin-1 receptor antagonist

“IND”	investigational new drug application

“IVIG”	intravenous immunoglobulins

“LRP-1”	low density lipoprotein receptor-related protein 1

“MTf”	melanotransferrin, a human iron-binding protein

“NSC”	neural stem cells

“PD”	Parkinson’s Disease

“PrPCs”	cellular prion proteins

“siRNA”	small interfering ribonucleic acid

“xB3”	a peptide derived from MTf that has been optimized for delivery of therapeutics across the BBB

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DIRECTORS, SECRETARY AND ADVISERS

Existing Directors	Stephen Parker Non-executive Chairman
Stephen Stamp Chief Executive Officer/Chief Financial Officer
Simon Turton Senior Independent Non-executive Director
Sijmen de Vries Non-executive Director

Proposed Directors	Deborah Rathjen Non-executive Director
Mario Saltarelli Non-executive Director

Proposed Board of Directors	Stephen Parker Non-executive Chairman
on Completion	Stephen Stamp Chief Executive Officer/Chief Financial Officer
Simon Turton Senior Independent Non-executive Director Deborah Rathjen Non-executive Director
Mario Saltarelli Non-executive Director

Company Secretary	Stephen Stamp

Registered Office	1 Caspian Point
Caspian Way
Cardiff
CF10 4DQ

Company website	www.midatechpharma.com

Nominated Adviser	Strand Hanson Limited
26 Mount Row
London
W1K 3SQ

Bookrunner for the Private	Ladenburg Thalmann & Co. Inc.
Placement	999 Vanderbilt Beach Road
Suite 200
Naples
FL 34108
United States of America

Legal advisers to the Company	Brown Rudnick LLP
on English law	8 Clifford Street
London
W1S 2LQ

Legal advisers to the Company	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
on U.S. law	One Financial Center
Boston, Massachusetts 02111
United States of America

Legal advisers to the Company	Fasken Martineau DuMoulin LLP
on Canadian law	333 Bay Street, Suite 2400
Toronto, Ontario Canada M5H 2T6

Auditors	Mazars LLP
30 Old Bailey
London
EC4M 7AN

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Registrars and Receiving Agent	Neville Registrars Limited
Neville House
Steelpark Road
Halesowen
West Midlands
B62 8HD

Public Relations	IFC Advisory Birchin Court 20 Birchin Lane London
EC3V 9DN

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PART 1

LETTER FROM THE CHAIRMAN

MIDATECH PHARMA PLC

(incorporated and registered in England and Wales with registered number 09216368)

To the holders of Existing Ordinary Shares and for information purposes only to the holders of Existing
Options and Existing Warrants

5 January 2023

Dear Shareholder,

Proposed Acquisition of Bioasis Technologies Inc.
Conditional Private Placement to raise US$9.6 million
Authority to allot up to 1,600,000,000 New Ordinary Shares
Dis-application of pre-emption rights
Change of Name to Biodexa Pharmaceuticals PLC
and
Notice of General Meeting

1. INTRODUCTION

As previously announced, most recently on 19 December 2022, the Company has sufficient funding until mid-March 2023. Accordingly, the Board has for some time actively sought and assessed potential opportunities for raising finance to both extend the Company’s cash runway and progress its key development assets. These included opportunities which would have likely resulted in winddown of the Company’s operations with no meaningful value placed on the Company’s assets other than its listings on NASDAQ and AIM, and transactions that, due to their size, would require re-admission to AIM, a re-listing on NASDAQ and filing of a new Registration Statement with the SEC which would have exhausted the Company’s remaining cash resources.

Therefore, having considered the actionable options available to the Company, especially including consideration of the impact of dilution on existing investors, the Board has concluded that an acquisition of Bioasis, a company which it believes has a promising development pipeline, along with a US$10 million aggregate financing offers a compelling strategic opportunity for Shareholders, including:

•	transition from a drug delivery platform-based company to a therapeutics company;

•	a focus on rare and orphan diseases, conferring advantages such as smaller, lower cost studies, higher in-market prices; and market exclusivity for seven years and 10 years in the US and Europe, respectively;

•	a robust internal therapeutics pipeline of five programmes in six indications and therefore less reliance on R&D collaborations with third parties;

•	access to a number of enabling platform technologies that have been validated by partnerships and licenses with pharmaceutical companies with potential milestone payments, should various performance conditions be met, totalling in excess of US$200 million;

•	improved news flow including clinical data; and

•	lower combined overheads.

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On 13 December 2022, the Company announced that it had conditionally agreed to acquire the entire issued and to be issued share capital of Bioasis, a biopharmaceutical company focused on research and development of products for the treatment of rare and orphan neurodegenerative diseases of the nervous system, for consideration of, in aggregate, approximately C$7.4 million (c.£4.4 million), to be satisfied by the issue of new Ordinary Shares (to be converted to ADS form) in Midatech on the basis of 0.9556 Ordinary Shares for every outstanding Bioasis Share. Based on the middle market closing price of an Ordinary Share on AIM on 12 December 2022 of US$0.0718 (£0.0585 based on the exchange rate of £1:US$1.23 recorded on 12 December 2022), being the last trading day prior to the announcement of the Transactions, this represents a price of US$0.0686 (£0.0559 based on the exchange rate of £1:US$1.23 recorded on 12 December 2022) for every Bioasis Share. The Acquisition will be implemented by way of a statutory Plan of Arrangement in accordance with the laws of the Province of British Columbia, Canada.

Also on 13 December 2022, Midatech announced a two-stage fundraising of approximately US$10 million (c.£8.2 million) comprising (i) gross proceeds of approximately US$0.4 million (c.£0.3 million) raised pursuant to the Registered Direct Offering in the United States utilising the Company’s existing share authorities, and (ii) gross proceeds of approximately US$9.6 million (c.£7.9 million) pursuant to a Private Placement in order to provide the Enlarged Group with additional working capital and to repay certain of the Bioasis indebtedness. The Registered Direct Offering closed on 16 December 2022 and 9,849,325 new Ordinary Shares were admitted to trading on AIM on 19 December 2022. The Private Placement is conditional upon, inter alia, completion of the Acquisition and the Private Placement, the Shareholders approving the Resolutions, as well as the Bioasis Shareholders approving the Acquisition Resolutions, and the Final Order.

The Acquisition is conditional, inter alia, upon the Arrangement being approved by the Court and the Bioasis Securityholders, the Private Placement and the approval by Existing Shareholders of the Resolutions at the Company’s General Meeting to be held on 23 January 2023, notice of which is set out at the end of this Document. Completion is expected to occur by the end of February 2023.

Bioasis is a corporation existing under the laws of British Columbia and its shares are traded on the TSX-V under the stock symbol “BTI”. As required by the Bioasis Articles, the Interim Order and the BCBCA, the Acquisition is also subject to approval by the Bioasis Securityholders at a special meeting. Bioasis will shortly publish a circular in connection with the Acquisition and is planning to call its special meeting for 1.00 p.m. (Vancouver time) on or around 3 February 2023. In connection with the statutory Plan of Arrangement for the implementation of the Acquisition, the Acquisition is also subject to approval by the Supreme Court of British Columbia.

The Company will, subject to certain conditions including, inter alia, Shareholder approval, issue in aggregate, 141,517,771 new Ordinary Shares (the “Transaction Shares”) comprising: (i) 75,884,553 new Ordinary Shares to be allotted and issued to Bioasis Shareholders as consideration in connection with the Acquisition (the “Consideration Shares”); (ii) 14,846,550 new Ordinary Shares to be allotted and issued to the Placee pursuant to the Private Placement (the “Placing Shares”); (iii) 22,922,812 new Ordinary Shares to be allotted and issued to Lind in consideration of the repayment of certain of the Lind indebtedness pursuant to the Bioasis Convertible Security Agreement (the “Lind Shares”); and (iv) 27,863,856 new Ordinary Shares to be allotted and issued to Ladenburg in consideration for fees of US$2.0 million owed by Bioasis to Ladenburg pursuant to the Bioasis Investment Banking Agreement (the “Ladenburg Fee Shares”). The Transaction Shares will, following Completion, be deposited with the Depositary Bank in order to issue ADSs based on a ratio of one ADS for every 25 Transaction Shares issued. Each issued Transaction Share held immediately prior to Completion will be converted into the right to receive ADSs pursuant to the Exchange Ratio. This is set out in more detail below in the Company Capital Table set out on page 29 of this Circular.1

At Completion, Existing Shareholders will own approximately 43.4 per cent., and Bioasis Shareholders will own approximately 30.4 per cent., of the Enlarged Issued Share Capital of the Enlarged Group based on the current issued share capital of Midatech and Bioasis.2

Based on a price of £0.0585 per Ordinary Share (being the closing price of the Ordinary Shares on AIM on 12 December 2022, the last trading day prior to the announcement of the Transactions), the Consideration Shares underlying the ADSs to be issued in exchange for the Bioasis Shares in the Acquisition represented (on 12 December 2022) an aggregate value of approximately £4.4 million and an offer price per Bioasis Share of US$ 0.0686.

________________________

1	The numbers in this paragraph which are subject to the Placing Price have been calculated on the assumption that the Placing Price will be US$0.90. These numbers may be different if the eventual Placing Price is higher (up to a maximum of US$1.00) or lower than US$0.90.

2	The numbers in this paragraph have been calculated on the assumption that the Placing Price will be US$0.90. These numbers may be different if the eventual Placing Price is higher (up to a maximum of US$1.00) or lower than US$0.90.

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The issuance of the Consideration Shares to Bioasis Shareholders in exchange for their Bioasis Shares has not been and will not be registered under the Securities Act or any US state securities laws, and will be issued to Bioasis Shareholders in reliance on the Section 3(a)(10) Exemption. The Section 3(a)(10) Exemption exempts the issuance of any securities issued in exchange for one or more bona tide outstanding securities from the general requirement of registration where the terms of the issuance and exchange of such securities have been determined by a court of competent jurisdiction, expressly authorised by Legal Requirements to grant such an approval, to be substantively and procedurally fair to the recipient of the securities, after a hearing upon fairness of the terms and conditions of such issuance and exchange at which all persons to whom it is proposed to issue the securities have the right to appear and receive timely and adequate notice thereof.

The Consideration Shares issued to Bioasis Shareholders pursuant to the Arrangement will not be registered under the Securities Act, but will be freely tradeable under the Securities Act, except by persons who are “affiliates” (as defined in Rule 144 of the Securities Act) of Midatech after the completion of the Arrangement or who were affiliates of Midatech within 90 days prior to completion of the Arrangement. The Consideration Shares issued to Bioasis Shareholders who are such affiliates (or former affiliates) will be subject to certain restrictions on resale imposed by the Securities Act.

The Consideration Shares issued to Bioasis Shareholders pursuant to the Arrangement will be issued in reliance upon exemptions from the prospectus requirements of securities legislation in all of the provinces and territories in Canada. Subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares that constitute “control distributions”, ADSs issued pursuant to the Arrangement may be resold in the provinces and territories of Canada, as applicable, subject in certain circumstances to the usual conditions that no unusual effort has been made to prepare the market or create demand and that the other conditions set out at Section 2.6 of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators are met.

Bioasis is a reporting issuer (or the equivalent) in the provinces of British Columbia and Alberta. The Bioasis Shares currently trade on the TSX-V. Bioasis will apply to have the Bioasis Shares de-listed from the TSX-V, subject to the completion of the Arrangement. After the Acquisition, Bioasis will apply to the applicable Canadian securities regulators to have Bioasis cease to be a reporting issuer.

Midatech is not currently a reporting issuer in any jurisdiction in Canada. Upon completion of the Arrangement, Midatech will become a reporting issuer in the provinces of British Columbia and Alberta by virtue of the completion of the Arrangement and anticipates that it will be an “SEC foreign issuer” pursuant to National Instrument 71-102 – Continuous Disclosure and Other Exemptions Relating to Foreign Issuers (“NI 71-102”) of the Canadian Securities Administrators. As a result, Midatech expects to be able to satisfy the timely and continuous disclosure requirements of Canadian securities legislation as permitted under NI 71-102, provided Midatech complies with the requirements of U.S. securities laws and U.S. market requirements in respect thereof and Midatech files with the relevant provincial securities regulatory authorities copies of the applicable documents filed with or furnished to the SEC.

The Placee has committed to subscribe for the Units and the Pre-Funded Warrants at the Placing Price prior to Completion raising gross proceeds of approximately US$9.6 million (c.£7.9 million). These funds (less certain existing indebtedness in Bioasis repayable on Completion and the costs associated with the Transaction) will be available to the Enlarged Group as new capital following Completion, giving the Enlarged Group an operational cash runway to the beginning of the fourth quarter of 2023, following which further funding will be required.

The Company also announced on 13 December 2022 that it had undertaken a Registered Direct Offering. Midatech has used the net proceeds raised in the Registered Direct Offering to fund part of the loan of US$750,000 (approx. £620,000) to Bioasis pursuant to the terms of the Bioasis Promissory Note, to assist in the short term with Bioasis’ working capital requirements. The Plan of Arrangement is a complex process which is expected to complete by the end of February 2023. Consequently, to ensure that Bioasis and Midatech each have sufficient working capital during this period Midatech agreed to undertake the Registered Direct Offering in order to raise sufficient funds so as to loan the same to Bioasis in the short term whilst the parties seek to complete the Transactions.

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Following the Registered Direct Offering, the Existing Directors currently have minimal existing authorities to allot shares and disapply pre-emption rights under section 551 and section 570 of the Act which were obtained at the Company’s annual general meeting held on 20 June 2022. However, these would be insufficient to enable the Company to allot and issue the maximum amount of the Transaction Shares and the Warrant Shares to the extent that the New Warrants are exercised. Accordingly, the Proposals are conditional upon, inter alia, the Company obtaining appropriate Shareholder authorities at the General Meeting to allot the Transaction Shares and the Warrant Shares and to disapply statutory pre-emption rights which would otherwise apply to such allotment.

The Transaction Shares will be deposited with the Depositary Bank which will issue a proportionate number of New ADSs. The New ADSs are expected to be admitted to trading on NASDAQ on or soon after Completion.

At Completion the Company will, subject to Shareholder approval, issue the New Warrants convertible into new Ordinary Shares in connection with the Private Placement to purchase up to 917,601,0243 Ordinary Shares, which will be payable in ADSs.

Following Completion, the interests of the Bioasis Shareholders, the Placee and Lind in the securities of the Company are set out in the Company Capital Table below:

____________________

3	This number has been calculated on the assumption that the Placing Price will be US$0.90. This number may be different if the eventual Placing Price is higher (up to a maximum of US$1.00) or lower than US$0.90.

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Company Capital Table

				Existing
				Warrants,
				A Warrants,	Maximum
				B Warrants,	number
		Undiluted		Placement	of Cresence
		percentage		Agent	Shares that
		of Enlarged		Warrants,	may be issued
		Issued	Pre-Funded	Ladenburg	pursuant to
		Share Capital	Warrants	Fee Warrants	the Cresence	Existing
	Ordinary	following	(over Ordinary	(over Ordinary	Amendment	Options/
	Shares	Completion	Shares)	Shares)	Agreement	New Options	Fully Diluted
In issue at the date of the Announcement	98,493,413	39.4%	–	17,226,053	–	3,007,197	118,726,663	9.7%
						(Existing
						Options)
Ordinary Shares issued pursuant to the
Registered Direct Offering	9,849,325	3.9%	–	–	–	–	9,849,325	0.8%
In issue as at the date of this Document	108,342,738	43.4%	–	17,226,053	–	3,007,197	128,575,988	10.5%
						(Existing
						Options)
Bioasis Securityholders holdings following	75,884,553	30.4%	–	21,285,497	5,733,337	8,481,459	111,384,847	9.1%
Completion						(New
						Options)
Lind holdings following Completion	22,922,812	9.2%	–	45,845,624	–	–	68,768,436	5.6%
Placee holdings of Placing Shares following Completion	14,846,550	5.9%	251,987,525	553,366,800	–	–	820,200,875	67.1	%(2)
Ladenburg holdings following Completion
	27,863,856	11.2%	–	66,401,075	–	–	94,264,931	7.7%
TOTAL FOLLOWING COMPLETION(1)	249,860,509	100%	251,987,525	704,125,049	5,733,337	11,488,656	1,223,195,077	100.0%

(1)	Pro forma capitalisation table assuming Completion of the Private Placement at a Placing Price of US$0.90 (£0.02979 per Ordinary Share). The price of US$0.90 is included for indicative purposes only and the eventual price and resultant shareholdings may be different to those presented above if the eventual Placing Price is higher (up to a maximum of US$1.00) or lower than US$0.90. If the 20-day VWAP prior to Completion is less than US$0.90, the Company shall have the right to terminate the Private Placement in its sole discretion without penalty to the Placee.

(2)	The Placee may not exercise the Placing Warrants if the Placee, together with its affiliates, would beneficially own more than 9.99 per cent. of the number of Ordinary Shares outstanding immediately after giving effect to such exercise.

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If all of the New Warrants are exercised for cash, the Enlarged Group will receive up to approximately US$26.7 million in gross proceeds.

In addition, each Bioasis Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be exchanged for a New Option (fully vested) issued pursuant to the New Option Plan to acquire the number of Ordinary Shares (in the form of ADSs) which shall be equal to (i) the Exchange Ratio multiplied by (ii) the number of Bioasis Shares subject to such Bioasis Option immediately prior to Completion, with an exercise price per Ordinary Share (rounded to the nearest whole cent) equal to (A) the exercise price per Bioasis Share purchasable pursuant to such Bioasis Option divided by (B) the Exchange Ratio (subject to applicable laws and regulations and any market value adjustments). Following the exchange of Bioasis Options for New Options, each holder of New Options will cease to have any rights as a holder of Bioasis Options (other than the right to receive the appropriate number of New Options) and the name of each holder of New Options will be removed as the registered holder of Bioasis Options and added as a registered holder of New Options under the New Option Plan.

Furthermore, in connection with the Transactions, the Company has agreed to assume the rights and obligations of the Bioasis Warrants pursuant to and in accordance with the Plan of Arrangement. All rights with respect to Bioasis Shares under the Bioasis Warrants assumed by Midatech shall be satisfied by affording the holders of such Bioasis Warrants rights in respect of Ordinary Shares. Accordingly, from and after the Effective Time: (i) each Bioasis Warrant assumed by Midatech may be exercised solely for Ordinary Shares; (ii) the number of Ordinary Shares subject to each Bioasis Warrant assumed by Midatech shall be determined by multiplying (A) the number of Bioasis Shares that were subject to such Bioasis Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of Ordinary Shares; (iii) the per share exercise price for the Ordinary Shares issuable upon exercise of each Bioasis Warrant assumed by Midatech shall be determined by dividing (A) the per share exercise price of Bioasis Shares subject to such Bioasis Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Bioasis Warrant assumed by Midatech shall continue in full force and effect and shall otherwise remain unchanged. All Ordinary Shares deliverable to a holder of Bioasis Warrants upon the exercise of Bioasis Warrants shall be delivered in the form of ADSs.

To better reflect the strategy of the Enlarged Group going forwards, the Company is also proposing a change of name to “Biodexa Pharmaceuticals PLC” which is described in more detail below.

The purpose of this Document is for the Existing Directors to explain the background to and reasons for the Transactions and the Proposals, why they are seeking authority from Existing Shareholders to approve the Acquisition, issue the Transaction Shares and New Warrants, change the Company’s name and to explain why the Board considers the Proposals set out in this Document to be in the best interests of the Company and its Existing Shareholders as a whole, and why the Existing Directors unanimously recommend that you vote in favour of the Resolutions.

For a summary of the Company’s current financial position, including the potential consequences of the Transactions not proceeding, please refer to section 4 of Part 1 of this Document below.

2.       BACKGROUND TO AND REASONS FOR THE TRANSACTIONS

The Existing Directors regularly evaluate the Company’s business and operations, long-term strategic goals, capital needs, and options to maximise shareholder value and prospects. The Board also regularly reviews strategic alternatives available to the Company, including acquisition and financing opportunities.

Midatech has been working to identify sources of non-dilutive financing, including grant applications, R&D collaborations and licensing opportunities, to enable the Midatech Group to progress its programmes and to meet the Midatech Group’s working capital needs, in order to take it through to the next phase of value creation for its key clinical R&D pipeline programmes.

In March 2020, the Company announced a realigned strategy based on two key themes: “multiple shots on goal” and “time and cost to partnerability”. In line with this strategy, the Company has sought to broaden its R&D pipeline by initiating internal programmes, collaborating with third party pharmaceutical companies

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on their proprietary active pharmaceutical ingredients, or APIs, and adding new indications to MTX110, the Company’s novel formulation and delivery system of panobinostat for intractable brain cancers.

Since March 2020, the Company has announced progress as follows:

–	headline results of a Phase I study of MTX110 in DIPG, including encouraging patient survival data;

–	breakthrough data on the encapsulation of a large molecule monoclonal antibody using the Company’s Q-Sphera long acting injectable technology;

–	successful development of a three-month Q-Sphera formulation of brexpiprazole, a product currently only available in immediate release tablet form;

–	two R&D collaborations with Janssen Pharmaceutica NV, a subsidiary of Johnson & Johnson, in respect of two undisclosed large molecule proteins;

–	receipt of an IND for a Phase I study of MTX110 in recurrent GBM;

–	receipt of Orphan Drug Designation for MTX110 in glioma;

–	fast track designation for MTX110; and

–	first patient enrolled in the Phase I study of MTX110 in recurrent GBM.

Notwithstanding this substantial progress, the Board is disappointed by the stock market reaction to these developments and the resultant share price performance. With a current market capitalisation of £6.3 million (as at the latest practicable date), opportunities for raising finance to extend the Company’s cash runway and progress its key development assets are, in the Board’s opinion, limited.

The Board continues to believe there is substantial value to be unlocked from MTX110, particularly in GBM, and there are opportunities to leverage its Q-Sphera technology through the targeted, intratumoral delivery of chemotherapeutic agents either in monotherapy or in novel combinations. Such an approach could have the combined benefits of sustained therapeutic impact, improved efficacy and lower systemic side effects and, depending upon the combination of drugs, potential to overcome drug resistance. The Company’s experiments in intratumoral delivery, while promising, are at an early stage and will require considerably more time, effort and cost before validation.

The Company’s most recent fundraise, prior to the Registered Direct Offering, was a UK placing in July 2021 at £0.285 per share, raising £10.0 million before expenses. While the Company has sufficient cash resources to fund operations until mid-March 2023, the Board has considered the available options for financing the Company and progressing its pipeline beyond that date.

Having considered the options available to the Company, including the impact of dilution on existing investors, the Board has concluded that an acquisition of Bioasis, a company with a promising development pipeline, along with the Private Placement offers the opportunity for the Enlarged Group to be repositioned as an emerging biotech company focused on the development of therapeutics for rare diseases supported by enabling drug delivery platforms. Further details on the rationale for the Acquisition, and the likely consequences should the Transactions not proceed, are described below under the heading “Rationale for the Acquisition and strategic plans for the Enlarged Group”.

The Board believes that the proposed Acquisition of Bioasis and the attendant Private Placement will serve as a “fresh start” for Midatech and its Existing Shareholders. To that end, it is proposed that there will be a number of structural changes to accompany the Transactions, including:

–	a change of name to Biodexa Pharmaceuticals PLC, reflecting the Enlarged Group’s rare disease therapeutics strategy; and

–	a restructured Board with Stephen Parker remaining as non-executive Chairman, Stephen Stamp remaining as CEO and Simon Turton remaining as non-executive director to be joined by Deborah Rathjen and Mario Saltarello also as non-executive Directors from the Bioasis board of directors.

The net proceeds of the Private Placement will be approximately £7.16 million after costs and expenses associated with the Private Placement and is intended to be utilised to: (i) pay off a portion of the Lind Debt; (ii) support the Enlarged Group’s business plan; and (iii) for general working capital purposes.

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Following the Registered Direct Offering, the Company agreed to loan to Bioasis the sum in aggregate of US$750,000 (the “Loan Amount”) pursuant to the terms of the Bioasis Promissory Note, to assist in the short term with Bioasis’ working capital requirements. The Company announced on 19 December 2022 that the Loan Amount payment schedule would be varied and now comprises (i) an advance of US$250,000 paid by Midatech to Bioasis on 19 December 2022, (ii) an advance of US$250,000 paid by Midatech to Bioasis on 3 January 2023, and (iii) an advance of US$250,000 to be paid by Midatech to Bioasis on 6 February 2023.

Pursuant to the terms of the Bioasis Promissory Note, Bioasis promises to pay the Company the Loan Amount on the earliest of (each, as applicable, the “Bioasis Maturity Date”) (a) the occurrence of an Event of Default (as defined in the Bioasis Promissory Note); (b) Completion; and (c) 30 June 2023. Interest is payable on the Loan Amount (including any overdue interest) at a rate of 2.00 per cent. per month or, from and after the Bioasis Maturity Date, at a default rate of 15.00 per cent. per annum.

The Plan of Arrangement is a complex process which is expected to complete by the end of February 2023. Consequently, to ensure that Bioasis has sufficient working capital during this period Midatech agreed to undertake the Registered Direct Offering in order to raise funds to fund part of the Loan whilst the parties seek to complete the Transactions. In the event that the Transactions do not complete, the Lind Debt shall remain outstanding and, consequently, the Loan is subordinated to the Lind Debt pursuant to the terms of the Bioasis Security Agreement and the Bioasis Promissory Note.

Key benefits of the Acquisition

The Board believes that the Acquisition is a compelling strategic opportunity to advance the Company’s repurposed strategy and is expected to deliver a number of key benefits to Midatech and Shareholders, including:

•     transition from a drug delivery platform-based company to a therapeutics company;

•     a focus on rare and orphan diseases, conferring advantage such as:

o       smaller, lower cost studies;

o       higher in-market prices; and

o       marketing exclusivity for seven years and 10 years in the US and Europe, respectively;

•     less reliance on R&D collaborations and licenses with third parties;

•     improved news flow including clinical data; and

•     lower combined overheads.

3.       DETAILS OF THE ACQUISITION

Details of the Acquisition

In order to effect the Acquisition, on 13 December 2022, the Company and Bioasis entered into the Arrangement Agreement, pursuant to which the Company agreed to acquire all of the issued and outstanding Bioasis Shares in return for the Consideration Shares on the basis of the Exchange Ratio and on the other terms and subject to the conditions set out in the Arrangement Agreement. In addition, Midatech agreed to issue ADSs upon exercise of the Bioasis Warrants and to the grant of the New Options in consideration of the cancellation of the Bioasis Options. The Acquisition will be implemented by way of a statutory Plan of Arrangement in accordance with the laws of the Province of British Columbia. The terms of the Arrangement Agreement provide that Completion is subject to a number of conditions including approval by Shareholders of the Resolutions to be proposed at the General Meeting (notice of which is set out at the end of this Document) and approval of Bioasis Securityholders of the Acquisition Resolutions at the Bioasis Special Meeting due to be held on 3 February 2023.

Details of Bioasis indebtedness

Immediately following Completion, Bioasis’ indebtedness will be assumed by Midatech pursuant to the Assumption Agreement. Although the Bioasis Convertible Security Agreement contains a change of control provision that will be triggered by the Acquisition, the Company has obtained a waiver in writing from Lind and therefore the Bioasis Convertible Security Agreement will continue in place immediately post Completion on the same terms as prior to Completion as described below in section 6 of Part 1 of this Document (Information on Bioasis).

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Details of the Arrangement Agreement

Summary of the principal terms of the Acquisition

The Arrangement Agreement was entered into on 13 December 2022 between Midatech and Bioasis, and amended on 18 December 2022. Pursuant to the Arrangement Agreement, Midatech agreed to acquire, in consideration of the issue of the Consideration Shares in Midatech, all of the issued and outstanding Bioasis Shares in exchange for Consideration Shares (in the form of ADSs) on the basis of the Exchange Ratio and on the terms and subject to the conditions of the Arrangement Agreement. Based on a price of £0.0585 per Ordinary Share (being the closing price of the Ordinary Shares on AIM on 12 December 2022, the last trading day prior to the announcement of the Transactions), the Consideration Shares underlying the ADSs to be issued in exchange for the Bioasis Shares in the Acquisition represented (on 12 December 2022) an aggregate value of approximately £4.4 million and an offer price per Bioasis Share of US$0.0686.

Conditions

Completion under the Arrangement Agreement is subject to and conditional upon, and can only occur upon satisfaction or (to the extent permitted by law) waiver of, a number of outstanding conditions, including, but not limited to:

•	Midatech Shareholder Approval having been obtained in respect of the Resolutions;

•	Bioasis Securityholder Approval having been obtained in the manner set out in the Interim Order;

•	the Final Order having been obtained from the Court;

•	the Private Placement becoming unconditional (save for any condition relating to the Arrangement Agreement);

•	the TSX-V having approved the de-listing of the Bioasis Shares;

•	Bioasis Shareholders shall not have exercised Dissent Rights in connection with the Arrangement with respect to more than 10 per cent. of the issued and outstanding Bioasis Shares; and

•	no Bioasis Material Adverse Effect or Midatech Material Adverse Effect having occurred. Non-Solicitation and Superior Proposals

Under the Arrangement Agreement, Midatech is prohibited from soliciting from any third party an Acquisition Proposal or Takeover Offer and Bioasis is prohibited from soliciting from any third party an Acquisition Proposal. However, if prior to obtaining Midatech Shareholder Approval, Midatech receives a Midatech Superior Proposal or a Takeover Offer, it retains the ability to engage in discussions and to consider and respond to an Acquisition Proposal which is a Midatech Superior Proposal or Takeover Offer in accordance with the terms of the Arrangement Agreement. Similarly, if prior to obtaining Bioasis Securityholder Approval, Bioasis receives a Bioasis Superior Proposal, it may engage in discussions in relation to such proposal in accordance with the terms of the Arrangement Agreement.

Upon receipt by the Company (or its Shareholders directly) of a Takeover Offer prior to the Midatech Shareholder Approval the Board may change their recommendation in respect to such Midatech Superior Proposal and terminate the Arrangement Agreement; provided that, in each case, certain conditions are met, including that the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties and/or the Takeover Code. Under such circumstances, the Termination Payment, totaling US$330,000, would be payable to Bioasis pursuant to the Arrangement Agreement (other than in the context of a Takeover Offer in certain circumstances). Likewise, Bioasis will be required to pay the Termination Payment to Midatech if it were to recommend a Bioasis Superior Proposal to the Bioasis Shareholders.

Termination Payment and Expenses

The Arrangement Agreement requires that the Company pay the Termination Payment if the Arrangement Agreement is terminated under certain circumstances, including if the Arrangement Agreement is terminated because the Board withdraws or modifies its recommendation with respect to the Arrangement, the Company breaches its non-solicitation covenants under the Arrangement Agreement, or the Company elects to do so in order to enter into a definitive agreement. The Board considered that the amount of the Termination Payment payable by the Company to Bioasis in certain circumstances should not preclude a third party from making an unsolicited Midatech Superior Proposal.

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Separately, the Termination Payment would be payable by Bioasis if the Arrangement Agreement is terminated under certain circumstances, including if the Arrangement Agreement is terminated by: (i) Midatech following a change in recommendation of the Acquisition by the Bioasis board of directors or a breach by Bioasis of the non-solicitation provisions set out in the Arrangement Agreement; or (ii) Bioasis following a change in recommendation of the Acquisition by the Bioasis board of directors or in connection with a Bioasis Superior Proposal.

In addition, if the Arrangement Agreement is terminated under certain circumstances, the parties may be required to reimburse the other party for costs and expenses incurred in the connection with the transaction in an aggregate amount not to exceed US$225,000; provided, however, that, should a Termination Payment be paid in connection with the termination of the Arrangement Agreement, in no event will any party be required to pay in the aggregate an amount in excess of US$330,000.

The Arrangement Agreement contains usual and customary covenants, representations and warranties and other protections given by each of Bioasis and Midatech for an agreement of this nature and type and having read for the facts and circumstances of Midatech and Bioasis.

Further details of the Arrangement Agreement, including the circumstances as to when the Termination Payment or expense reimbursement payments would be payable, are set out in Part 3 of this Document.

4.       CURRENT TRADING AND OUTLOOK

Midatech

Financial Highlights

On 14 September 2022, the Company announced its interim results for the six months ended 30 June 2022. Total revenue from R&D collaborations for 1H22 was £0.47 million (1H21: £0.40 million). Research and development costs in 1H22 increased by 20 per cent. to £2.41 million (1H21: £2.01 million) as a result of increased costs associated with MTX110 as the Company prepared for its Phase I study in recurrent GBM. Administrative expenses increased by 12 per cent. in 1H22 to £1.85 million (1H21: £1.66 million) primarily due to increased legal and professional fees. Net cash used in operating activities (after changes in working capital) in 1H22 was £3.54 million, compared with £3.11 million in 1H21. The Company’s cash balance at 30 June 2022 was £6.42 million and was expected to be sufficient to fund operations into the first quarter of 2023. Midatech's current cash balance is approximately £2.6 million. Following the Company’s receipt of the net proceeds from the Registered Direct Offering and the Company’s issue of the loan to Bioasis, the Company expects its cash resources to remain sufficient to fund operations, in the event that the Acquisition does not proceed, to mid-March 2023.

Accordingly, should the Private Placement not be expected to complete, the Company would urgently require alternative sources of funding. There can be no guarantee that the Company will be able to find alternative sources of potential funding, which may or may not be on similar commercial terms, and may not be obtainable on a timely basis, or at all. If the Private Placement is not capable of proceeding, it is likely that the Company would be unable to continue to develop and commercialise any of its assets and may not be able to continue as a going concern. If any alternative sources of potential funding are not available, the Directors believe that it is likely that the Company would be forced to enter into administration.

ACCORDINGLY, EXISTING SHAREHOLDERS ARE ENCOURAGED TO VOTE IN FAVOUR OF THE PROPOSALS AS THE DIRECTORS INTEND TO DO IN RESPECT OF THEIR SHAREHOLDINGS AT THE TIME OF THE GENERAL MEETING.

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2023 Outlook

Continued execution of the Company’s strategy is dependent upon raising additional funds before the end of the first quarter of 2023. The Company has been active in promoting its technologies to potential R&D collaborators and licensees at partnering conferences since the announcement of the Strategic Review in April 2020. While there are several ongoing promising discussions with potential partners, none are at term sheet stage and therefore cannot be relied upon to provide additional funding within the required timeframe. The Board continues to believe in the merits of the Company’s technologies and the potential for MTX110 in intractable brain cancers and that, with compelling data in hand, partnerships can be secured in due course.

Bioasis

Financial Highlights

Through six months ended 31 August 2022, Bioasis reported C$0.12 million in research revenue from Bioasis’ Neuramedy and Janssen Biotech research collaborations. Revenue in the same period in the previous year was nil. Research and development costs for the six months ended 31 August 2022 were C$0.43 million which was a decrease of C$0.18 million from the comparable prior period. General and administrative expenses for the six months ended 31 August 2022 was C$1.22 million which was a C$0.15 milliondecrease from the prior year to date period.

On 15 June 2022, Bioasis entered into an asset purchase agreement (the “Cresence Agreement”) with the founders of Cresence AS of Oslo, Norway (the “Cresence Founders”). Under the terms of the Cresence Agreement, Bioasis purchased all the rights, title and interest in the intellectual property owned by the Cresence Founders in relation to their EGF platform. Bioasis believes that such EGF assets may be key in treatment of Guillain-Barré syndrome and Chronic Inflammatory Demyelinating Polyneuropathy, among other indications. In exchange for this intellectual property, Bioasis issued 6.5 million common shares in the capital of Bioasis to the Cresence Founders upon completion of the transaction and has agreed to issue up to an additional 6 million common shares in the capital of Bioasis subject to the achievement of additional milestones as follows: (i) 3 million shares are issuable upon Bioasis’ initiation of a pivotal clinical trial in the U.S. for the first product and (ii) 3 million shares are issuable upon the FDA approval of any Bioasis application for the first product. Milestone payments of US$1 million each will be made upon attaining the second and third FDA approved indications in neurology for a product. A running royalty of 1 per cent. of net sales is payable for any product until the expiration of a specified royalty period.

Bioasis has entered into licensing and co-development agreements with combined potential payments, should various performance conditions and milestones be met, totalling in excess of US$200 million plus royalties on net sales with Chiesi Farmaceutici SpA, Prothena Corporation plc and Neuramedy Co. Ltd. Further details of each of the licensing and co-development agreements are set out in section 6 of Part 1 of this Document below.

2023 Outlook

Bioasis continues to be engaged in the development of their xB3 TM platform for the transport of therapeutic agents, in particular biological products, across the BBB. xB3TM is a peptide-based technology which Bioasis believes has significant advantages over competing technologies for BBB drug delivery. Bioasis is focusing its efforts on the advancement of carefully selected, internal development programs for the treatment of specific CNS-related diseases, as well as potential strategic licensing of their xB3 platform technology to pharmaceutical and biotechnology companies for the advancement of their neuroscience programs. Bioasis’ internal development is focused on both orphan drug indications, including brain cancers, and rare genetic neurodegenerative diseases, and neuroinflammatory conditions where proof-of-concept for approved medications exist and where there is potential for more rapid development and approval.

The Cresence Agreement brings Phase 2 ready assets to Bioasis that are aligned with its focus on rare disease and orphan drug indications. EGF1-48 comes with a full IND package and clinical experience indicating that it is safe and well-tolerated in humans. The molecule has a unique dual mechanism of action, stimulating myelination and downregulating neuroinflammation, thus offering neuroprotective properties that support development in Guillain-Barré syndrome, Chronic Inflammatory Degenerative Polyneuropathy and certain clinical manifestations related to onset and/or progression of multiple sclerosis, including optic neuritis and relapses of the disease.

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5.       INFORMATION ON THE COMPANY

The Company is focused on improving the bio delivery and biodistribution of drugs using its proprietary platform drug delivery technologies:

•	Q-Sphera: a polymer microsphere technology platform which employs 3-D printing techniques to encapsulate medicines in polymer-based bioresorbable microspheres. The microspheres may be injected to form depots in the body which release drugs over predictable, sustained periods from one week up to several months. The features and benefits of Q-Sphera technology offer numerous potential advantages to patients and payors compared with immediate release products and other polymer-based technologies. In addition, Q-Sphera products offer the possibility for targeted delivery to the site of disease including intratumoral, intra-articular and intra-ocular applications, in each case offering the potential for reduced dose and reduced systemic toxicity;

•	MidaSolve: a nanosaccharide technology platform that increases the aqueous solubility of certain classes of anti-cancer drugs, enabling them to be injected in liquid form directly into tumours. The MidaSolve complexation agents (cyclodextrins) comprise a hydrophobic inner surface and a hydrophilic outer surface, and as a result are capable of forming host-guest complexes with normally water-insoluble molecules. The hydrophobic, poorly water-soluble drug associates with the inner, more hydrophobic surface of the MidaSolve host, while the hydrophilic outer surface allows the complex to dissolve at biological pH;

•	MidaCore: a gold nanoparticle technology platform used for targeting sites of disease at the nanoscale. Strategy

Following a strategic review in March 2020, the Company has reverted to a traditional biotech business model, aiming to deploy its proprietary technologies to develop products to proof-of-concept stage and then enter into licensing agreements with third party pharmaceutical companies under which they would continue the development through the clinical phase and commercialise the products.

Since then, the Company’s intention has been to build a balanced portfolio of Q-Sphera programmes employing a bi-fold strategy to create an:

•	internal pipeline of long-acting injectable products by re-formulating existing, approved therapies; and

•	external pipeline by entering into research collaborations with partners to formulate their proprietary products into long-acting injectable products.

The Company has applied its MidaSolve technology to panobinostat to create MTX110. The development strategy for MTX110 is to demonstrate its utility in a range of intractable brain cancers with a series of pilot proof of concept studies before seeking licensee partners.

Once a licensing partner has been secured, the Company would expect any future development costs to be reimbursed by that partner and for Midatech to receive milestone payments and, ultimately, royalties on sales of the product.

Manufacturing

To establish proof-of-concept in pre-clinical studies for potential licensees, the Company is able to manufacture non-GMP Q-Sphera products at pilot scale at its Cardiff facility. The Company’s intention is to technology transfer GMP manufacture of clinical trial supplies and ultimately full GMP commercial manufacture to a third party CMO. The Company would expect a licensee to assume the cost of manufacturing GMP product and commercial scale-up pursuant to a technology transfer agreement.

MTX110 is currently being manufactured to GMP standards at a CMO.

Commercialisation

Once proof-of-concept has been established, the Company intends to seek to license its products to a partner who would complete the clinical development and subsequently market and sell them in the licensed territory. In addition to reimbursement of development costs, the partner would be expected to make milestone payments based on sales targets and royalty payments.

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Development pipeline

MTD211: a long-acting injectable formulation of brexpiprazole utilising Q-Sphera technology. Brexpiprazole, marketed as Rexulti®, is indicated for psychosis and as an adjunct in the treatment of Major Depressive Disorder, or MDD. MTD211 is available for licensing.

MTD219: a long-acting injectable formulation of tacrolimus utilising Q-Sphera technology. Tacrolimus, marketed as ProGraf®, is indicated for the prophylaxis of transplant rejection.

MTX213 and MTX223: two large molecules on which the Company is working to optimise drug loading and dissolution using Q-Sphera technology under collaboration agreements with the Company’s partner, Janssen Pharmaceutica NV.

MTX110: using MidaSolve technology in combination with panobinostat, an otherwise insoluble drug, MTX110 is designed for direct-to-tumour treatment of intractable brain cancers. Panobinostat is currently marketed outside the US under the brand Farydak® which is used orally in combination therapy for the treatment of multiple myeloma. MTX110 is currently being developed to proof of concept stage in three indications:

•	Glioblastoma: GBM is the most common and aggressive form of brain cancer in adults, usually occurring in the white matter of the cerebrum. Treatments include radiation, surgical resection and chemotherapy although, in almost all cases, tumours recur. There are approximately 2-3/100,000[4] diagnoses of GBM per annum in the US. Survival with standard of care treatment ranges from approximately 13 months in unmethylated MGMT patients to approximately 30 months in highly methylated MGMT patients[5]. Following IND approval in December 2021, the Company is in the process of planning for enrolment of patients in a Phase I exploratory study to assess the utility of MTX110 in recurrent GBM;

•	Diffuse Intrinsic Pons Glioma: DIPG tumours are located in the pons (middle) of the brain stem and are diffusely infiltrating. Occurring mostly in children, approximately 1,000 patients[6] are diagnosed with DIPG per annum and median survival is approximately 10 months[7]. There is no effective treatment since surgical resection is not possible. The standard of care is radiotherapy, which transiently improves symptoms and survival. In October 2020, the Company reported the first-in-human study by the University of California, San Francisco of MTX110 in DIPG using a CED system. The Phase I study established a recommended dose range for Phase II, a good safety and tolerability profile but also encouraging survival data in the seven patients treated. The Company is in the process of planning for a Phase II study to confirm the safety and efficacy of MTX110 in DIPG; and

•	Medulloblastoma: Medulloblastomas are malignant embryonal tumours that start in the cerebellum. They are invasive and, unlike most brain tumours, spread through the CSF and frequently metastasise to different locations in the brain and spinal cord. Treatments include resection, radiation and chemotherapy. Approximately 350 patients[8] are diagnosed with medulloblastoma per annum and 3,800 people are living with the disease in the US. The cumulative survival rate is approximately 60 per cent., 52 per cent., and 47 per cent. at 5 years, 10 years, and 20 years, respectively[9]; however, recurrence is nearly always fatal with no established standard of care. The University of Texas is undertaking a Phase I exploratory study in recurrent medulloblastoma patients using direct administration of MTX110 into the fourth ventricle, enabling it to circulate throughout the CSF.

MTX114: Using MidaCore technology, the Company is developing a re-engineered version of methotrexate, an immuno-suppressant for topical application in psoriasis. If successful, MTX114 would be a topical formulation of methotrexate, thus avoiding the need for potentially toxic systemic administration. Pre-clinical data have shown that MTX114 normalises skin thickness in psoriatic skin models.

______________________

4	American Association of Neurosurgeons.

5	Radke et al (2019). Predictive MGMT status in a homogeneous cohort of IDH wildtype glioblastoma patients. Acta Neuropathologica Communications 7:89 Online: https://doi.org/10.1186/s40478-019- 0745-z.

6	Louis DN, Ellison DW, et al. The 2016 World Health Organization Classification of Tumours of the Central Nervous System: a summary. Acta Neuropathol 2016; 131:803–820.

7	Jansen et al, 2015. Neuro-Oncology 17(1):160-166.

8	Aboian et al (2018). Neuro-Oncology Practice, Volume 5, Issue 4, December 2018.

9	Smoll NR (March 2012). "Relative survival of childhood and adult medulloblastomas and primitive neuroectodermal tumours (PNETs)". Cancer. 118 (5): 1313–22.

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6.       INFORMATION ON BIOASIS
Overview

BTI was founded in November 2006, as W.R. Partners Ltd, changing its name to Bioasis Technologies Inc. in March 2008. Originally, Bioasis licensed intellectual property from the University of British Columbia relating to the Company’s initial melanotransferrin technology platform. This technology was further refined to generate the Company’s current xB3 technology platform. Bioasis is listed on the TSX-V with a market capitalisation of approximately C$14.3 million (c.£8.8 million) as at 12 December 2022.

In June 2022, Bioasis acquired the intellectual property related to the EGF platform from the Cresence Founders pursuant to the Cresence Agreement. On 13 December 2022 pursuant to an amendment agreement, Bioasis and the Cresence Founders agreed that the consideration shares issuable, if any, will be paid in the form of new Ordinary Shares at the Exchange Ratio.

Today, Bioasis is a biopharmaceutical company focused on research and development of products for the treatment of rare and orphan diseases of the nervous system. Bioasis has over 150 U.S. and foreign patents/applications in its portfolio related to its technologies for delivering therapeutic agents across the BBB, including the xB3 peptide vectors, pharmaceutical compositions and methods of use.

Technology – xB3 platform

The xB3 platform uses a short peptide derived from the protein melanotransferrin (MTf) that can be coupled with antibodies, enzymes, oligonucleotides and small molecules. This peptide interacts with the low-density LRP-1 receptor located on the endothelial cells of the BBB and facilitates its entry into the brain via a process called receptor-mediated transcytosis. The value of the platform is both in the wide array of cargo that can be delivered as well as the rate of transfer, which is significantly higher than other methods that have been tried, at least in model systems. LRP-1 binds a wide range of ligands and is well known for its ability to mediate endocytosis. Given the distribution of LRP-1 on the BBB’s endothelial cell surfaces, neuronal LRP-1 localisation within the CNS, and the upregulation of LRP-1 in key target tissues in disease states, for some targets LRP-1 is likely involved in promoting dual targeting of both delivery across the BBB and target engagement of specific diseased areas, including in brain tumours and metastases, Alzheimer’s disease and Parkinson’s disease where overexpression of LRP-1 has been demonstrated. In other setting the xB3 payload determines the targeting of the therapeutic within the brain. Bioasis’ technology has been shown to deliver antibodies, small molecules, enzymes and small interfering ribonucleic acid, or siRNA, to the CNS, driving the anticipated pharmacodynamic changes in vivo.

xB3-008 for Hunter Syndrome

Hunter Syndrome, mucopolysaccharidosis II, is a rare lysosomal storage disorder caused by the deficit of the lysosomal enzyme IDS. The missing IDS enzyme results in cellular engorgement, organomegaly, tissue destruction, and organ system dysfunction. Symptoms range from hydrocephalus, enlarged liver and spleen, thick non-stretchy skin to mental impairment, which is seen in severe forms of the disease, often due to neurodegeneration or physical complications. Preliminary data acquired in collaboration with the University of Padova indicate that xB3 is able to deliver an active IDS enzyme to the lysosomal compartments within brain cells. The exogenously introduced IDS enzyme in turn can replace the missing/defective endogenous IDS enzyme in breaking down glycosaminoglycans within lysosomes.

Other xB3 preclinical programmes

In collaboration with Texas Tech University, Bioasis has demonstrated in a preclinical model of human HER2 breast cancer brain metastases. xB3-001 showed BBB penetration with brain/blood concentration ratios 10 to 225 times higher than trastuzumab alone, a preferential uptake into brain metastases and an overall reduction in metastatic lesions. In contrast, trastuzumab alone had minimal effect.

xB3-007 targets Gaucher’s disease, the most common of the lysosomal storage diseases, caused by a hereditary deficiency of the enzyme associated with mutation in the GBA-1 gene. GBA-1 gene mutations have been indicated as most common genetic mutations associated with other diseases such as Parkinson’s disease and Lewy body dementia (a progressive multi-system disease covering dementia with Lewy bodies and Parkinson’s disease dementia).

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xB3-004 targets the treatment of conditions mediated by the cytokine interleukin 1, or IL-1, including neuropathic pain and pain associated with auto-inflammatory conditions, Fabry disease and brain inflammation in Multiple Sclerosis. In previously published work, recombinant fusion protein of xB3 peptide with interleukin-1 receptor antagonist, or IL-1RA, was independently validated to demonstrate efficient delivery of therapeutic concentrations of IL-1RA to the CNS, eliciting analgesia in neuropathic pain animal model after a single dose treatment. Systemic administration of IL-1RA itself did not elicit analgesia.

xB3-009 (Progranulin) targeting FTD, the lysosomal storage disorder neuronal ceroid lipofuscinoses and ALS or Lou Gehrig’s disease, through the delivery of xB3-Progranulin. One of the major attributes to these diseases is autosomal dominant mutations in the progranulin gene or GRN. To date, there are over 70 different pathogenic GRN mutations reported which result in haploinsufficiency or functionally null alleles, with low progranulin expression being indicated as a risk factor for AD, PD and ALS.

Technology – EGF platform

EGF is a human peptide widespread in many tissues and it participates to specific developmental processes. EGF stimulates oligodendrocyte and Schwann cells differentiation and maturation in vitro, necessary for these cells to start remyelination processes; it induces the in vitro and in vivo proliferation of NSC, their migration, and their differentiation towards the neuroglial cell line. EGF acts via the EGFR. EGF has pleiotropic differentiative and proliferative effects on the main central and peripheral nervous system cell types, particularly oligodendrocytes, astrocytes and Schwann cells. EGF mediates the in vivo myelin trophic effect of cobalamin on the central and peripheral nervous system and modulates the synthesis and levels of nervous system PrPCs, both of which are indispensable for myelin genesis and myelin maintenance and acts towards anti-inflammatory M2 polarisation of macrophages. This dual remyelination and anti-inflammatory potential is particularly interesting for the treatment of neurodegenerative disorders with inflammatory components.

Cres101 – 103: Optic Neuritis Associated with Multiple Sclerosis, Treatment of Guillain-Barré Syndrome, and Chronic Inflammatory Demyelinating Polyneuropathy

Cres candidates will be developed first in the following indications for which the available treatments are sub-optimal and associated with frequent absence of drug response: Optic Neuritis is an acute autoimmune demyelination of the retina often associated with multiple sclerosis for which the main treatment relies on corticosteroids; Guillain-Barré syndrome, which is an acute form of an inflammatory demyelinating polyneuropathy often observed after infections for which only IVIG and plasma exchange are the available treatments; CIDP is a chronic presentation of the Guillain-Barré syndrome with recurrent and progressive forms whose treatment is mainly based on IVIG, plasma exchange or corticosteroids. Both Guillain-Barré syndrome and CIDP are orphan diseases. A potential further development for Cres101, based on its positive action on the myelination process, is the treatment of chronic progressive multiple sclerosis (primary and secondary forms) where there is currently no adequate treatment to stop the progression of the disease associated with the progressive demyelination.

Licensing and R&D colaborations

Like Midatech, a key component of Bioasis’ strategy is to work with collaboration partners to proof of concept and seek licensees to undertake the more expensive clinical trials. Bioasis has a number of partnerships and licenses as follows:

Chiesi Farmaceutici SpA (“Chiesi”)

In 2020, Bioasis entered into a worldwide, non-exclusive research collaboration and licensing agreement with Chiesi for its xB3 technology for the treatment of rare diseases with a focus on four undisclosed lysosomal storage disorders. Under the terms of the agreement, Bioasis received an upfront payment of US$3.0 million and is eligible to receive additional success-based commercial license option payments and development, regulatory and commercial milestone payments of up to US$138 million, as well as royalty and assignment payments based on net sales of licensed products. Chiesi is responsible for all costs associated with development and commercialisation of the four programmes.

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Neuramedy Co Ltd (“Neuramedy”)

In May 2022, Bioasis entered into a research collaboration and license agreement with Neuramedy, a company based in Seoul, South Korea. Under the terms of the agreement, Neuramedy has obtained worldwide rights to research, develop and commercialise an xB3 version of its antibody, tomaralimab, directed at the toll-like receptor. Tomaralimab is currently in development for the treatment of Parkinson’s disease and Multiple System Atrophy. Bioasis received an upfront payment of US$0.3 million and is eligible to receive an additional US$72 million in success-based milestone payments and a royalty on net sales.

Janssen Biotech, Inc. (“Janssen”)

In April 2022, Bioasis entered into a research collaboration with Janssen, one of the pharmaceutical subsidiaries of Johnson & Johnson. Under the terms of the agreement, Bioasis received an upfront payment of US$100,000 and is eligible to receive success-based milestone payments. Pursuant to the terms of the agreement, Janssen will have the option to research, develop and commercialise novel products based on Bioasis’ xB3 technology. The agreement is effective until the earlier of (i) completion of the research, or (ii) 31 January 2023. However, the parties are in discussions to extend the agreement given that the research is expected to extend beyond 31 January 2023.

Oxyrane UK Ltd (“Oxyrane”)

In June 2021, Bioasis announced the initiation of a research collaboration with Oxyrane, a company developing enhanced enzyme replacement therapies for lysosomal storage diseases using a proprietary, glycol-engineered yeast expression system for efficient targeting of enzyme to the lysosome. The research collaboration is focused on the development and evaluation of combining the xB3 technology and Oxyrane’s OxyCAT platform to deliver an undisclosed enhanced enzyme replacement therapy into the brain with anticipated greater efficacy.

Aposense Ltd (“Aposense”)

In March 2021, Bioasis announced the formation of a research collaboration with Aposense, an innovative Israeli bio-pharmaceutical company specialising in development of novel drugs, utilising membrane electrical forces. The research collaboration will be focused on the non-invasive delivery of genetic therapies, specifically siRNA therapeutics for CNS disorders to address devastating unmet medical needs.

Prothena Corporation PLC (“Prothena”)

In October 2018, Bioasis announced a world-wide technology licensing agreement with Prothena Corporation PLC. Under the terms of the agreement, Bioasis received a US$1 million upfront payment from Prothena with additional potential option exercise, regulatory and commercial milestone payments, plus additional royalties on net sales from licensed products payable on successful development.

Indebtedness

Bioasis Convertible Security Agreement

In June 2021, Bioasis entered into a convertible security funding agreement with Lind Global Macro Fund, LP, an entity managed by The Lind Partners, a New York based institutional investment management firm (together, “Lind”), which was amended on 13 December 2022 pursuant to a waiver and amendment agreement (the “Waiver and Amendment Agreement”) (as described below). Under the terms of the Bioasis Convertible Security Agreement, Bioasis may issue to Lind convertible securities in the principal amount of up to C$10,000,000. In June 2021, Lind made an initial investment of C$3.0 million less a commitment fee of C$90,000, in exchange for a convertible security (the “First Convertible Security”) with a face value of C$3.6 million, representing a principal amount of C$3.0 million (the “Principal Amount”) and a pre-paid interest amount of C$0.6 million (the “Pre-Paid Interest”). Commencing in the month 181 days from closing, Bioasis began repaying the First Convertible Security in C$125,000 monthly instalments. Bioasis has made payments of in aggregate C$750,000 but the repayment of the C$125,000 instalments thereafter was waived by Lind from 31 May 2022 until 31 January 2023 pursuant to the Waiver and Amendment Agreement (as described below). Pre-Paid Interest will accrue monthly at C$20,000 per month, and once accrued, Lind will have the option, once every 90 days, to convert accrued Pre-Paid Interest into common shares of Bioasis at 90 per cent. of its market closing price on the day immediately prior to the conversion. Lind will be restricted from selling any Bioasis Shares it receives in connection with the First Convertible Security for a period of four months and a day from the date of issuance of the First Convertible Security, and is prohibited from short selling any Bioasis Shares during the term of the Bioasis Convertible Security Agreement. Lind has the right to convert any portion of the Principal Amount into Bioasis Shares at a price per share of C$0.31 (the “Conversion Price”). The Bioasis Convertible Security Agreement also includes an option for Bioasis to receive additional investments from Lind of up to C$7,000,000, in exchange for a convertible security with similar terms to the First Convertible Security, subject to mutual agreement and TSX-V approval.

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Bioasis has the option to buy back the outstanding convertible securities in cash at any time. If Bioasis exercises this buy back option, Lind will have the option to convert (i) up to 33.3 per cent. of the outstanding Principal Amount at the Conversion Price, and (ii) up to 100 per cent. of the then-accrued Pre-Paid Interest into common shares of Bioasis. Bioasis concluded that the conversion option was an embedded derivative that requires bifurcation as a derivative liability due to the contingency that Bioasis could be required to pay cash for the conversion.

As part of the First Convertible Security financing, Bioasis issued Lind 4,839,048 warrants exercisable for a term of 30 months at an exercise price of C$0.41 per Bioasis Share. Bioasis will have the right to accelerate the expiry date of a certain number of warrants, subject to certain conditions, including that no event of default has occurred, as follows: (i) if the Company’s shares trade above C$1.27 for 30 consecutive days, the Company can accelerate the expiry date of 50 per cent. of the warrants; and (ii) if Bioasis Shares trade above C$1.80 for 30 consecutive days and the First Convertible Security then outstanding (along with all outstanding accrued prepaid interest) has been fully repaid or converted, then the Company can accelerate the expiry of all of Lind’s remaining warrants. Any warrant exercise proceeds will be applied to the outstanding Principal Amount of the First Convertible Security. The exercise price is subject to adjustment if shares trade at a price of less than 95 per cent. of the market price, as a result, the warrants do not meet the criteria to be classified as equity and have been bifurcated and accounted for as a derivative liability.

Waiver and Amendment Agreement

On 13 December 2022 Bioasis entered into a Waiver and Amendment Agreement with Lind pursuant to which: (i) Lind agreed to waive Bioasis’ payment obligations under the Bioasis Convertible Security Agreement until 31 December 2022; (ii) Lind grants consent for the Acquisition pursuant to the Bioasis Convertible Security Agreement to permit Bioasis to (a) enter into the Arrangement Agreement, (b) complete the Acquisition in accordance with the Arrangement Agreement; and (c) complete the Private Placement; (iii) Lind agreed to advance a C$350,000 bridge loan to Bioasis (the “Lind Bridge Loan”), net of amounts payable to Lind in respect of its legal fees and expenses, (iv) Bioasis agreed to issue the Bridge Promissory Note and the Holiday Promissory Note (as referenced below); (v) Bioasis and Lind agreed to execute the Tripartite Agreement (as described below); (vi) Bioasis agreed to grant certain security interests to Lind to secure its obligations under the Bioasis Convertible Security Agreement, the Bridge Promissory Note and the Holiday Promissory Note; and (vii) certain amendments are made to the Bioasis Convertible Security Agreement to permit (i) to (vi) above.

Promissory Note (Bridge)

On 13 December 2022 in connection with its receipt of the Lind Bridge Loan, Bioasis issued a promissory note to Lind (the “Bridge Promissory Note”) pursuant to which Bioasis promises to pay Lind the principal amount of C$350,000 (the “Bridge Principal Amount”) on the earliest of (each, as applicable, the “Bridge Maturity Date”) (a) the occurrence of an Event of Default (as defined in the Bridge Promissory Note); (b) the date on which the closing of the Acquisition occurs; and (c) 30 June 2023. Interest is payable on the Bridge Principal Amount (including any overdue interest) at a rate of 2.00 per cent. per month or, from and after the Bridge Maturity Date, at a default rate of 15.00 per cent. per annum.

Bioasis makes positive covenants to Lind under the note including supplying it with Bioasis information on request. Bioasis also covenants to only use the proceeds under this note to pay third party professional service fees incurred by Bioasis in connection with the Acquisition unless Lind gives written consent.

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Promissory Note (Holiday)

On 13 December 2022, in consideration of Lind’s agreement to enter into the Waiver and Amendment Agreement, Bioasis issued a promissory note to Lind (the “Holiday Promissory Note”) pursuant to which Bioasis promises to pay Lind the principal amount of C$510,000 on the earliest of (each, as applicable, the “Holiday Maturity Date”) (a) the occurrence of an Event of Default (as defined in the Holiday Promissory Note); (b) the date on which the closing of the Acquisition occurs; and (c) 30 June 2023.

This note is on substantially the same terms as the Bridge Promissory Note (described above) save that: (i) no interest accrues on this note until after the Holiday Maturity Date (at which time the interest rate is 15.00 per cent. per annum) and (ii) there is no use of proceeds restriction.

Tripartite Agreement

On 13 December 2022 Bioasis entered into a tripartite agreement (the “Tripartite Agreement”) with Lind and Midatech whereby Midatech agrees that, upon completion of the Acquisition, it will enter into the Assumption Agreement and repay or satisfy amounts Lind is owed under the Bioasis Convertible Security Agreement, the Bridge Promissory Note and the Holiday Promissory Note (the “Payment Obligations”). Following such repayment Lind shall procure, at the request and expense of Midatech and/or Bioasis, the release of the relevant security granted to Lind for the amounts owed to it. The Tripartite Agreement also documents the terms on which the Loan shall be advanced by the Company to Bioasis by way of a secured promissory note which is subordinated to the Payment Obligations.

Assumption Agreement

In connection with the completion of the Acquisition, Bioasis (as Assignor) shall enter into the Assumption Agreement with Midatech (as Assignee) and Lind whereby Midatech shall assume all the debt, obligations and liabilities of Bioasis, including the Lind Debt under the Waiver and Amendment Agreement in consideration for Bioasis recognising an intercompany debt due to Midatech.

Immediately after entry into the Assumption Agreement, Midatech shall make a cash payment to Lind of approximately C$2,393,851, using net proceeds of the Private Placement, in order to pay off a portion of the Lind Debt arising pursuant to the Bioasis Convertible Security Agreement (as amended by the Waiver and Amendment Agreement), the Holiday Promissory Note and the Bridge Promissory Note (the “Lind Cash Repayments”).

All payment obligations that remain outstanding under the Bioasis Convertible Security Agreement following the Lind Cash Repayments (C$1,125,000), shall be settled by way of issuance by Midatech to Lind (or its nominee) of units (comprising 25 new Ordinary Shares (which represents one New ADS), one A Warrant and one B Warrant) at a deemed price equal to the Placing Price pursuant to the terms of a subscription agreement to be entered into between Midatech and Lind, which Lind will be required to enter into as a condition of its receipt of such securities.

The parties to the Assumption Agreement acknowledge that following entry into the agreement, Lind shall not have released the Assignor from its debt, obligations and liabilities under the Waiver and Amendment Agreement and that Bioasis and Midatech shall be jointly and severally liable to Lind for any debt, obligations and liabilities owed to Lind under the Waiver and Amendment Agreement.

Facilities

Bioasis operates in a virtual model through contract research organisations which reduces overheads and provides the company with flexibility in its ability to prosecute both its internal pipeline programmes and its partnered collaborations.

Bioasis is headquartered in New Haven, Connecticut.

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Summary of financial information on Bioasis

Bioasis is incorporated in British Columbia, Canada. Bioasis is a development stage biotechnology company and reports under the IFRS convention. Bioasis’ summary profit and loss for the three years ended 28 February 2022 and the six months ended 31 August 2021 and 31 August 2022 is as follows:

		Year ended		Six months ended
28 February		28 February	28 February	31 August	31 August
2020		2021	2022	2021	2022
Audited				Unaudited
C$ 000s		C$ 000s	C$000s	C$000s	C$000s
Revenue	606	4,078	38	–	120
General and administrative	(3,174)	(2,460)	(2,408)	(1,372)	(1,223)
Research and development	(2,033)	(1,238)	(1,226)	(603)	(426)
Other income (net)	545	318	637	854	206
Net income (loss)	(4,056)	698	(2,960)	(1,121)	(1,323)

Bioasis’ balance sheet at 31 August 2022 is summarised as follows:

	At 31 August
	2021 Unaudited C$000s	2022 C$000s
Cash and cash equivalents	3,528	568
Other current assets	328	341
Non-current assets	186	1,414
Total assets	4,042	2,323
Convertible debentures – current	1,125	1,500
Other current liabilities	1,487	1,934
Convertible debentures – non-current	652	504
Other non-current liabilities	1,084	86
Total liabilities	4,348	4,024
Equity (deficit)	(306)	(1,701)
Total liabilities and equity	4,042	2,323

Full financial statements for Bioasis are set out in Part 4 of this Document, which are also available by reference to Bioasis’ website (https://www.bioasis.us/).

Bioasis Special Meeting

Prior to Completion and as a condition of the Arrangement Agreement, Bioasis must obtain the Bioasis Securityholder Approval, in accordance with the Bioasis Articles, the Interim Order and the BCBCA.

Bioasis will give of the Bioasis Special Meeting to the Bioasis Securityholders on or around 9 January 2023 and the Bioasis Special Meeting will take place virtually on or around 3 February 2023.

7.       RATIONALE FOR THE ACQUISITION AND STRATEGIC PLANS FOR THE ENLARGED GROUP

The Board recognises that investor appeal of the biotech sector in general is cyclical and in 2020/2021 was largely driven by anticipation around vaccines, therapeutics and detection tools for COVID-19. With the advent of geo-political events such as the invasion of Ukraine, the recent surge in the cost of energy and inflation generally, the biotech sector as a whole has suffered with the NASDAQ Biotech Index (NASDAQ: NBI) falling 78 per cent. over the last two years. In the Board’s view, the environment for financing of biotechnology companies, in particular micro-cap companies such as Midatech, is challenging.

While the Company has signed two R&D collaboration agreements it has not concluded any licence agreements for its drug delivery technologies since 2019. The Board believes that, in the current climate, investors are unlikely to place significant value on drug delivery platforms unless those platforms have identifiable income streams of milestones and/or royalties from licensees.

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Accordingly, the Board has been looking for opportunities to broaden the Company’s pipeline of clinical-stage therapeutics which currently only includes MTX110, albeit in three indications. Clinical stage assets are both closer to market than preclinical formulation assets and have the potential to generate news flow, including clinical data, which investors can evaluate on their merits.

Bioasis’ development pipeline includes three clinical assets based on its EGF proprietary platforms. Accordingly, Bioasis’ development programmes are targeted at neurological disorders, all of which qualify as rare diseases. When added to Midatech’s MTX110 which is also being developed for rare diseases, the combined company would have a total of four clinical assets of which one would be in Phase II and three in Phase I in addition to a number of programmes at preclinical stage. The preclinical assets could also provide news flow and licensing opportunities over time as additional data is generated. All programmes would be targeted at rare disease indications. The Enlarged Group’s development pipeline is set out in the following table:

ID	API	Technology Indication	Pre-clinical	Phase I	Phase II	Phase III

MTX110 Panobinostat MidaSolve DIPG			X	X
MTX110 Panobinostat MidaSolve GBM			X	X
CRES101	EGF	Optic Neuritis	X
CRES102	EGF	Guillain Barré	X
CRES103	EGF	CIDP	X
XB3-008	xB3	Hunter Syndrome	X

The Company expects to engage with the FDA in a so-called Type C meeting in early 2023 to discuss the development programme for MTX110 in DIPG. The Company announced the enrollment of the first patient in its Phase I study in recurrent GBM on 14 November 2022 and preliminary data is expected from the first cohort of patients in the third quarter of 2023. Data from the second cohort of patients is expected in the first half of 2024. GMP manufacture of EGF is expected to commence in the first quarter of 2023 in anticipation of an IND filing in the fourth quarter of 2023 and recruitment for the first study in optic neuritis beginning in early 2024. In addition, the Board expects that the Enlarged Group will receive orphan drug designation for CRES102 and CRES103 during 2023. The Board expects that the Enlarged Group will also be working to secure additional R&D collaborations and licensees over the coming months.

In the US, orphan drug designation is assigned to drugs which treat rare diseases defined as those which affect less than 200,000 people in the US. In Europe, the definition of a rare disease is one that affects less than 0.05 per cent. of the population. Globally, approximately 300 million people suffer from a rare disease using these definitions. MTX110 has already received orphan drug designation for the treatment of gliomas in the US and in Europe. The Directors believe that all of Bioasis’ clinical assets would qualify for orphan drug status. Orphan drug designation confers several benefits including lower cost and more rapid response from regulators, generally smaller clinical studies due to small population sizes and, importantly, market exclusivity for seven years and 10 years from launch in the US and Europe, respectively.

The Board believes that the positioning of the Enlarged Group as a rare disease therapeutics company, as distinct from its current focus as a drug delivery company, with three enabling technologies will be attractive to investors seeking exposure to the rare disease subsector and who want to take advantage of currently depressed valuations across the biotech sector generally. There are a number of companies that have successfully pursued rare disease therapeutics strategies, particularly in the US, in the recent past.

Following Completion, the Board expects that the Enlarged Group will eliminate a number of duplicate headcount and administrative costs including executive positions, non-executive positions, investor relations costs, insurance and other costs.

8.       THE PRIVATE PLACEMENT AND FUTURE FUNDING REQUIREMENT

Details of the Private Placement

As part of the Acquisition process, the Directors have considered the funding requirements for the execution of the Enlarged Group’s business plan following Completion. Taking account of Midatech’s existing resources and the Loan to be made to Bioasis (less existing indebtedness in Bioasis repayable on Completion and the costs associated with the Transactions), the Board expects that the Enlarged Group would have an operational cash runway into the beginning of the fourth quarter of 2023 taking account of the net proceeds of the Private Placement.

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Therefore, the Enlarged Group will require additional external funding before the fourth quarter of 2023 in order to be able to continue as a going concern. Principally, this funding will be required to continue the clinical development of its lead assets, as detailed above, fund ongoing administrative costs and other general working capital and contractual financing requirements of the Enlarged Group.

Ladenburg has obtained conditional commitments from the Placee for the Placee to subscribe for up to 593,862 Units and 10,079,501 Pre-Funded Warrants at the Placing Price to raise approximately US$9.6 million before expenses and approximately US$8.6 million net of expenses10. The Private Placement is not underwritten. Under the terms of the Private Placement the Company will issue to the Placee: (i) 1.04 A Warrants and 1.04 B Warrants for every 25 Placing Shares (in the form of ADSs); and (ii) Pre-Funded Warrants in lieu of Placing Shares (in the form of ADSs), if the Placee so chooses, whereby the Placee will, on Completion, provide the Company with the funds to exercise the Pre-Funded Warrants, such that the exercise price of the Pre-Funded Warrants (other than a notional additional consideration of US$0.001) will be received by the Company at Completion, enabling the Placee to exercise the Pre-Funded Warrants and acquire ADSs for the nominal cost of US$0.001. Such a structure ensures that the Company receives the full proceeds (US$9.6 million gross) of the Private Placement immediately on Completion, whilst enabling the Placee to limit its shareholding in the Company to a maximum of 9.99 per cent. at all times.

The Placing Price in respect of each Unit and Pre-Funded Warrant (including the exercise price for each Pre-Funded Warrant) will be the lower of (i) US$1.00 and (ii) the 20-day VWAP, less 10 per cent. of such price. If the 20-day VWAP prior to Completion is less than US$0.90, the Company shall have the right to terminate the Private Placement in its sole discretion without penalty to the Placee. In addition, the Placee shall not, directly or indirectly, engage in short-selling prior to Completion.

The A Warrants and the B Warrants will become exercisable on the date that such warrants are granted and will each be exercisable at an exercise price of US$1.10 per ADS, subject to adjustments for certain future dilutive Company equity issuances. The A Warrants will expire one year from the date that such warrants are granted and may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the Ordinary Shares (in the form of ADSs) to be issued in connection with the A Warrants. The B Warrants will expire six years from the date that such warrants are granted and may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the Ordinary Shares (in the form of ADSs) to be issued in connection with the A Warrants. The A Warrants and the B Warrants will be subject in each case to the terms set out in the relevant underlying warrant instrument to be adopted by the Company.

The Pre-Funded Warrants will become exercisable on the date that the Pre-Funded Warrants are granted and will be exercisable at an exercise price of US$0.001 per ADS. The Pre-Funded Warrants shall remain exercisable until exercised in full and may be exercised on a cashless basis and will be subject to the terms set out in the Pre-Funded Warrant Instrument to be adopted by the Company. The Placee may not exercise the Placing Warrants if the Placee, together with its affiliates, would beneficially own more than 9.99 per cent. of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. Furthermore, the Placee will be subject to certain restrictions pursuant to the Securities Purchase Agreement in relation to the number of Ordinary Shares (as represented by ADSs) meaning that the Placee, together with any affiliates or any person with whom it is acting in concert under the Takeover Code, cannot hold directly or indirectly in excess of 29.9 per cent. of the number of Ordinary Shares outstanding at any time.

Further, pursuant to the terms of the Securities Purchase Agreement, until the 18 month anniversary of Completion, upon any issuance by the Company or any of its subsidiaries of Ordinary Shares or Ordinary Share equivalents, for cash consideration, indebtedness, or a combination of units thereof (a “Subsequent Financing”), the Placee will have the right to participate in up to an amount of the Subsequent Financing equal to 25 per cent. of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing, subject to certain exceptions.

[10]	These numbers have been calculated on the assumption that the Placing Price will be US$0.90. These numbers may be different if the eventual Placing Price is higher (up to a maximum of US$1.00) or lower than US$0.90.

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Additionally, pursuant to the terms of the Securities Purchase Agreement, the Company agreed to reduce the exercise price of certain outstanding warrants previously issued to the Placee on 25 October 2019 and 20 May 2020 to US$1.00.

The Private Placement will close contemporaneously with the completion of the Acquisition.

The Board is therefore seeking approval at the General Meeting to issue the Placing Shares and the Placing Warrants (and the Warrant Shares associated with the Placing Warrants) on a non-pre-emptive basis for up to 268.9 per cent.11 of the Company’s Enlarged Issued Share Capital (following Completion) in connection with the Private Placement.

Pursuant to the terms of the Securities Purchase Agreement, the Private Placement is conditional upon, amongst other things:

•	the passing of the Resolutions at the General meeting;

•	all obligations, covenants and agreements of the Company and the Placee that are required to be performed at or prior to Completion shall have been performed;

•	there shall have been no material adverse change on the results of operations, assets, business, or condition (financial or otherwise) of the Company and its subsidiaries or if there is a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any documents to be entered into in connection with the Private Placement; and

•	trading in the ADSs or Ordinary Shares shall not have been suspended from trading on AIM or NASDAQ (as applicable).

The Placing Shares upon Admission will be credited as fully paid and will rank pari passu in all respects with all other Ordinary Shares then in issue, including the right to receive all dividends or other distributions declared, paid or made on or after Completion.

The Placing Shares upon Admission will represent 13.7 per cent. of the Company’s current issued share capital and would represent 5.9 per cent. of the Enlarged Issued Share Capital of the Company (based on the Existing Ordinary Shares plus the Transaction Shares).12

The Placing Shares on Completion will be exchanged for ADSs.

There will be no offer to the public in the United Kingdom (including to the Company’s existing Shareholders generally) or the United States of ADSs or Ordinary Shares in connection with the Private Placement.

All Ordinary Shares issued in the Private Placement will not be registered under the Securities Act. Following the closing of the Private Placement the Company will be required to file a registration statement with the SEC to register such shares.

All of the Directors and officers of Midatech and Bioasis have agreed, subject to limited exceptions, with Ladenburg not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company’s ADSs, Ordinary Shares or such other securities for a period of 90 days following the date of effectiveness of the Registration Statement without the prior written consent of Ladenburg.

If a Shareholder holding Ordinary Shares wishes to sell them on NASDAQ, such Shareholder would need to convert those Ordinary Shares into ADSs by depositing such shares with the Custodian for the Depositary Bank against the issuance of the corresponding number of ADSs before selling the ADSs through a broker on NASDAQ in compliance with US securities law. Any Shareholder considering converting Ordinary Shares into ADSs should consult their stockbroker.

[11]	This number has been calculated on the assumption that the Placing Price will be US$0.90. This number may be different if the eventual Placing Price is higher (up to a maximum of US$1.00) or lower than US$0.90.
[12]	These numbers have been calculated on the assumption that the Placing Price will be US$0.90. These numbers may be different if the eventual Placing Price is higher (up to a maximum of US$1.00) or lower than US$0.90.

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The Private Placement is subject to, among other things, the passing of the Resolutions. The Directors are requesting the authority to allot in aggregate up to 14,846,550 new Ordinary Shares and up to 917,601,024 new Warrant Shares (underlying the New Warrants) in connection with the Private Placement. In granting authority to the Directors to allot and issue the Placing Shares and the Placing Warrants, the Shareholders will be granting the Directors the flexibility to allot and issue the maximum number of Placing Shares and New Warrants at any time within the period specified by the authority.

The New Warrants will not be separately admitted to trading on AIM or NASDAQ, but the new Ordinary Shares which will be issued following any valid exercise of the New Warrants will be admitted to trading as part of the Company’s single class of shares admitted to trading on AIM and NASDAQ (in the form of ADSs) or the relevant exchange(s) on which the Company’s shares are traded at the time that the New Warrants are exercised.

Placement Agency Agreement

Pursuant to the Placement Agency Agreement, Ladenburg has agreed to use its reasonable best efforts as agent of the Company to procure subscribers for the Placing Shares and the Placing Warrants at the Placing Price.

The Placement Agency Agreement contains certain representations, warranties and indemnities from the Company in favour of Ladenburg and is conditional, inter alia, upon:

•	all corporate proceedings and other legal matters in connection with the Placement Agency Agreement and the registration, sale and delivery of the Placing Shares and the Placing Warrants, which includes obtaining Midatech Shareholder Approval of the Resolutions at the General Meeting, shall have been completed or resolved in a manner reasonably satisfactory to Ladenburg; and

•	the delivery of certain documents to Ladenburg, including lock-up agreements executed by each of the Directors and a legal opinion from each of Brown Rudnick LLP (as legal advisors to the Company on English law) and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (as legal advisors to the Company on U.S. law) in connection with the allotment, issuance and sale of the Placing Shares and the Placing Warrants.

In accordance with the Placement Agency Agreement, the Company has agreed to pay Ladenburg a cash fee in an amount equal to 8 per cent. of the aggregate gross proceeds of the Private Placement and to issue to Ladenburg or its designees the Placement Agent Warrants equal to 4 per cent. of the total number of the New ADSs. The Company has also agreed to pay Ladenburg a management fee equal to 1 per cent. of the gross proceeds raised in the Private Placement and an expense allowance of up to US$85,000 for legal fees and other out-of-pocket expenses. The exercise price of the Placement Agent Warrants will be 125 per cent. of the Placing Price and shall terminate three years from the date of the offering of the Placement Agent Warrants.

The Placement Agency Agreement may be terminated without liability by Ladenburg by notice to the Company at any time on or prior to Completion if, inter alia, the Company fails to comply with its obligations under the Placement Agency Agreement, if there is a material adverse change on the results of operations, assets, business, or condition (financial or otherwise) of the Company and its subsidiaries or if there is a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any documents to be entered into in connection with the Private Placement.

A Warrant Instrument

Under the terms of the A Warrant Instrument, to be entered into by the Company at Completion, each A Warrant is capable of being exercised 12 months from the date that such warrants are granted, save that no new Ordinary Shares or ADSs will be issued on the exercise of the A Warrants which would result in any holder holding in excess of 9.99 per cent. of the aggregate voting rights in the Company as a result of the relevant exercise. This percentage limit may be increased or decreased by the holder in accordance with the provisions of the A Warrant Instrument up to a maximum of 9.99 per cent.

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The A Warrant exercise price will be US$1.10 per ADS, subject to certain adjustments, including if the following events occur:

•	if the Company, at any time while an A Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on Ordinary Shares, ADSs or any other equity or equity equivalent securities payable in Ordinary Shares or ADSs, (ii) subdivides or consolidates its Ordinary Shares or ADSs or (iii) issues by reclassification of Ordinary Shares or ADSs any shares of capital stock of the Company;

•	if at any time the Company grants, issues or sells any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares or ADSs, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares or ADSs; or

•	if, at any time while an A Warrant is outstanding, there is a Fundamental Transaction, then the Placee shall have the right to exercise the A Warrant concurrent with, or following, the closing of the Fundamental Transaction and receive, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Ordinary Shares or ADSs then issuable upon exercise in full of such A Warrant.

In certain circumstances, holders of A Warrants can require that the Company or any successor to the Company pays (to the extent lawful) to the holders, the value of the unexercised portion of the A Warrants as at the date of a Fundamental Transaction using the same type or form of consideration (and in the same proportion) that is being offered and paid to the holders of Ordinary Shares or ADSs of the Company in connection with such Fundamental Transaction. The value of the A Warrants will be determined in accordance with a Black-Scholes valuation provision.

B Warrant Instrument

The terms of the B Warrant Instrument, to be entered into by the Company at Completion, are materially the same as the terms of the A Warrant Instrument save that each B Warrant is capable of being exercised six years from the date that such warrants are granted.

Pre-Funded Warrant Instrument

The terms of the Pre-Funded Warrant Instrument, to be entered into by the Company at Completion, are materially the same as the terms of the A Warrant Instrument save that (i) each Pre-Funded Warrant, which may be issued to the Placee in lieu of Placing Shares (in the form of ADSs), if the Placee so chooses, pursuant to the Private Placement, is capable of being exercised at any time after the date of grant until the Pre-Funded Warrant Instrument is exercised in full, (ii) the Pre-Funded Warrant exercise price will be US$0.001 per ADS, subject to certain adjustments, and (iii) holders of Pre-Funded Warrants will not be able to require that the Company or any successor to the Company pays to the holders, the value of the unexercised portion of the Pre-Funded Warrants as at the date of a Fundamental Transaction.

Placement Agent Warrant Instrument

The terms of the Placement Agent Warrant Instrument, to be entered into by the Company at Completion, are materially the same as the terms of the A Warrant Instrument save that (i) each Placement Agent Warrant Instrument is capable of being exercised three years from the date that such warrants are granted and (ii) the Placement Agent Warrant exercise price will be 125 per cent. of the Placing Price per ADS, subject to certain adjustments.

Information on Armistice Capital, LLC, the Placee

The Placee is a global, long/short, value-oriented and event-driven hedge fund focused primarily on the health care and consumer sectors.

Use of Proceeds of the Private Placement

The Board expects that the Enlarged Group will receive gross proceeds of approximately US$9.6 million from the Private Placement. The net proceeds of the Private Placement receivable by the Enlarged Group

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after the costs and expenses associated with the Private Placement are expected to be approximately US$8.6 million and are intended to be used as follows:

•	to support the Enlarged Group’s business plan and operations;

•	to make the Lind Cash Repayments;

•	to pay certain one-time restructuring costs, including redundancy costs; and

•	to provide working capital and other general corporate purposes of the Enlarged Group.

9.       EXISTING DIRECTORS AND PROPOSED DIRECTORS

With effect from Completion, Sijmen de Vries will resign as a Director of the Company.

The current directors of Bioasis are John Curran, John Hemeon, David Wurzer, Deborah Rathjen and Mario Saltarelli. John Curran, John Hemeon and David Wurzer will be resigning as directors of Bioasis with effect from Completion.

With effect from Completion, the Proposed Directors will be appointed as Directors of the Company, subject to the Nominated Adviser’s customary due diligence processes, which are yet to be concluded. Brief biographical details of the Proposed Directors are set out below:

Deborah Rathjen – Proposed Non-executive Director

Deborah Rathjen, B.Sc. (Hons), Ph.D., MAICD, FTSE, is the Chief Executive Officer and Executive Chair at Bioasis Technologies Inc. Prior to joining Bioasis, Dr. Rathjen was the Chief Executive Officer and Managing Director of Bionomics Limited, having joined Bionomics Limited, a public Australian biotechnology company engaged in the research and development of new therapies for brain disorders and cancer, in 2000 from Peptech Limited (now owned by Teva), where she was General Manager of Business Development and Licensing. She was a co-inventor of Peptech Limited’s TNF technology, which underpins the products Humira and Remicade used in the treatment of autoimmune disorders, and leader of the company’s successful defense of its key TNF patents against a legal challenge by BASF and Johnson and Johnson (J&J). Dr. Rathjen has significant experience in company building and financing, mergers and acquisitions, therapeutic product research and development, business development, licensing and commercialisation and has achieved in excess of $900 million in deals including partnerships with Merck & Co., J&J, Abbott (AbbVie), Nycomed (Takeda), Chiesi Group and Merck KGaA. Dr. Rathjen has raised over $200 million in biotech company financings. Dr. Rathjen has been recognised internationally with awards and honors including the 2004 AusBiotech President’s Medal, 2006 Flinders University Distinguished Alumni Award, 2009 BioSingapore Asia Pacific Biotechnology Woman Entrepreneur of the Year, 2009 Regional Finalist Ernst & Young – Entrepreneur of the Year and 2014 Woman Executive of the Year BioPharm Industry Awards. In 2015 Dr. Rathjen was included in the top 50 most influential Australian businesswomen by The Australian newspaper. Dr. Rathjen received her doctor of philosophy degree in immunology from Macquarie University in Sydney, Australia, and her bachelor of science degree, with honours, in immunology from Flinders University in Adelaide, Australia.

Mario Saltarelli – Proposed Non-executive Director

Mario Saltarelli, MD, Ph,D., is CEO of GABA Therapeutics, Inc, a therapeutic company that develops medicinal compounds intended to be used in the treatment of anxiety and depression, and serves on the scientific advisory board of Verge Genomics, a preclinical stage biotechnology company. He most recently served as Assistant Professor of Neurology (Adjunct) at The Johns Hopkins University School of Medicine, CEO of US Green Valley Pharmaceuticals, a clinical stage biopharmaceutical company, and Neuron23, a preclinical stage biotech advancing CNS therapeutics. Previously, Dr. Saltarelli served as Chief Medical Officer at Entrada Therapeutics, a pre-clinical stage biopharmaceutical company dedicated to the treatment of rare devastating diseases. Prior to Entrada Therapeutics, he served as Chief Medical Officer of Syntimmune, a mid-stage biopharmaceutical company focused on the development of therapeutics for rare autoimmune diseases, which was acquired by Alexion Pharmaceuticals in November 2018. Prior to Syntimmune, Dr. Saltarelli served as Senior Vice President and Head of Early Development and Neurology at Vertex Pharmaceuticals. At Vertex Pharmaceuticals, he led the company’s early development activities, including translational medicine, clinical pharmacology, clinical biomarkers and neurology. Prior to joining Vertex, Dr. Saltarelli served as Chief Medical Officer at Annexon Biosciences, Inc. and served as the Chief Science Officer and Senior Vice-President of Mallinckrodt. Dr. Saltarelli previously served as Senior Vice-President of Clinical Development and Medical Affairs at Shire. He joined Shire from Abbott Laboratories where he served as the Divisional Vice-President, where he was directly accountable for all aspects of clinical development, medical affairs and development strategy for global neuroscience and anesthesia products. Prior to that, he spent seven years at Pfizer Global Research and Development in Connecticut, United States, ultimately as head of the CNS early clinical development group. He previously served as a non-executive director of MindImmune Therapeutics and as Assistant Professor of Neurology at Emory University School of Medicine. Dr. Saltarelli earned his bachelor of science degree in psychology from the University of Illinois at Urbana-Champaign, Illinois, United States. He also earned his doctor of medicine degree and a doctor of philosophy degree in neuropharmacology from The Johns Hopkins University School of Medicine, Maryland, United States.

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The appointment of each of the Proposed Directors is conditional upon completion of customary due diligence by the Nominated Adviser, which are yet to be concluded. In the event that such due diligence on any Proposed Director cannot be concluded to the Nominated Adviser’s satisfaction, the relevant Proposed Director will not join the Board of the Enlarged Group and further changes to the Board may be required as a result.

10.       CHANGE OF NAME

To reflect the business of the Enlarged Group, the Board is proposing to change the name of the Company to Biodexa Pharmaceuticals PLC, which will be proposed as a special resolution at the General Meeting. The notice of General Meeting at the end of this Document includes the change of name resolution and, if approved, the change of name will take effect shortly following Completion.

11.       ADMISSION

Application will be made for the Transaction Shares to be admitted to trading on AIM shortly following Completion.

The New Warrants will not be separately admitted to trading on AIM or NASDAQ, but the Ordinary Shares which will arise following any valid exercise of the New Warrants will be admitted to trading as part of the Company’s single class of shares admitted to trading on AIM and NASDAQ (in the form of ADSs) or the relevant exchange(s) on which the Company’s shares are traded at the time that the New Warrants are exercised.

If the Acquisition does not complete for any reason, the change of name, the Private Placement, the issue of the Warrant Shares, the grant of the New Warrants and the grant of the New Options will not occur. If the Private Placement is not capable of proceeding, it is likely that the Company would be unable to continue to develop and commercialise any of its assets and may not be able to continue as a going concern. If any alternative sources of potential funding are not available, the Directors believe that it is likely that the Company would be forced to enter into administration.

12.       OVERSEAS SHAREHOLDERS

Information for Overseas Shareholders who have registered addresses outside the United Kingdom or who are citizens or residents of countries other than the United Kingdom appears in the Important Information section at the beginning of this Document, which sets out restrictions applicable to such persons. If you are an Overseas Shareholder, it is important that you pay particular attention to that section of this Document.

13.       RISK FACTORS

Whilst the Board considers the Acquisition to be in the best interests of Midatech and its Shareholders as a whole, there are a number of potential risks and uncertainties that Shareholders should consider before voting on the Resolution. Your attention is drawn to the further discussion of certain of these risks and uncertainties set out in Part 2 (Risk Factors).

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14.       FURTHER INFORMATION

Your attention is drawn to the further information set out in:

•	Part 2 of this Document relating to Risk Factors;

•	Part 3 of this Document summarising the principal terms of the Arrangement Agreement;

•	Part 4 of this Document containing the Historical Financial Information relating to Bioasis;

•	Part 5 of this Document containing the Unaudited Pro Forma Financial Information Relating to the Enlarged Group comprising (i) Unaudited pro forma Financial Information; and (ii) Accountant’s Report on the Unaudited Pro Forma Financial Information; and

•	The notice of General Meeting at the end of this Document.

15. GENERAL MEETING

The Company is seeking authority from Shareholders to, inter alia, allot the Transaction Shares and the Warrant Shares that will be issuable upon exercise of the New Warrants. Set out at the end of this Circular is a notice convening the General Meeting at which this authority will be requested. A Form of Proxy to be used by Shareholders in connection with the General Meeting is enclosed.

The Resolutions to be proposed at the General Meeting are, in summary, as follows:

•	Resolution 1: conditional on the passing of Resolutions 2, 3, 5, 6, 7 and 9, an ordinary resolution to authorise the Directors, pursuant to section 551 of the Act, to allot the Transaction Shares, such authority to expire 12 months after the passing of this resolution;

•	Resolution 2: conditional on the passing of Resolutions 1, 3, 5, 6, 7 and 9, an ordinary resolution to authorise the Directors, pursuant to section 551 of the Act, to allot (i) new Ordinary Shares (underlying the New Options) and (ii) the Warrant Shares, such authority to expire 12 months after the passing of this resolution;

•	Resolution 3: conditional on the passing of Resolutions 1, 2, 5, 6, 7 and 9, an ordinary resolution to authorise the Directors, pursuant to section 551 of the Act, to allot the Cresence Shares, such authority to expire five years after the passing of this resolution;

•	Resolution 4: an ordinary resolution to generally authorise the Directors, pursuant to section 551 of the Act, to allot new Ordinary Shares up to a maximum aggregate nominal amount of £501,848.034[13] reflecting 100 per cent. of the aggregate of the entire issued share capital of the Company and the outstanding Pre-Funded Warrants following Completion, such authority to expire on the conclusion of the next annual general meeting of the Company;

•	Resolution 5: conditional on the passing of Resolutions 1, 2, 3, 6, 7 and 9, a special resolution to dis-apply the statutory pre-emption rights to empower the Directors to allot equity securities pursuant to the power conferred in Resolution 1 on a non-pre-emptive basis in respect of the Transaction Shares, such authority to expire at the conclusion of the period of 12 months after the passing of this resolution;

•	Resolution 6: conditional on the passing of Resolutions 1, 2, 3, 5, 7 and 9, a special resolution to dis-apply the statutory pre-emption rights to empower the Directors to allot equity securities pursuant to the power conferred in Resolution 2 on a non-pre-emptive basis in respect of (i) the New Options issued in connection with the New Option Plan and (ii) the Warrant Shares, such authority to expire at the conclusion of the period of 12 months after the passing of this resolution;

•	Resolution 7: conditional on the passing of Resolutions 1, 2, 3, 5, 6 and 9, a special resolution to dis-apply the statutory pre-emption rights to empower the Directors to allot equity securities pursuant to the power conferred in Resolution 3 on a non-pre-emptive basis in respect of the Cresence Shares, to expire at the conclusion of the period of five years after the passing of this resolution;

•	Resolution 8: conditional on the passing of Resolution 4, a special resolution to dis-apply the statutory pre-emption rights to empower the Directors to allot equity securities pursuant to the power conferred in Resolution 4 on a non-pre-emptive basis, such authority to expire on the conclusion of the next annual general meeting of the Company; and

[13]	This number has been calculated on the assumption that the Placing Price will be US$0.90. In the event that the Placing Price is less than US$0.90, the Company will utilise the general authorities pursuant to Resolutions 4 and 8 (assuming that such Resolutions are passed) to issue the balance of any New Warrants or Transaction Shares required to be issued in connection with the Private Placement.

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•	Resolution 9: conditional upon Completion, the Company changes its name to Biodexa Pharmaceuticals PLC.

Resolutions 1 to 4 are ordinary resolutions and require a simple majority of those voting in person or on a poll to vote in favour. Resolutions 5 to 9 are special resolutions and will require not less than 75 per cent. of those voting in person or on a poll to vote in favour of those resolutions.

The General Meeting will be held at the registered office of the Company, 1 Caspian Point, Caspian Way, Cardiff CF10 4DQ at 10.00 a.m. on 23 January 2023.

Shareholders should be aware that, if the Resolutions are not approved at the General Meeting, the Proposals will not occur and none of the net proceeds of the Private Placement will be received by the Company. If this were to happen, the Midatech Group would, in the absence of a substantial licensing fee and/or additional funding, only have sufficient working capital to trade through to approximately mid-March 2023.

Accordingly, should the Private Placement not be expected to complete, the Company would urgently require alternative sources of funding. There can be no guarantee that the Company will be able to find alternative sources of potential funding, which may or may not be on similar commercial terms, and may not be obtainable on a timely basis, or at all. If the Private Placement is not capable of proceeding, it is likely that the Company would be unable to continue to develop and commercialise any of its assets and may not be able to continue as a going concern. If any alternative sources of potential funding are not available, the Directors believe that it is likely that the Company would be forced to enter into administration.

ACCORDINGLY, EXISTING SHAREHOLDERS ARE ENCOURAGED TO VOTE IN FAVOUR OF THE PROPOSALS AS THE DIRECTORS INTEND TO DO IN RESPECT OF THEIR SHAREHOLDINGS AT THE TIME OF THE GENERAL MEETING.

16. ACTION TO BE TAKEN AND PROXY VOTING Information for Holders of Ordinary Shares

If you hold Ordinary Shares, you are requested to complete the Form of Proxy in accordance with the instructions printed on it and to return it to the Registrar, Neville Registrars Limited at Neville House, Steelpark Road, Halesowen, West Midlands B62 8HD, by post or by hand (during normal business hours only), as soon as possible and in any event so as to arrive no later than 10.00 a.m. on 19 January 2023. As an alternative to completing the hard-copy Form of Proxy, Shareholders can appoint a proxy electronically with Neville Registrars Limited at www.sharegateway.co.uk by completing the authentication requirements including the personal proxy registration code as shown on the Form of Proxy. For an electronic proxy appointment to be valid, the appointment must be received by Neville Registrars Limited no later than 10.00 a.m. on 19 January 2023.

If you hold your Ordinary Shares in uncertificated form (that is, in CREST) you may vote using the CREST Proxy Voting service in accordance with the procedures set out in the CREST Manual (please also refer to the accompanying notes to the Notice of General Meeting set out at the end of this Document). Forms of Proxy submitted via CREST must be received by the Company’s agent (ID 7RA11) by no later than 10.00 a.m. on 19 January 2023 (or, in the case of an adjournment, not later than 48 hours (excluding non-working days) before the time fixed for the holding of the adjourned meeting). You are strongly encouraged to appoint the Chairman of the General Meeting as your proxy but you are entitled to appoint a person other than the Chairman as your proxy should you wish to do so.

Information for Holders of ADSs

If you hold ADSs, you may instruct the Depositary, either directly or through your broker, bank or other nominee, how to vote the Ordinary Shares underlying your ADSs. Please note that only holders of Ordinary Shares, and not holders of ADSs, are entitled to vote directly at the General Meeting. The Depositary has fixed a record date for the determination of holders of ADSs who shall be entitled to give such voting instructions. We have been informed by the Depositary that it has set the “ADS Record Date” for the General

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Meeting as 30 December 2022. If you want the Depository to vote your ADSs at the General Meeting, you may provide your voting instructions to the Depository via the internet, by telephone or by sending in a completed voting instruction card, as described on such card. In each case, voting instructions must be received by the Depository by 12.00 p.m. EST on 17 January 2023.

Holders of ADSs are advised to refer to the ‘Frequently Asked Questions’ that accompanies the Notice of General Meeting, which addresses further questions that holders of ADSs may have in respect of voting Ordinary Shares underlying ADSs at the General Meeting.

17. EXISTING DIRECTORS’ RECOMMENDATION AND VOTING INTENTION

The Existing Directors, consider the Transactions and the Proposals to be in the best interests of the Company and its Existing Shareholders as a whole. Accordingly, the Existing Directors unanimously recommend Shareholders to vote in favour of the Resolutions to be proposed at the General Meeting, as the Existing Directors intend to do in respect of their own beneficial holdings of Ordinary Shares which amount, in aggregate, to 128,609 Existing Ordinary Shares (representing approximately 0.12 per cent. of the Company’s existing issued ordinary share capital as at 4 January 2023 (being the Last Practicable Date)).

Each of the directors and officers of the Company, in aggregate holding approximately 0.10 per cent. of the Ordinary Shares on a fully-diluted basis, have entered into transaction support agreements with Bioasis (the “Transaction Support Agreements”) pursuant to which they have agreed, subject to the terms and conditions of the Transaction Support Agreements, among other things, (i) to vote at any meeting of the Shareholders all of its securities held of record or thereafter acquired and entitled to vote in favour of the Resolutions, (ii) irrevocably appoint Bioasis or any individual designated by Bioasis as such stockholders’ attorney-in-fact, with full power of substitution in favour of Bioasis, to take all such actions and execute and deliver such documents, instruments or agreements as are necessary to consummate the transaction contemplated by the Arrangement Agreement, including acting as a proxy, to attend on behalf of such stockholder, at any meeting of Shareholders with respect to the transactions contemplated by the Arrangement Agreement, (iii) be bound by certain other covenants and agreements related to the Arrangement and Share Exchange, and (iv) not to transfer such securities outside certain limited circumstances. Each of the Transaction Support Agreements will terminate and be of no further force or effect upon the earliest of: (a) the termination of the Arrangement Agreement in accordance with its terms; (b) the delivery of a written notice of termination by Bioasis, or (c) Completion.

In addition, the Company has received non-binding Letters of Intent from certain Existing Shareholders (including CMS Medical Venture Investment (HK) Limited and A&B (HK) Company Limited) to vote in favour of the Resolutions in respect of a total 14,546,169 Ordinary Shares representing, in aggregate, approximately 13.4 per cent. of the Ordinary Shares in issue. Due to recent trading activity, the Letters of Intent represent a lower number of Ordinary Shares than the number that was previously referenced in the Announcement.

Together with the undertakings from the Existing Directors, the Company has secured commitments from Existing Shareholders holding, in aggregate, 14,674,778 Existing Ordinary Shares (comprising approximately 13.5 per cent. of the Existing Ordinary Shares) to vote in favour of the Resolutions.

Bioasis has received indications from Bioasis Shareholders representing 10.25 per cent. of its share capital that they intend to vote in favour of all resolutions to be proposed at the Bioasis Special Meeting.

Yours faithfully,

Stephen Parker

Non-Executive Chairman

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PART 2

RISK FACTORS

Prior to making any decision to vote in favour of the Resolutions at the General Meeting, Shareholders should carefully consider, together with all other information contained in this Circular, the specific factors and risks described below.

Midatech considers these to be the material risk factors relating to, or which will otherwise be impacted by, the Acquisition for Shareholders to consider. These should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties. There may be other risks of which the Board is not aware or which it believes to be immaterial which may, in the future, be connected to the Acquisition and the Transactions and have a material and adverse effect on the business, financial condition, results of operations or future prospects of the Midatech Group and, following Completion, the Enlarged Group. The risks described below relate to, or will otherwise be impacted by, the Acquisition and the Transactions.

If any or a combination of these risks actually materialise, the business, financial condition, results of operations and future prospects of the Midatech Group or, following Completion, the Enlarged Group could be materially and adversely affected to the detriment of the Midatech Group and the Shareholders. Additional risks and uncertainties which are not known to the Directors as at the date of this Circular, or that the Directors currently deem immaterial, may also have a material adverse effect on the Midatech Group or, following Completion, the Enlarged Group if they materialise. If this occurs, the market price of Ordinary Shares could decline and you may lose all or part of your investment.

The information given is as of the date of this Circular and, except as required by the FCA, the London Stock Exchange, the AIM Rules, the DTRs or any other law or regulation, will not be updated.

1.       RISKS RELATING TO THE ACQUISITION

The Acquisition is subject to conditions which may not be satisfied or waived, as well as termination rights, and therefore the Acquisition may not proceed

Completion of the Acquisition is subject to and conditional upon, and can only occur upon satisfaction or waiver of, a number of conditions, including but not limited to: (i) the passing of the Resolutions at the General Meeting, (ii) the passing of the Acquisition Resolutions at the Bioasis Special Meeting, (iii) the Final Order having been obtained from the Court, (iv) no Bioasis Material Adverse Effect or Midatech Material Adverse Effect having occurred, and (v) Dissent Rights not having been exercised by Bioasis Shareholders holding more than 10 per cent. of the issued and outstanding Bioasis Shares. The parties to the Arrangement Agreement, details of which are set out in Part 3 (Principal Terms of the Arrangement Agreement), also have certain termination rights.

There can be no assurance that the conditions will be satisfied or, if applicable, waived by the Long Stop Date (or such later time as the parties to the Arrangement Agreement may agree) or that, where relevant, the parties to the Arrangement Agreement will not exercise any termination rights they may have. In particular, the Court may fail to grant the Final Order if it does not consider that the Acquisition is fair and reasonable to Bioasis Shareholders, and holders of Bioasis Options and Bioasis Warrants, and in such circumstances, the Acquisition will not proceed. If the Acquisition does not complete, the Midatech Group would nonetheless have incurred significant fees and other costs (primarily due diligence, advisory and financing fees) in connection with the Acquisition.

Each of Midatech and Bioasis have the right to terminate the Arrangement Agreement in certain circumstances. Accordingly, there is no certainty, nor can the Company provide any assurance, that the Arrangement Agreement will not be terminated by either the Company or Bioasis before the completion of the Arrangement. Although a Midatech Material Adverse Effect excludes certain events that are beyond the control of the Company, there can be no assurance that a Midatech Material Adverse Effect will not occur before the Effective Time, in which case Bioasis could elect to terminate the Arrangement Agreement and the Arrangement would not proceed.

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A Break Fee may be payable by Midatech if the Acquisition does not complete

Under the Arrangement Agreement, the Company may be required to pay a termination fee of US$330,000 in the event the Arrangement Agreement is terminated in certain circumstances, including if the Arrangement Agreement is terminated because the Board withdraws or modifies its recommendation with respect to the Arrangement, the Company breaches its non-solicitation covenants under the Arrangement Agreement, or the Company elects to do so in order to enter into a definitive agreement with respect to a Midatech Superior Proposal.

Any failure to complete the Acquisition may materially adversely affect the business, financial condition, results of operations, cash flows and prospects of the Midatech Group and could negatively affect the price of the Ordinary Shares.

The Arrangement Agreement does not provide the Midatech Group with any recourse in respect of any material liabilities of the Bioasis Group that emerge after the date of the Arrangement Agreement

As Bioasis is a publicly listed company, the Arrangement Agreement does not provide Midatech with any recourse against, or other ability to recover from, the shareholders or management of Bioasis in respect of material losses which the Midatech Group may suffer in respect of a breach of warranty, or otherwise, in respect of liabilities of the Bioasis Group. If any material liabilities arise after Completion, this could adversely affect the Enlarged Group’s business, financial condition, results of operations and future prospects.

The Enlarged Group may fail to realise, or it may take the Enlarged Group longer than expected to realise, the expected benefits of the Acquisition

The Enlarged Group may not realise the anticipated benefits and revenue and cost synergies that the Directors expect will arise as a result of the Acquisition or may encounter difficulties, higher costs or delays in achieving those anticipated benefits and synergies. For example, due diligence investigations prior to the Acquisition may not have identified material liabilities or risks within the Bioasis Group or may not have been sufficient to adequately assess the value of the Bioasis Group. Additionally, the assumptions upon which the Board determined the consideration payable for the Acquisition may prove to be incorrect.

The Midatech Group may also encounter difficulties in achieving the anticipated benefits of the Acquisition with growth from new products in accordance with anticipated timeframes or such additional value, future growth and synergies may not materialise in part or at all. Any failure to realise the anticipated benefits and revenue and cost synergies that the Midatech Group expects to arise as a result of the Acquisition could have a material adverse effect on the Enlarged Group’s business, financial condition, results of operations, cash flows and prospects.

Acquisition-related costs may exceed the Midatech Group’s expectations

The Midatech Group will incur legal, accounting and transaction fees and other costs relating to the Transactions, some of which are payable whether or not the Acquisition completes. The actual fees and costs may exceed those estimated and there may be further additional and unforeseen expenses incurred in connection with the Transactions.

The Enlarged Group may experience difficulties in integrating the Bioasis Group into the Midatech Group

The Enlarged Group may encounter numerous integration challenges in connection with the Acquisition, including challenges which are not currently foreseeable. The process of integrating the Bioasis Group into the Enlarged Group under a single corporate overhead structure is likely to present administrative, managerial and financial challenges, and may take longer than expected, or other difficulties, costs, liabilities, losses or delays, of which the Board is not yet aware, may arise in connection with the integration and could adversely affect the business of the Enlarged Group and the realisation of the benefits of the Acquisition. The Midatech Group expects to incur costs in relation to the Acquisition and modest post-closing costs in order to successfully integrate the operations of the Bioasis Group into the Midatech Group.

The Enlarged Group’s management and resources may be diverted away from core business activities due to personnel being required to assist in the integration process. The integration process could potentially lead to the interruption of operations of the Midatech Group or the Bioasis Group, or a loss of key personnel.

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Such challenges could also lead to reputational damage for the Enlarged Group. Any delays or difficulties encountered in connection with the integration process could adversely affect the implementation of the Enlarged Group’s plans, which could have an adverse effect on the business, results or operations or financial condition of the Enlarged Group.

Restrictions from pursuing business opportunities

The Company is subject to customary non-solicitation provisions under the Arrangement Agreement pursuant to which the Company is restricted from soliciting, initiating or knowingly encouraging any Acquisition Proposal, among other things. The Arrangement Agreement also restricts the Company from taking specified actions until the Arrangement is completed without the consent of Bioasis. These restrictions may prevent the Company from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement.

The Arrangement may divert the attention of the Company’s management

The pendency of the Arrangement could cause the attention of the Company’s management to be diverted from the day-to-day operations of the Company. These disruptions could be exacerbated by a delay in the completion of the Arrangement, which could have a material and adverse effect on the business, financial condition, results of operations or prospects of the Company.

The unaudited pro forma financial information included in this Circular may not be indicative of what the Company’s actual financial position or results of operations would have been

The unaudited pro forma financial information in this Circular is presented for illustrative purposes only and has been prepared based on a number of assumptions. Accordingly, such pro forma financial information may not be indicative of Midatech’s or the Enlarged Group’s future operating or financial performance and its actual financial condition and results of operations may vary materially from its pro forma results of operations and balance sheet contained in this Circular, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this Circular. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the Enlarged Group following the Completion due to differences in the allocation of the purchase consideration and in the depreciation and amortisation related to some of these assets and liabilities. The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the transaction.

The Company’s shareholders will experience immediate and substantial dilution as a consequence of the issuance of Transaction Shares and the New Warrants in connection with the Arrangement and the Private Placement

The issuance of the Transaction Shares and New Warrants (if exercised) in connection with the Transactions will significantly and immediately dilute the equity interests of existing holders of Company securities, and may adversely affect prevailing market prices for the Ordinary Shares and/or the ADSs. Furthermore, whilst the Placee will be required to limit its shareholding in the Company to a maximum of 9.99 per cent. at all times, continued sales of Company securities held by the Placee would enable the Placee to exercise its holding of New Warrants over time, significantly diluting the equity interests of existing holders of Company securities and may also adversely affect prevailing market prices for the Ordinary Shares and/or the ADSs; the A Warrants and B Warrants held by the Placee have an expiration date of one year and six years, respectively, whereas the Pre-Funded Warrants held by the Placee have no expiration date and may be exercised for a nominal consideration amount.

The total number of Transaction Shares and New Warrants detailed in this Circular have been calculated assuming a Placing Price of US$0.90 and existing holders of Company securities may be subject to greater dilution of their equity interests if the eventual Placing Price is lower than US$0.90.

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Future sales of Ordinary Shares (as represented by ADSs), or the perception that such sales may occur, could cause the market price of Ordinary Shares (as represented by ADSs) to fall

Sales of a substantial number of Ordinary Shares (as represented by ADSs) by the Placee in the public market, or the perception that these sales could occur, following the Private Placement could cause the market price of the Ordinary Shares (as represented by ADSs) to decline.

Dissent Rights

Registered Bioasis Shareholders have the right to exercise certain dissent rights and demand payment of the fair value of their Bioasis Shares in cash in connection with the Arrangement in accordance with the BCBCA, as modified and supplemented by the Plan of Arrangement, the Interim Order and the Final Order (if applicable). If there are a significant number of dissenting shareholders, a substantial cash payment may be required to be made to such Bioasis Shareholders that could have an adverse effect on the Company’s financial condition and cash resources if the Arrangement is completed. If Bioasis Shareholders have validly exercised dissent rights in connection with the Arrangement with respect to more than 10 per cent. of the issued and outstanding common shares in the capital of Bioasis, the Company is entitled, in its discretion, not to complete the Arrangement.

Conditionality of the Private Placement

The Private Placement is conditional upon, among other things, the passing of the Resolutions. If any such condition is not satisfied, or is not waived (where permitted), the Private Placement will not proceed. Accordingly, should the Private Placement not be expected to complete, the Company would urgently require alternative sources of funding. There can be no guarantee that the Company will be able to find alternative sources of potential funding, which may or may not be on similar commercial terms, and may not be obtainable on a timely basis, or at all. If the Private Placement is not capable of proceeding, it is likely that the Company would be unable to continue to develop and commercialise any of its assets and may not be able to continue as a going concern. If any alternative sources of potential funding are not available, the Directors believe that it is likely that the Company would be forced to enter into administration.

Consequences of any delay in satisfying the conditions to the Private Placement and the Acquisition

A delay in satisfying any of the conditions to the Private Placement and the Acquisition may have a disruptive effect upon the Company’s business prior to its cash resources being depleted in mid-March 2023. Any such delay in Completion will result in the Company being unable to benefit sooner from the perceived benefits of the Acquisition and the funding from the Private Placement. The Company will encounter cash flow difficulties which may lead to the anticipated benefits not materialising and its business, financial condition and results of operations being impacted negatively. If there is a delay in satisfying any of the conditions to the Private Placement and the Acquisition then (i) there may be an adverse impact on the Company’s reputational risk and its R&D collaboration partners and licensees’ sentiment being negatively impacted due to a perceived lack of confidence in the Company’s ability to continue as a going concern leading to their withdrawal from, or cessation of commitment to, such licensing and R&D collaborations, (ii) suppliers and vendors may cease to continue to provide necessary goods and services without upfront payments resulting in accelerated cash outflow and/or, cessation of ongoing trials, (iii) the Company’s key management and/or other employees may choose to leave the Company, and (iv) the Company may not have sufficient funding to continue as a going concern until such time as Completion occurs.

2.       RISKS RELATING TO THE ENLARGED GROUP’S BUSINESS AND STRATEGY Clinical development of the Enlarged Group’s product candidates

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of any preclinical studies and early clinical trials of the Enlarged Group’s product candidates may not be predictive of the results of later-stage clinical trials, even after seeing promising results in earlier clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry, including many with greater resources and experience than the Company, have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials.

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In October 2020, the Company reported the first-in-human clinical trial of MTX110 in DIPG. A second Phase I clinical trial in DIPG is ongoing at Columbia University and a further Phase I clinical trial of MTX110 has been initiated by the University of Texas in medulloblastoma. In December 2021, the Company received an investigational new drug application (“IND”) from the FDA in respect of a Phase I trial of MTX110 in recurrent GBM. Patient recruitment for the recurrent GBM trial is expected to commence shortly.

The Enlarged Group’s strategy will be to develop products to proof-of-concept stage and then seek licensing partners to complete the requisite clinical programmes, obtain regulatory approval and commercialise the licensed products. The Enlarged Group and any of its current or potential licensing partners may experience delays in ongoing or future clinical trials and planned clinical trials may not begin or enrol subjects on time, need to be redesigned or be completed on schedule, if at all.

There is no assurance that clinical trials of MTX110 or any other future clinical trials of the Enlarged Group’s product candidates will be successful or will generate positive clinical data and the Enlarged Group or its licensing partners may not receive marketing approval from the FDA, the European Medicines Agency (“EMA”), or other regulatory authorities for any product candidate. The Company has limited experience submitting new drug applications (“NDAs”), biologics license applications (“BLAs”) and INDs, to the FDA, as well as marketing authorisation applications or clinical trial applications (“CTAs”) to the EMA. There can be no assurance that the FDA will permit any of the Enlarged Group’s future NDAs, BLAs, or INDs, including a possible NDA for MTX110 or any future INDs for product candidates, to go into effect in a timely manner or at all. Without an IND or CTA for a product candidate, the Enlarged Group will not be permitted to conduct clinical trials in the United States or the European Union, respectively, of such product candidate.

Drug or biological product development is a difficult, long, time-consuming, expensive and uncertain process, and delay or failure can occur at any stage of any of the Enlarged Group’s clinical trials. Failure to obtain regulatory approval for the Enlarged Group’s product candidates will prevent the Enlarged Group or its licensing partners from commercialising and marketing them. Clinical trials may be delayed, suspended or prematurely terminated for a variety of reasons, including:

•	delay or failure to complete preclinical studies;

•	insufficient financial and other resources to complete the necessary preclinical studies and clinical trials;

•	delay or failure in reaching agreement with the applicable regulatory authorities on a trial design;

•	delay or failure in obtaining authorisation to commence a trial or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical study;

•	delay or failure in reaching agreement on acceptable terms with prospective contract research organisations, or contract research organisations (“CROs”), and clinical trial providers and sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	delay or failure in obtaining Institutional Review Board (“IRB”) approval, or the approval of other reviewing entities, including foreign regulatory authorities, to conduct a clinical trial at each site;

•	failure to recruit, or subsequent withdrawal of, clinical trial sites from clinical trials as a result of changing standards of care or the ineligibility of a site to participate in the Enlarged Group’s clinical trials;

•	delay or failure in recruiting and enrolling suitable subjects to participate in a trial;

•	delay or failure in having subjects complete a trial or return for post-treatment follow-up;

•	clinical sites and investigators deviating from trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;

•	inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication;

•	failure of third party clinical trial managers or clinical sites to satisfy contractual duties or meet expected deadlines;

•	failure to receive the recommendation of health technology assessment bodies such as the U.S. Agency for Healthcare Research and Quality, the National Institute for Clinical Excellence in the UK and other relevant international bodies or agencies responsible for pricing and utilisation determinations;

•	delay or failure in adding new clinical trial sites;

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•	ambiguous or negative interim results, or results that are inconsistent with earlier results;

•	from the EMA, the Medicines and Healthcare products Regulatory Agency (the “MHRA”), the FDA, the IRB, data safety monitoring boards, or other regulatory authority, or results from earlier stage or concurrent preclinical and clinical studies, which might require modification to the protocol for a given study;

•	decisions by the EMA, the MHRA, the FDA, the IRB, other regulatory authorities, or us, or recommendation by a data safety monitoring board or other regulatory authority, to suspend or terminate a clinical trial at any time for safety issues or for any other reason;

•	unacceptable risk-benefit profile or unforeseen safety issues or adverse side effects;

•	failure to demonstrate a benefit from using a drug over existing marketed products;

•	manufacturing issues, including problems with manufacturing or obtaining from third parties sufficient quantities of raw materials, active pharmaceutical ingredients, or product candidates for use in clinical trials; and

•	changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Many of these factors will be beyond the control of the Enlarged Group. If there are delays in the completion of, or termination of, any ongoing or future clinical trial of the Enlarged Group’s product candidates, the commercial prospects of those product candidates will be harmed, and the ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing clinical trials may slow down product candidate development and approval process and jeopardise the ability to commence product sales and generate revenues. Any of these occurrences may harm the Enlarged Group’s business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of the Enlarged Group’s product candidates. It is possible that none of the Enlarged Group’s product candidates will ever complete successfully the clinical development process and obtain regulatory approval, even if substantial time and resources are expended seeking such approval.

Negative results in the development of the Enlarged Group’s lead product candidates may also prevent or delay the Enlarged Group’s ability to continue or conduct clinical programs or receive regulatory approvals for its other product candidates. For example, although the Company believes the preclinical studies and animal testing of MTX110 demonstrate acceptable safety and effectiveness profiles, future clinical trials may fail to demonstrate adequate levels of safety or effectiveness. Moreover, anti-tumour activity may be different in each tumour type to be studied in the clinical trial. Therefore, even though the Enlarged Group plans to pursue clinical development of products in multiple tumour types, the tumour response may be low in patients with some cancers compared to others. As a result, the Enlarged Group may be required to discontinue development of MTX110 for patients with those tumour types and/or mutations due to insufficient clinical benefit, while continuing development for a more limited population of patients. Consequently, in order to obtain regulatory approval, agreement with the FDA may have to be sought on defining the optimal patient population, study design and size, any of which may require significant additional resources and delay clinical trials and ultimately the approval of any of the Enlarged Group’s product candidates.

The Enlarged Group may experience setbacks that could delay, or prevent regulatory approval of, its product candidates, including:

•	negative or inconclusive results from preclinical studies or clinical trials or positive results from the clinical trials of others for product candidates similar to those of the Enlarged Group leading to their approval, and evolving to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a programme;

•	product-related side effects experienced by patients or subjects in clinical trials or by individuals using drugs or therapeutics that the Enlarged Group, the FDA, other regulators or others view as relevant to the development of its product candidates;

•	delays in submitting INDs or comparable foreign applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

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•	conditions imposed by the FDA or comparable foreign authorities regarding the scope or design of the Enlarged Group’s clinical trials, including clinical endpoints;

•	inability to maintain compliance with regulatory requirements, including current good manufacturing practices (“cGMP”), and complying effectively with other procedures;

•	inadequate supply or quality of product candidates or other materials necessary for the conduct of the Enlarged Group’s clinical trials;

•	greater than anticipated clinical trial costs;

•	inability to compete with other therapies;

•	poor efficacy of the Enlarged Group’s product candidates during clinical trials;

•	trial results taking longer than anticipated;

•	trials being subjected to fraud or data capture failure or other technical mishaps leading to the invalidation of trials;

•	the results of trials not supporting application for conditional approval in the EU;

•	unfavourable FDA or other regulatory agency inspection and review of a clinical trial site;

•	failure of third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical development generally or with respect to the Enlarged Group’s technology in particular; or

•	varying interpretations of data by the FDA, the EMA, MHRA and similar foreign regulatory agencies.

In addition, because the Enlarged Group will have limited financial and personnel resources and is focusing primarily on developing its lead product candidates, it may forego or delay pursuit of other future product candidates that may prove to have greater commercial potential and may fail to capitalise on viable commercial products or profitable market opportunities. If it does not accurately evaluate the commercial potential or target market for a future product candidate, the Enlarged Group may relinquish valuable rights to those future product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been more advantageous to retain sole development and commercialisation rights to such future product candidates.

Manufacturing

The Company’s product candidates have historically only been manufactured in small quantities by third party contract manufacturing organisations (“CMOs”). Later stage development and commercial supply of such products will require the Enlarged Group to scale up the manufacture of its product candidates. There can be no assurance that the Enlarged Group’s proposed products will be capable of being manufactured in sufficient quantities and standards for clinical trials or in commercial quantities, in compliance with regulatory requirements and at an acceptable cost or within an acceptable timeframe.

The Company sources the raw materials and active ingredients required for the manufacture of its product candidates from third parties. The Enlarged Group will continue to be dependent upon those third parties for the provision of adequate facilities, material supplies and performance.

In addition, manufacturers of drug and biological products and their facilities are subject to continual review and periodic inspections by the EMA, the MHRA, the FDA and other governmental regulatory authorities for compliance with current good manufacturing practices, or cGMP, regulations. If a previously unknown problem with a product, such as adverse events of unanticipated severity or frequency, or a problem with the facility where the product is manufactured is discovered, a regulatory agency may impose restrictions on that product, the manufacturing facility or the party commercialising the product, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If the Enlarged Group’s product candidates or the manufacturing facilities for its product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

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•	mandate modifications to, or the withdrawal of, marketing and promotional materials or require corrective information to be provided to healthcare practitioners;

•	require the violating party to enter into a consent decree, which can include the imposition of various fines, reimbursements of inspection costs, required due dates for specific actions and penalties for non-compliance;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	require revisions to the labelling, including limitations on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;

•	suspend, vary or withdraw regulatory approval;

•	require additional post-market clinical trials to assess the safety of the product;

•	suspend any ongoing clinical studies;

•	refuse to approve pending applications or supplements to applications filed by the Enlarged Group or any licensing partner;

•	suspend or impose restrictions on operations, the products, manufacturing or the Enlarged Group; or

•	seize or detain products, refuse to permit the import or export of products or require a product recall.

The occurrence of any of these events or penalties described above may inhibit the Enlarged Group’s ability to generate revenue from product candidates that are commercialised by any of the Enlarged Group’s licensing partners.

Stage of development

The Enlarged Group is an early-stage biopharmaceutical development company focused on developing products for rare and orphan diseases. There are a number of operational, strategic and financial risks associated with pre-revenue drug development companies. Although the Enlarged Group has recorded positive results from initial pre-clinical and/or clinical trials for its products and/or its technologies, continued research and development will be required. There can be no assurance that any of the Enlarged Group’s targeted developments will be successful.

The Enlarged Group faces risks frequently encountered by similar stage pharmaceutical companies looking to develop new products. In particular, its future growth and prospects will depend on its ability to successfully develop products which are approved by the regulatory authorities, have broad commercial appeal, to secure commercialisation partnerships on appropriate terms, to manage growth and to continue to expand and improve operational, financial and management information, quality control systems on a timely basis, whilst at the same time maintaining effective cost controls. Any failure to expand and improve operational, financial and management information and quality control systems in line with the Enlarged Group’s growth could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that the Enlarged Group’s portfolio of pre-clinical and clinical development programmes will succeed in developing additional products which it will be able to license to partners successfully.

Unproven technologies

The Enlarged Group’s technologies, Q-Sphera,MidaSolve, GNP, EGF and XB3, are at an early stage of development. As a result, the effectiveness of the technologies in improving the bio-delivery and/or bio-distribution of medicines has not yet been fully established and its research and development activities may not result in commercially viable products, whether for many years or at all. This may be for a number of reasons, including that:

•	despite encouraging data to date, the technologies may not prove to be safe and effective in further pre-clinical or clinical trials;

•	relevant regulatory approvals may not be granted or maintained in a timely fashion or at all;

•	intellectual property protection may not be able to be secured and maintained sufficiently for the technologies and challenges may be made against the relevant intellectual property;

•	competitors may develop more attractive alternative technologies; or the products may not receive healthcare coverage and adequate reimbursement.

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Regulatory approval and product testing

The pre-clinical and clinical testing, manufacture and marketing of the Enlarged Group’s product candidates and its ongoing research and development are subject to regulation by government and regulatory agencies in countries where the Enlarged Group or any of its potential licensees or collaborators intend to test, manufacture or market products. There can be no assurance that any of the Enlarged Group’s proposed products will successfully complete these processes or that regulatory approvals to manufacture and market the proposed products will ultimately be obtained.

If regulatory approval is obtained, the products and their manufacture are subject to continual review and there can be no assurance that such approval will not be withdrawn or restricted. Changes in the application of legislation or regulatory policies or the discovery of unexpected side effects and other problems with the products or their manufacture may result in the imposition of restrictions on the products or their manufacture, withdrawals of the drug from the market, voluntary or mandatory drug recalls, government investigations and the imposition of penalties.

The extent of pre-clinical studies and clinical trials that will be required to test the safety and efficacy of the Enlarged Group’s products will vary depending on the product, the treatment being evaluated, the trial results and regulations applicable to the particular product. The results of pre-clinical studies and clinical trials to date of the Company’s product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in the later stages of clinical trials may fail to show the desired safety, efficacy and equivalence (where relevant) despite having progressed through initial clinical trials. There can be no assurance that the data collected from the pre-clinical studies and clinical trials of the Enlarged Group’s proposed products will be sufficient to support regulatory approvals.

The Directors cannot accurately predict when the planned clinical trials will be completed, if at all. The Enlarged Group’s product candidates may produce unexpected side effects or serious adverse events which could interrupt, delay or halt clinical trials of the products and could result in regulatory authorities denying approval of its products for any or all targeted treatments. An independent safety monitoring board, a regulatory authority or the Enlarged Group itself may suspend or terminate trials at any time. There can be no assurances that any of the Enlarged Group’s product candidates will ultimately prove to be safe for human use.

The Enlarged Group’s clinical trials could also be delayed or terminated in the event that the product being tested is in the same class of drug as a marketed product that is revealed to cause side effects.

Financial risk

Both the Company and Bioasis, and therefore the Enlarged Group, have a history of operating losses. These losses have arisen mainly from the costs incurred in research and development of their respective products and general administrative costs. In order to support the research and development of the Enlarged Group’s product candidates, the Enlarged Group is likely to continue to incur operating losses until such time as it generates sufficient revenue. The Enlarged Group may not be successful in developing products which generate revenues.

The Registered Direct Offering and Private Placement are expected to provide sufficient cash resources to fund the operations of the Enlarged Group through the beginning of the fourth quarter of 2023. The lack of a current revenue stream and the significant resources needed for ongoing investment in its research and development pipeline means the Enlarged Group will require access to additional funding from licensing, capital markets or elsewhere before the beginning of the fourth quarter of 2023. There can be no assurances that such funding will be available on favourable terms, if at all.

Additional funding over and above the Registered Direct Offering and Private Placement will likely be required to allow the Enlarged Group time to reach profitability. If the Enlarged Group is unable to raise further funding, there may be insufficient finance for product development including future clinical or pre-clinical development or operations and consequent delay, reduction or elimination of development or commercialisation of the Enlarged Group’s programmes could result, as well as the consideration of other strategic alternatives.

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The Enlarged Group has a relatively small portfolio of product candidates, none of which has received regulatory approval required for marketing in the indication for which they are being developed by the Enlarged Group. After receipt of the necessary regulatory approvals, the Enlarged Group’s success will depend on acceptance of its products by the market, including by its collaboration and strategic partners, physicians, patients and third-party payers. The Enlarged Group’s progress may be adversely affected if it is unable to achieve market acceptance of its products. This in turn may make it difficult for the Enlarged Group to continue funding its development programme.

Neither Midatech nor Bioasis has paid dividends in the past and the Enlarged Group does not expect to pay dividends in the foreseeable future. The declaration and payment of any dividends in the future and the amount of any future dividends will depend upon the results of operations, financial conditions, cash requirements, future prospects, profits available for distribution and other factors deemed by the Directors to be relevant at the time.

The expenditure required by the Enlarged Group may be more than currently anticipated

There is a risk that the amounts needed to fund the development and commercialisation of the Enlarged Group’s pipeline of products and future growth will be insufficient, that the anticipated timing of such investment may prove incorrect, or that the Enlarged Group may be unable to raise the amounts required (if at all). The Enlarged Group may not be able to generate revenues at the times targeted. Costs may be greater than planned, or timings may vary from those targeted.

Any failure or inability to protect patents and other intellectual property and proprietary technology could adversely affect the Enlarged Group’s ability to manufacture and sell its products, to market its products, and to compete effectively

The commercial success of the Enlarged Group will depend to a great extent on its ability to secure and maintain patent protection for its products, to preserve the confidentiality of its know-how and to operate without infringing the proprietary rights of third parties.

No assurance can be given that any pending applications or any future patent applications will result in granted patents, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Enlarged Group, that any of its patents will be held valid if challenged or that third parties will not claim rights or ownership of the patents and other proprietary rights held by the Enlarged Group.

The Enlarged Group may be subject to claims in relation to infringement of patents, trademarks or other proprietary rights. Adverse judgements against the Enlarged Group may give rise to significant liability in monetary damages, legal fees and an inability to manufacture, market or sell products either at all or in particular territories using existing trademarks and/or a particular technology.

Further, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Enlarged Group’s products or design around any patents held by the Enlarged Group. Others may hold or receive patents which contain claims having a scope that covers products developed by the Enlarged Group (whether or not patents are held by or issued to the Enlarged Group).

The Company relies on patents to protect, among other rights, its products. These rights act only to prevent a competitor from copying but not from independently developing products that perform the same functions. No assurance can be given that others will not independently develop or otherwise acquire substantial equivalent techniques or otherwise gain access to the Enlarged Group’s unpatented proprietary technology or disclose such technology or that the Enlarged Group can ultimately protect meaningful rights to such unpatented proprietary technology.

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PART 3

PRINCIPAL TERMS OF THE ARRANGEMENT AGREEMENT

The following is a summary of the principal terms of the Arrangement Agreement relating to the Acquisition.

1.       Parties and Structure

The Acquisition will be implemented by way of a statutory plan of arrangement in accordance with the laws of the Province of British Columbia, Canada. The Arrangement Agreement was entered into on 13 December 2022 between the Company and Bioasis and amended on 18 December 2022. Pursuant to the Arrangement Agreement, the Company has agreed to acquire all of the issued and outstanding Bioasis Shares in exchange for the Consideration Shares on the basis of the Exchange Ratio.

The Arrangement Agreement is governed by the laws of the State of Delaware, save that matters relating to the corporate matters related to the Bioasis Circular, the Bioasis Special Meeting and the Plan of Arrangement are governed by the laws of British Columbia, Canada and the federal laws of Canada, as applicable and the laws of England and Wales shall apply to this Circular and the General Meeting.

2.       Consideration

Based on a price of £0.0585 per Ordinary Share (being the closing price of the Ordinary Shares on AIM on 12 December 2022, the last trading day prior to the announcement of the Transactions), the Consideration Shares underlying the ADSs to be issued in exchange for the Bioasis Shares in the Acquisition represented (on 12 December 2022) an aggregate value of approximately £4.4 million and an offer price per Bioasis Share of US$0.0686. At Completion, Midatech shall (i) assume the rights and obligations of all of the Bioasis Warrants outstanding immediately prior to the Effective Time such that upon exercise of the Bioasis Warrants, Midatech shall issue ADSs to such holders equal to the amount (if any) by which such offer price exceeds the exercise price of such Bioasis Warrant (Bioasis shall issue common shares to Midatech in consideration for any such issuance of ADSs by Midatech) and (ii) grant New Options in Midatech to holders of Bioasis Options in consideration for the cancellation of all outstanding Bioasis Options.

All rights with respect to Bioasis Shares under Bioasis Warrants assumed by Midatech shall be satisfied by affording the holders of such Bioasis Warrants rights in respect of Ordinary Shares. Accordingly, from and after the Effective Time: (i) each Bioasis Warrant assumed by Midatech may be exercised solely for Ordinary Shares; (ii) the number of Ordinary Shares subject to each Bioasis Warrant assumed by Midatech shall be determined by multiplying (A) the number of Bioasis Shares that were subject to such Bioasis Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of ADSs; (iii) the per share exercise price for the Ordinary Shares issuable upon exercise of each Bioasis Warrant assumed by Midatech shall be determined by dividing (A) the per share exercise price of Bioasis Shares subject to such Bioasis Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Bioasis Warrant assumed by Midatech shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Bioasis Warrant shall otherwise remain unchanged. All Ordinary Shares deliverable in respect of the Bioasis Warrants shall be delivered to the holders of Bioasis Warrants, upon exercise, in the form of ADSs.

Furthermore, each Bioasis Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be exchanged for a New Option (fully vested) issued pursuant to the New Option Plan to acquire the number of Ordinary Shares (in the form of ADSs) which shall be equal to (i) the Exchange Ratio multiplied by (ii) the number of Bioasis Shares subject to such Bioasis Option immediately prior to Completion, with an exercise price per Ordinary Share (rounded to the nearest whole cent) equal to (A) the exercise price per Bioasis Share purchasable pursuant to such Bioasis Option divided by (B) the Exchange Ratio (subject to applicable laws and regulations and any market value adjustments). Following the exchange of Bioasis Options for New Options, each holder of New Options will cease to have any rights as a holder of Bioasis Options (other than the right to receive the appropriate number of New Options) and the name of each holder of New Options will be removed as the registered holder of Bioasis Options and added as a registered holder of New Options under the New Option Plan.

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3.       Conditions to Completion

Completion is subject to, and can only occur upon, satisfaction or waiver of, a number of outstanding conditions, including, but not limited to, the following mutual conditions which can only be waived with the mutual consent of the Company and Bioasis:

(A)	Midatech Shareholder Approval having been obtained;

(B)	Bioasis Securityholder Approval having been obtained;

(C)	the Interim Order and Final Order to approve the Acquisition having been obtained from the Court;

(D)	no legal restraints preventing the consummation of the Transactions;

(E)	the New ADSs (and the underlying Transaction Shares) to be issued under the Plan of Arrangement shall be exempt from the registration requirements of the Securities Act pursuant to the Section 3(a)(10) Exemption; and

(F)	the Private Placement having closed.

The obligation of Midatech to consummate the transactions contemplated by the Arrangement Agreement is subject to, and can only occur upon, satisfaction or waiver of, a number of outstanding conditions, including, but not limited to the following:

(A)	the representations and warranties of the Company regarding (i) certain fundamental representations and warranties being true and correct in all respects as of the closing date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date), and (ii) as to all other representations and warranties being true and correct in all respects on and as of the closing date (or, if given as of an earlier date, as of such earlier date), except where the failure or failures of such representations and warranties to be true and correct in all respects would not reasonably be expected to have a Bioasis Material Adverse Effect; disregarding for purposes of this clause (ii) all “Bioasis Material Adverse Effect” and other materiality qualifications;

(B)	the Company having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Arrangement Agreement;

(C)	receipt by Midatech of resignations letters from members of Bioasis’ board of directors and its officers;

(D)	the TSX-V shall have approved the delisting of the Bioasis Shares following Completion; and

(E)	a Bioasis Material Adverse Effect has not occurred that is continuing.

Bioasis Shareholders representing not more than 10 per cent. of the issued and outstanding Bioasis Shares exercise their Dissent Rights in connection with the Arrangement. The obligation of Bioasis to consummate the transactions contemplated by the Arrangement Agreement is subject to, and can only occur upon, satisfaction or waiver of, a number of outstanding conditions, including, but not limited to the following:

(A)	the representations and warranties of Midatech regarding (i) certain fundamental representations and warranties being true and correct in all respects as of the closing date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date), and (ii) as to all other representations and warranties being true and correct in all respects on and as of the closing date (or, if given as of an earlier date, as of such earlier date), except where the failure or failures of such representations and warranties to be true and correct in all respects would not reasonably be expected to have a Midatech Material Adverse Effect; disregarding for purposes of this clause (ii) all “Midatech Material Adverse Effect” and other materiality qualifications;

(B)	Midatech having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Arrangement Agreement;

(C)	Midatech shall have taken all actions necessary or appropriate to so that the Board shall consist of the number of directors, and comprised of the individuals determined in accordance with the Arrangement Agreement, and

(D)	a Midatech Material Adverse Effect has not occurred that is continuing.

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4.       Representations, warranties and covenants

The Arrangement Agreement contains representations, warranties and covenants that are customary for an acquisition of the size and nature of the Acquisition.

In particular, each of the Company and Bioasis is subject to covenants concerning their respective obligations to call and hold a shareholder or securityholder meeting for the purpose of obtaining the requisite securityholder approval for the Acquisition.

The Company is entitled to terminate the Arrangement Agreement if Bioasis breaches certain material representations, warranties or covenants prior to the Effective Time (and such breach is incapable of being cured or is not cured in accordance with the terms of the Arrangement Agreement). However, if a breach is not discovered until after Completion, the Company will not have any recourse against Bioasis, Bioasis management or the Bioasis Shareholders.

5.       Termination Rights

The Arrangement Agreement may be terminated by the mutual written agreement of the Company and Bioasis at any time prior to the Effective Time. Either the Company or Bioasis may terminate the Arrangement Agreement in the event that:

•	the Effective Time has not occurred by the Long Stop Date;

•	any law or order that makes consummation of the Acquisition illegal or otherwise prohibits or enjoins the Company or Bioasis from consummating the Acquisition has become final and non-appealable;

•	Midatech Shareholder Approval is not obtained at the General Meeting;

•	Bioasis Securityholder Approval is not obtained at the Bioasis Special Meeting; or

•	the other party commits a material breach of the Arrangement Agreement, which is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of the Arrangement Agreement (a “Willful Breach”).

In addition, the Arrangement Agreement contains reciprocal termination rights for Midatech and Bioasis if:

•	the other party has breached certain material representations, warranties or covenants and such breach or failure is incapable of being cured or is not cured in accordance with the terms of the Arrangement Agreement; or

•	the other party fails to comply with the non-solicitation provisions set out in the Arrangement Agreement in any material respect.

The Company may also terminate the Arrangement Agreement if:

•	prior to obtaining Bioasis Securityholder Approval, Bioasis makes a change in recommendation of the Acquisition to the Bioasis Shareholders; or

•	prior to obtaining Midatech Shareholder Approval, the Board (i) makes a change in recommendation as a result of a Midatech Superior Proposal or (ii) authorises Midatech to enter into any definitive agreement (other than a confidentiality agreement) in respect of a Midatech Superior Proposal; or

•	a Bioasis Material Adverse Effect has occurred which is incapable of being cured on or prior to the Long Stop Date.

Bioasis may also terminate the Arrangement Agreement if:

•	prior to obtaining Midatech Shareholder Approval, the Board makes a change in recommendation; or

•	prior to obtaining Bioasis Securityholder Approval, Bioasis’ board of directors (i) makes a change in recommendation as a result of a Bioasis Superior Proposal; or (ii) authorises Bioasis to enter into any definitive agreement (other than a confidentiality agreement) in respect of a Bioasis Superior Proposal.

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6.       Termination Payment

Termination Payment payable to Midatech

Bioasis has agreed to pay to the Company a break fee equal to US$330,000 (c.£273,090) in the event that the Arrangement Agreement is terminated by:

(A)	Midatech following a Bioasis change in recommendation of the Acquisition or a breach by Bioasis of the non-solicitation provisions set out in the Arrangement Agreement;

(B)	Bioasis following a Bioasis change in recommendation of the Acquisition or in connection with a Bioasis Superior Proposal; or

(C)	any party as a result of (i) Completion not occurring prior to the Long Stop Date or (ii) a failure to obtain Bioasis Securityholder Approval, but, in each case, (a) only if prior to the Bioasis Special Meeting, a bona fide Acquisition Proposal shall have been made or publicly announced and not withdrawn and (b) within 12 months of such termination (1) Bioasis or one or more of its subsidiaries enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is later consummated or (2) an Acquisition Proposal shall have been consummated, provided that, in each case, the Termination Payment shall only be payable if the Acquisition Proposal relates to 50 per cent. or more of the issued and outstanding Bioasis Shares or assets of the Bioasis Group.

There is also an expense reimbursement payment of US$225,000 that may be payable by Bioasis to Midatech if the Arrangement Agreement is terminated (i) by either Midatech or Bioasis, if the Bioasis Securityholder Approval is not obtained, (ii) by Midatech, if Bioasis has committed a Willful Breach; or (iii) by Midatech, if Bioasis has breached certain material representations, warranties or covenants and such breach or failure is incapable of being cured or is not cured in accordance with the terms of the Arrangement Agreement. Notwithstanding the foregoing, to the extent a Termination Payment is also due to Midatech, in no event will Bioasis be liable to Midatech for an aggregate amount in excess of US$330,000.

Termination Payment payable to Bioasis

Midatech has agreed to pay to Bioasis a break fee equal to US$330,000 (c.£273,090) in the event that the Arrangement Agreement is terminated by:

(A)	Bioasis following a Midatech change in recommendation of the Acquisition (other than in the context of a Takeover Offer in certain circumstances) or a breach by Midatech of the non-solicitation provisions set out in the Arrangement Agreement;

(B)	Midatech following a Midatech change in recommendation of the Acquisition or in connection with a Midatech Superior Proposal or an unsolicited Takeover Offer; or

(C)	any party as a result of (i) Completion not occurring prior to the Long Stop Date or (ii) a failure to obtain Midatech Shareholder Approval, but, in each case, (a) only if prior to the Bioasis Special Meeting, a bona fide Acquisition Proposal shall have been made or publicly announced and not withdrawn and (b) within 12 months of such termination (1) Midatech or one or more of its subsidiaries enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is later consummated or (2) an Acquisition Proposal shall have been consummated, provided that, in each case, the Termination Payment shall only be payable if the Acquisition Proposal relates to 50 per cent. or more of the issued and outstanding Ordinary Shares or assets of the Midatech Group or an unsolicited Takeover Offer.

There is also an expense reimbursement payment of US$225,000 that may be payable by Midatech to Bioasis if the Arrangement Agreement is terminated (i) by either Midatech or Bioasis, if the Midatech Shareholder Approval is not obtained, (ii) by Bioasis, if Midatech has committed a Willful Breach; or (iii) by Bioasis, if Midatech has breached certain material representations, warranties or covenants and such breach or failure is incapable of being cured or is not cured in accordance with the terms of the Arrangement Agreement. Notwithstanding the foregoing, to the extent a Termination Payment is also due to Bioasis, in no event will Midatech be liable to Bioasis for an aggregate amount in excess of US$330,000.

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7.       Non-solicitation
Bioasis non solicitation

Bioasis is subject to customary non-solicitation provisions set out in the Arrangement Agreement which prohibit Bioasis from soliciting any Acquisition Proposal.

However, if at any time prior to obtaining Bioasis Securityholder Approval, Bioasis receives a request for material non-public information, or to enter into discussions, from a person that proposes to Bioasis an unsolicited bona tide written Acquisition Proposal, Bioasis may engage in or participate in discussions or negotiations regarding such Acquisition Proposal in accordance with the terms and conditions of the Arrangement Agreement.

If the Bioasis board of directors determines in good faith and following consultation with its external advisers that any such Acquisition Proposal received prior to obtaining Bioasis Securityholder Approval constitutes a Bioasis Superior Proposal, the Bioasis board of directors shall be entitled to make a Bioasis change in recommendation of the Acquisition and approve, recommend or enter into a definitive agreement with respect to such Bioasis Superior Proposal only if: (i) the person making such Bioasis Superior Proposal is not restricted from making an Acquisition Proposal pursuant to an existing standstill, confidentiality, nondisclosure, business purpose, use or similar restriction, (ii) Bioasis remains in compliance with the non-solicitation provisions under the Arrangement Agreement; and (iii) Bioasis has notified Midatech in writing of the existence and terms of the Acquisition Proposal and, if Midatech so requests, entered into a period of good faith negotiations with Midatech with respect to Bioasis’ proposed adjustments to the terms and conditions of the Arrangement Agreement so that such Acquisition Proposal would cease to constitute a Bioasis Superior Proposal, (iv) Bioasis has provided Midatech with a copy of the Bioasis Superior Proposal and all supporting materials; (v) five business days have elapsed from the date on which Midatech has received notice of the Bioasis Superior Proposal; (vi) during the five business days following the notice of the Bioasis Superior Proposal, Midatech had the opportunity (but not the obligation) to offer to amend the Arrangement Agreement in order for such Acquisition Proposal to cease to be a Bioasis Superior Proposal, and (vii) prior to or concurrently with terminating the Arrangement Agreement, Bioasis enters into such Acquisition Proposal and concurrently pays to Midatech the Termination Payment.

Midatech non solicitation

Midatech is subject to customary non-solicitation provisions set out in the Arrangement Agreement which prohibit Midatech from soliciting any Acquisition Proposal.

However, if at any time prior to obtaining Midatech Shareholder Approval, Midatech receives a request for material non-public information, or to enter into discussions, from a person that proposes to Midatech an unsolicited bona tide written Acquisition Proposal or Takeover Offer, Midatech may engage in or participate in discussions or negotiations regarding such Acquisition Proposal in accordance with the terms and conditions of the Arrangement Agreement.

If the Board determines in good faith and following consultation with its external advisers that any such Acquisition Proposal or Takeover Offer received prior to obtaining Midatech Shareholder Approval constitutes a Midatech Superior Proposal, the Board shall be entitled to make a change in recommendation of the Acquisition and approve, recommend or enter into a definitive agreement with respect to such Midatech Superior Proposal only if: (i) the person making such Midatech Superior Proposal is not restricted from making an Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction, (ii) Bioasis remains in compliance with the non-solicitation provisions under the Arrangement Agreement; and (iii) Midatech has notified Bioasis in writing of the existence and terms of the Acquisition Proposal and, if Bioasis so requests, entered into a period of good faith negotiations with Bioasis with respect to Midatech’s proposed adjustments to the terms and conditions of the Arrangement Agreement so that such Acquisition Proposal would cease to constitute a Midatech Superior Proposal, (iv) Midatech has provided Bioasis with a copy of the Midatech Superior Proposal and all supporting materials; (v) five business days have elapsed from the date on which Bioasis has received notice of the Midatech Superior Proposal; (vi) during the five business days following the notice of the Midatech Superior Proposal, Bioasis had the opportunity (but not the obligation) to offer to amend the Arrangement Agreement in order for such Acquisition Proposal to cease to be a Midatech Superior Proposal, and (vii) prior to or concurrently with terminating the Arrangement Agreement, Midatech enters into such Acquisition Proposal and concurrently pays to Bioasis the Termination Payment.

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PART 4

HISTORICAL FINANCIAL INFORMATION RELATING TO BIOASIS GROUP

The following documents filed on SEDAR by Bioasis with the securities commission of the jurisdictions in Canada in which Bioasis is currently a reporting issuer (or the equivalent) are specifically incorporated by reference in this Circular:

1.	the consolidated annual financial statements of Bioasis as at and for the years ended 28 February 2022 and 2021, together with the notes thereto and the auditors’ report thereon;

2.	management’s discussion and analysis of financial condition and operating results of Bioasis for the years ended 28 February 2022 and 2021;

3.	the unaudited condensed interim consolidated financial statements of Bioasis for the three and six-month periods ended 31 August 2022, together with the notes thereto;

4.	management’s discussion and analysis of financial condition and operating results of Bioasis for the three and six-month periods ended 31 August 2022; and

5.	the material change report of Bioasis dated 20 December 2022 in respect of the announcement of the Arrangement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this Circular, to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, in its unmodified or non-superseded form, to constitute a part of this Circular.

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Bioasis at 157 Church Street, 19th Floor, New Haven, Connecticut, 06510. These documents are also available through the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at www.sedar.com and more specifically at https://www.sedar.com/DisplayCompanyDocuments.do?lang=EN&issuerNo=00025325.

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PART 5

Unaudited Pro forma Financial Information relating to the Enlarged Group

REPORT ON THE UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE GROUP

The Directors

Midatech Pharma Plc

1 Caspian Point
Caspian Way
Cardiff

CF10 4DQ

5 January 2023

Midatech Pharma Plc (“Midatech”)

We report on the unaudited pro forma financial information (the Unaudited “Pro forma financial information”) set out in Part 5: “Unaudited pro forma financial information” of the AIM Circular Document dated 5 January 2023.

Opinion

In our opinion:

(a)       the Unaudited Pro forma financial information has been properly compiled on the basis stated; and

(b)       such basis is consistent with the accounting policies of Midatech.

Responsibilities

It is the responsibility of the directors of Midatech to prepare the Unaudited Pro forma financial information in accordance with Sections 1 & 2 of Annex 20 of the UK version of Commission Delegated Regulation (EU) 2019/980 supplementing Regulation (EU) 2017/1129.

It is our responsibility to form an opinion, as required by Section 3 of Annex 20 of the UK version Commission Delegated Regulation (EU) 2019/980 supplementing Regulation (EU) 2017/1129, as to the proper compilation of the Unaudited Pro forma financial information and to report that opinion to you.

No reports or opinions have been made by us on any financial information used in the compilation of the Unaudited Proforma financial information. In providing this opinion we are not providing any assurance on any source financial information on which the Unaudited Pro forma financial information is based beyond the above opinion.

Basis of preparation

The unaudited pro forma financial information has been prepared on the basis described in note 2, for illustrative purposes only, to provide information about how the transaction might have affected the financial information presented on the basis of the accounting policies adopted by Midatech in preparing the financial statements for the six month period ended 30 June 2022. This report is required by Section 3 of Annex 20 of the UK version Commission Delegated Regulation (EU) 2019/980 and is given for the purpose of complying with that section and for no other purpose.

Basis of Opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Financial Reporting Council in the United Kingdom. We are independent of the Company and the Bioasis Technologies Inc. in accordance with the FRC’s Revised Ethical Standard 2019 as applied to Investment Circular Reporting Engagements, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

69

The work that we performed for the purpose of making this report, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the Unaudited Pro forma financial information with the directors of Midatech.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Unaudited Pro forma financial information has been properly compiled on the basis stated and that such basis is consistent with the accounting policies of Midatech.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in Canada or the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Declaration

For the purposes of Prospectus Regulation Rule PRR 5.3.2 R (2)(f) we are responsible for this report as part of the AIM Circular Document and declare that, to the best of our knowledge, the information contained in this report is in accordance with the facts and that the report contains no omission likely to affect its import. This declaration is included in the AIM Circular Document in compliance with item 1.2 of Annex 1 of the UK version of Commission Delegated Regulation (EU) 2019/980.

Yours faithfully

Mazars LLP

70

Pro Forma Consolidated Statement of Financial Position

As at 30 June 2022 (unaudited)

				Bioasi:	Bioasis
				Technologies	Technologies
	Midatech	RDO and		Inc net	Inc net		Lind debt
	Pharma Plc	Private		assets as at	assets as at		modification	Lind debt		Lind - new	Lind debt		Consideration
	net assets as	Placement	Sub	31 August	31 August	Re-	- extinguish	modification	Lind - new	debt interest	settlement	Acquisition	and	Pro forma
	at 30 June 2022	proceeds	total	2022	2022	classification	existing note	- new note	funding	charge	on merger	Accounting	goodwill	consolidated
	£’000	£’000	£’000	CAN$000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000
					Note 2
					Foreign
					Exchange
Non-current assets
Goodwill	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Property, plant and equipment	993	-	993	1,414	-	-	-	-	-	-	-	-	-	993
Intangible assets	-	-	-	-	(511)	-	-	-	-	-	-	-	6,374	7,277
	993	-	993	1,414	(511)	-	-	-	-	-	-	-	6,374	8,270

Current assets
Trade and other receivables	1,243	-	1,243	-	-	126	-	-	-	-	-	-	-	1,369
Accounts receivable	-	-	-	-	(6)	(12)	-	-	-	-	-	-	-	-
Prepaid expenses	-	-	-	-	(65)	(114)	-	-	-	-	-	-	-	-
Taxation	1,023	-	1,023	18179	-	-	-	-	-	-	-	-	-	1,023
Cash and cash equivalents	6,423	7,486	13,909	568	(20)	-	-	-	192	-	(1,529)	(1,493)	-	11,442
	8,689	7,486	16,175	765	(276)	-	-	-	192	-	(1,529)	(1,493)	-	13,834
Total assets	9,682	7,486	17,168	2,179	(787)	-	-	-	192	-	(1,529)	(1,493)	6,374	22,104

Non-current liabilities
Borrowings	546	-	546	-	-	-	-	-	-	-	-	-	-	546
Derivative financial liability	-	-	-	-	(21)	-	-	-	-	-	-	-	-	38
Conversion feature	-	-	-	59	(10)	-	(17)	-	-	-	-	-	-	-
Convertible debenture	-	-	-	504	(182)	-	(322)	990	-	51	(1,041)	-	-	-
	546	-	546	590	(213)	-	(339)	990	-	51	(1,041)	-	-	584

Current liabilities
Trade and other payables	1,280	-	1,280	-	-	1,233	-	-	-	-	-	1,647	(1,647)	2,513
Accounts payable and accrued liabilities		-	-	-	(556)	(981)	-	-	-	-	-	-	-	-
Deferred revenue	-	-	-	-	(142)	(252)	-	-	-	-	-	-	-	-
Borrowings	167	-	167	1,537	-	-	-	-	-	-	-	-	-	167
Current portion of convertible debt	-	-	-	394	(542)	-	(958)	964	224	19	(1,207)	-	-	-
Provisions	43		43	1,500	-	-	-	-	-	-	-	-	-	43
Derivative financial liability	155	7,421	7,576	-	-	-	-	-	-	-	-	-	-	7,576
	1,645	7,421	9,066	3,431	(1,240)	-	(958)	964	224	19	(1,207)	1,647	(1,647)	10,299
Total liabilities	2,191	7,421	9,612	4,021	(1,453)	-	(1,297)	1,954	224	70	(2,248)	1,647	(1,647)	10,883

Issued capital and reserves
attributable to owners of the parent
Share capital	1,098	24	1,122	28,753	(10,389)	-	-	-	-	-	21	-	(18,260)	1,247
Share premium	83,434	709	84,143	-	-	-	-	-	-	-	698	-	5,982	90,823
Merger reserve	53,003	-	53,003	11,353	-	-	-	-	-	-	-	-	-	53,003
Warrant reserve	720	-	720	170	-	-	-	-	-	-	-	-	-	720
Contributed surplus	-	-	-	-	(4,102)	-	-	-	-	-	-	-	(7,251)	-
Accumulated other comprehensive income	-	-	-	-	(61)	-	-	-	-	-	-	-	(109)	-
Foreign exchange reserve	-	-	-	(42,118)	-	-	-	-	-	-	-	-	-	-
Accumulated deficit	(130,764)	(668)	(131,432)	(134,572)	15,218	-	1,297	(1,954)	(32)	(70)	-	(3,140)	27,659	-
Total equity	7,491	65	7,556	(1,842)	666	-	1,297	(1,954)	(32)	(70)	719	(3,140)	8,021	11,221
Total equity and liabilities	9,687	7,486	17,168	2,179	(787)	-	-	-	192	-	(1,529)	(1,493)	6,374	22,104

71

Pro Forma Consolidated Statement of Comprehensive Income
Six months ended 30 June 2022 (unaudited)

					Bioasis
					Technologies
		Issuance			6 months
		expenses	Bioasis		31 August		Acquisition
	Midatech	associated	Technologies		2022		and
	Pharma Plc	with	Inc 6 months		£’000		Accounting
	6 months	to Pre-funded	Sub to 31 August		Note 2	Re-	Policy	Pro forma
	30 June 2022	Warrants	total 2022		Foreign	classification	Adjustments	consolidated
	£’000	£’000	£’000 CAN$’000		Exchange	£’000	£’000	£’000
Revenue	468		468	120	(47)	–	–	541
Other income	16		16	–	–	–	–	16
Research and
development costs	(2,413)		(2,413)	(426)	168	–	–	(2,671)
Administrative costs	(1,849)	(668)	(2,517)	(1,363)	537	(14)	–	(3,357)
Loss from operations	(3,778)	(668)	(4,446)	(1,669)	658	(14)	–	(5,471)
Finance income	404		404	–	–	222		626
Finance expense	(24)		(24)	(477)	188		289	(24)
Change in estimated
fair value of derivative
warrants and conversion
feature	–			707	(279)	(222)	(206)	–
Foreign exchange loss	–			(24)	10	14	–	–
Loss before tax	(3,398)	(668)	(4,066)	(1,463)	577	–	83	(4,869)
Taxation	337		337	–	–	–	–	337
Loss from operations	(3,061)	(668)	(3,729)	(1,463)	577	–	83	(4,532)
Loss per share
Continuing operations Basic and diluted loss per ordinary share – pence	-3p -2p

72

Pro Forma Consolidated Statement of Comprehensive Income
Year ended 31 December 2021 (unaudited)

Bioasis
Technologies
Issuance	Inc year to	Acquisition
Midatech	expenses	Bioasis	28 February	and
Pharma Plc	associated	Technologies	2022	Accounting
year to	with	Inc year to	£’000	Accounting
31 December	Pre-funded	Sub	28 February	Note 2	Re-	Policy	Pro forma
2021	Warrants	total	2022	Foreign	classification	Adjustments	consolidated
£’000	£’000	£’000	CAN$’000	Exchange	£’000	£’000	£’000
Revenue	578	578	38	(16)	–	–	600
Other income	24	24	–	–	–	–	24
Research and development costs	(4,654)	(4,654)	(1,226)	515	–	–	(5,365)
Administrative costs	(2,946)	(668)	(3,614)	(2,409)	1,012	(23)	–	(5,034)
Loss from operations	(6,998)	(668)	(7,666)	(3,597)	1,511	(23)	–	(9,775)
Finance income	936	936	–	–	488	1,424
Finance expense	(44)	(44)	(654)	275	272	(151)
Change in estimated fair value of derivative warrants and conversion feature	1,312	(551)	(488)	(273)	–
Forgiveness of TPP
Loan	111	(47)	–	–	64
Loss of sale of capital assets	–	–	–	–	–
Loss on settlements	(93)	39	–	–	(54)
Foreign exchange loss	(39)	16	23	–	–
Loss before tax	(6,106)	(668)	(6,774)	(2,960)	1,243	–	(1)	(8,492)
Taxation	646	646	–	–	–	–	646
Loss from operations	(5,460)	(668)	(6,128)	(2,960)	1,243	–	(1)	(7,846)
Loss per share
Continuing operations
Basic and diluted loss per ordinary share
– pence	–7	p	–3	p

73

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Unless otherwise defined herein, capitalised terms used in these notes to the pro forma consolidated financial statements have the same meanings given to them as in this Circular.

1.       Basis of presentation

The unaudited pro forma consolidated financial statements give effect to the Acquisition as if it had occurred

(i) as at December 31, 2021 for purposes of the pro forma consolidated statement of financial position, and

(ii) as at January 1, 2021 for purposes of the pro forma consolidated statements of comprehensive income.

The unaudited pro forma consolidated statement of financial position of Midatech as at December 31, 2021 combines Midatech’s financial position as at December 31, 2021 with Bioasis’s financial position as at February 28, 2022 prepared in accordance with IFRS.

The unaudited pro forma consolidated statements of comprehensive income of Midatech:

•	for the year ended December 31, 2021 combine Midatech’s results for the year ended December 31, 2021 with Bioasis’s results for its year ended February 28, 2022 prepared in accordance with IFRS; and

•	for the six-month period ended June 30, 2022 combine Midatech results for the six months ended June 30, 2022 with Bioasis’s results for the six months ended August 31, 2022 prepared in accordance with IFRS.

The pro forma consolidated financial statements have been prepared by management of Midatech for illustrative purposes only to show the effect of the Acquisition.

The unaudited pro forma consolidated statement of financial position of Midatech as at December 31, 2021 and the unaudited pro forma consolidated statements of comprehensive income for the six months ended June 30, 2022 and for the year ended December 31, 2021 have been prepared using the following information:

(a)	Audited consolidated financial statements of Midatech for the year ended December 31, 2021 prepared in accordance with IFRS, which are incorporated by reference in this Circular;

(b)	Unaudited interim condensed consolidated financial statements of Midatech for the six months ended June 30, 2022 prepared in accordance with IFRS which are incorporated by reference in this Circular;

(c)	Audited consolidated financial statements of Bioasis for the year ended February 28, 2022 prepared in accordance with IFRS which are incorporated by reference in this Circular;

(d)	Unaudited interim consolidated financial statements of Bioasis for the six months ended August 31, 2022 prepared in accordance with IFRS which are incorporated by reference in this circular; and

(e)	Such other supplementary information as was considered necessary to reflect the Acquisition in the pro forma consolidated financial statements.

The pro forma adjustments reflecting the Acquisition are based on certain estimates and assumptions. The actual adjustments to be recorded in respect of the Acquisition and the allocation of the purchase price of Bioasis will depend on a number of factors, including additional financial information as it becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible that the differences will be material. Midatech’s management believes that the estimates and assumptions used herein provide a reasonable basis for presenting all of the significant effects of the Acquisition and that the pro forma adjustments give appropriate effect to those adjustments and are properly applied in the unaudited pro forma consolidated financial statements.

These unaudited pro forma consolidated financial statements are not intended to reflect the results of the operations or the financial position of Midatech which would have actually resulted had the Acquisition been effected on the dates indicated. Any potential synergies that may be realized or additional operating costs that may be incurred as a result of the Acquisition have not been reflected in the unaudited pro forma consolidated financial information. In addition, Midatech expects to incur restructuring and related charges as a result of the Acquisition. These costs have been excluded from the pro forma consolidated financial statements and will be expensed as incurred. Further, the unaudited pro forma consolidated financial information is not necessarily indicative of the results of operations that may be achieved in the future.

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These unaudited pro forma consolidated financial statements should be read in conjunction with the audited December 31, 2021 consolidated financial statements and unaudited June 30, 2022 interim condensed consolidated financial statements of Midatech, the unaudited August 31, 2022 interim condensed consolidated financial statements of Bioasis, and the audited February 28, 2022 financial statements of Bioasis.

2.       The Acquisition and Pro forma Adjustments

The figures under the column entitled “Pro Forma Consolidated” in the unaudited pro forma consolidated financial statements have been calculated by taking the arithmetic sum of the corresponding line items from the other columns. The Bioasis historical financial statements, which are denominated in Canadian dollars, have the necessary adjustment in a separate column to convert the historical Bioasis results into British Pounds Sterling, using the applicable exchange rates set out below under the heading “Foreign currency translation”.

For the purpose of these unaudited pro forma consolidated financial statements, the financial position and the comprehensive income of the Midatech and Bioasis have been combined to give effect to the Acquisition, as follows:

•	Issuance of 75,884,553 Ordinary Shares under the Arrangement Agreement;

•	The receipt of the two-stage fundraise of £8.2 million, comprising:

o	of £0.3 million for the issuance of 9,849,325 Ordinary Shares under the Registered Direct Offering less nominal underwriting fees and other associated costs;

o	The receipt of £7.9 million for the issuance of Units, assuming a purchase price of US$0.90 per unit, comprising 14,846,550 Ordinary Shares, 10,079,501 Pre-Funded Warrants, 11,067,336 Series A ADS Warrants and 11,067,336 Series B ADS Warrants under the Conditional Private Placement less underwriting fees and other associated costs of £0.7 million;

•	The modification of the terms of the outstanding convertible debenture due to Lind Global Macro Fund, LP:

o	The £0.2 million additional funding provided by Lind Global Macro Fund, LP to Bioasis under the convertible debt instrument;

o	The repayment £2.2 million outstanding convertible debenture due to Lind Global Macro Fund, LP. This will be repaid £1.5 million in cash and the remaining £0.7 million by the issuance of units at the same price as the conditional private placement, assuming a price of US$0.90 per unit, 916,912 units comprising 22,922,812 Ordinary Shares, 916,912 Series A ADS Warrants and 916,912 Series B ADS Warrants under the Tripartite Agreement;

•	The payment of £1.6 million due to Ladenburg Thalmann & Co. Inc. in relation to transaction fees due by Bioasis under this transaction by the issuance of units at the same price as the conditional private placement, assuming a price of US$0.90 per unit, 1,114,554 units comprising 27,863,856 Ordinary Shares, 1,114,554 Series A ADS Warrants and 1,114,554 Series B ADS Warrants

The Acquisition will be accounted for using the acquisition method of accounting. Acquisition method accounting requires that the assets and liabilities be recorded at their fair values as at the date of the Acquisition.

The purchase price of the Acquisition has been allocated on the basis of management’s preliminary estimates of fair values as follows:

75

£’000
Consideration paid
Ordinary shares (75,884,553 shares issued @ £0.0585 per share)	4,439
Net liabilities acquired
Net liabilities acquired	(1,176)
Fair value adjustment convertible debenture Global Macros Fund, LP	(759)
(1,935)
Intangible Asset	6,374
4,439

The unaudited pro forma consolidated statement of financial position as of June 30, 2022 reflects the following adjustments as if the Acquisition had occurred on June 30, 2022:

(a)	to reflect the receipt of £8.2 million from the Registered Direct Offering and Conditional Private Placement less underwriting fees and other associated costs of £0.7 million detailed above; and

(b)	to reflect estimated Acquisition-related costs(net of underwriting fees and associated costs of Registered Direct Offering and Conditional Private Placement) of approximately £3.1 million incurred by both Midatech and Bioasis;

(c)	to reflect the fair value of the net assets purchased from Bioasis and the Acquisition price of £4.4 million, as detailed above, including adjustments to eliminate Bioasis shareholders’ equity;

(d)	to reflect the modification of terms of the outstanding convertible debenture due to Lind Global Macro Fund, LP to reflect the £0.2 million additional funding provided by to Lind Global Macro Fund, LP to Bioasis under the convertible debt instrument;

(e)	to reflect the repayment £2.2 million outstanding convertible debenture due to Lind Global Macro Fund, LP. This will be repaid £1.5 million in cash and the remaining £0.7 million by the issuance of units at the same price as the conditional private placement, assuming a price of US$0.90 per unit, 916,912 units comprising 22,922,812 ordinary Shares, the issuance of 916,912 Series A ADS Warrants and the issuance of 916,912 Series B ADS Warrants under the Tripartite Agreement;

(f)	to reflect a fair value adjustment to the carrying value of the convertible debenture due to Lind Global Macro Fund LP of £0.8 million

(g)	the excess of consideration over the book value of assets acquired has been reflected as an intangible asset. The intangible asset has been calculated as set out in the schedule above; and

(h)	certain items in the Bioasis financial statements have been reclassified to be consistent with the basis of presentation in the Company’s consolidated financial statements.

The Acquisition-related costs described in (b) above relate to professional fees. In addition, the Company expects to incur restructuring and related charges as a result of the Acquisition.

The unaudited pro forma consolidated statements of income for the year ended December 31, 2021 and for the six months ended June 30, 2022 reflect the following adjustments as if the Acquisition had occurred on January 1, 2021:

(a)	Inclusion of issuance expenses associated with the Pre-funded Warrants; and

(b)	reversal of any interest and fair value adjustment relating to the convertible debentures due to Lind Global Macro Fund LP as this was settled as part of the transaction;

Foreign currency translation

Bioasis financial statements for the year ended February 28, 2022 and for the six months ended August 31, 2022 were prepared in Canadian dollars. For the purpose of the unaudited pro forma consolidated statement of financial position, the Bioasis figures have been converted into British pounds sterling using an exchange rate of CAN$1.5657/GBP£1. For the purpose of the unaudited pro forma consolidated statement of comprehensive income for the year ended February 28, 2022, the Bioasis figures have been converted into British pound sterling using an average exchange rate of CAN$1.7238/GBP£1. For the purpose of the unaudited pro forma consolidated statement of comprehensive income for the six months ended August 31, 2022, the Bioasis figures have been converted into British pound sterling using an average exchange rate of CAN$1.6511/GBP£1.

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3.       Registered Direct Offering and Conditional Private Placement

The unaudited pro forma consolidated statement of financial position as at June 30, 2022 gives effect to the two stage fundraise of £8.2 million comprising:

o	The receipt of £0.3 million for the issuance of 9,849,325 Ordinary Shares at £0.033 per share under the Registered Direct Offering less nominal underwriting fees and other associated costs;

o	The receipt of £7.9 million for the issuance of units, assuming a purchase price of US$0.90 per unit, comprising 14,846,550 Ordinary Shares, 10,079,501 Pre-Funded Warrants, 11,067,336 Series A ADS Warrants and 11,067,336 Series B ADS Warrants under the Conditional Private Placement less underwriting fees and other associated costs of £0.7 million.

4.       Pro Forma Earnings Per Share

The weighted average number of Ordinary Shares for all pro forma earnings per share calculations reflects the issuance of 75,884,553 million Ordinary Shares issued in relation to the Acquisition and assuming an issue price of US$0.90 per unit, 24,695,875 Ordinary Shares issued in relation to the Registered Direct Offering and Conditional Private Placement as described in Note 3.

5.       Conditional Private Placement Pricing

Unit and share numbers presented in the pro forma statement have been assumed to be issued at US$0.90 per unit, this is for indicative purposes only and the eventual number and resultant earnings per share will likely be difference to those presented above.

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NOTICE OF GENERAL MEETING

MIDATECH PHARMA PLC

(a public limited company incorporated and registered in England and Wales with registered number 09216368)

Notice is hereby given that a general meeting of Midatech Pharma plc (the “Company”) will be held at the registered office of the Company, 1 Caspian Point, Caspian Way, Cardiff CF10 4DQ at 10.00 a.m. 23 January 2023 for the purposes of considering and, if thought fit, passing the following resolutions. Resolutions 1 to 4 will be proposed as ordinary resolutions and Resolutions 5 to 9 will be proposed as special resolutions.

Unless the context otherwise requires, words and expressions used in this notice have the meanings given to them in the circular to shareholders of the Company dated 5 January 2023 of which this notice forms part (the “Circular”).

ORDINARY RESOLUTIONS

1.	THAT, subject to the passing of Resolutions 2, 3, 5, 6, 7 and 9, in accordance with section 551 of the Companies Act 2006 (the “Act”), and in addition to all existing authorities given to them pursuant to section 551 of the Act, the Directors be and are hereby generally and unconditionally authorised to exercise all powers of the Company to allot the Transaction Shares or grant rights to subscribe for or to convert any security into Transaction Shares up to an aggregate nominal amount of £141,517.771, provided that this authority shall, unless renewed, varied or revoked by the Company in general meeting, expire on the date following 12 months after the date of the passing of this resolution.

2.	THAT, subject to and conditional on the passing of Resolutions 1, 3, 5, 6, 7 and 9, in accordance with section 551 of the Act, and in addition to all existing general authorities given to them pursuant to section 551 of the Act, the Directors be and are hereby generally and unconditionally authorised in accordance with section 551 of the Act to exercise all the powers of the Company to allot shares in the Company and to grant rights to subscribe for or convert any security into shares in the Company up to a maximum aggregate nominal amount of £947,367.98 in connection with the issue of the New Options, the New Warrants and the Bioasis Warrants, such authority to expire on the date following 12 months after the date of the passing of this resolution.

3.	THAT, subject to the passing of Resolutions 1, 2, 5, 6, 7 and 9, in accordance with section 551 of the Act, and in addition to all existing authorities given to them pursuant to section 551 of the Act, the Directors be and are hereby generally and unconditionally authorised to exercise all powers of the Company to allot the Cresence Shares or grant rights to subscribe for or to convert any security into Cresence Shares up to an aggregate nominal amount of £5,733.337, provided that this authority shall, unless renewed, varied or revoked by the Company in general meeting, expire on the date following five years after the date of the passing of this resolution.

4.	THAT, in addition to all existing general authorities given to them pursuant to section 551 of the Act, the Directors be and are hereby generally and unconditionally authorised in accordance with section 551 of the Act to exercise all the powers of the Company to allot shares in the Company and to grant rights to subscribe for or convert any security into shares in the Company up to a maximum aggregate nominal amount of £501,848.034, such authority to expire on the conclusion of the next annual general meeting of the Company.

SPECIAL RESOLUTIONS

5.	THAT, subject to and conditional on the passing of Resolutions 1, 2, 3, 6, 7 and 9, the Directors be and are hereby generally empowered pursuant to section 571 of the Act, to allot Transaction Shares for cash, pursuant to the authority conferred in Resolution 1 above, as if section 561 of the Act did not apply to any such allotment, provided that, such power to be limited to the allotment of Transaction Shares up to a nominal amount of £141,517.771, provided that the powers conferred by this resolution shall expire on the date which is 12 months after the date of this resolution (unless renewed, varied or revoked by the Company prior to or on that date), EXCEPT that the Company may, before such expiry, make an offer or agreement which would or might require Transaction Shares to be allotted or the granting of rights to subscribe for, or convert any security into, Transaction Shares after such expiry and the Directors may allot Transaction Shares and grant rights to subscribe for, or convert such security into, Transaction Shares in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

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6.	THAT, subject to and conditional on the passing of Resolutions 1, 2, 3, 5, 7 and 9, the Directors be and are hereby generally empowered pursuant to section 571 of the Act, to allot equity securities (as defined in section 560 of the Act) for cash, pursuant to the authority conferred in Resolution 2 above, as if section 561 of the Act did not apply to any such allotment, provided that, such power to be limited to the allotment of equity securities up to a nominal amount of £947,367.98 in connection with the issue of the New Options, the New Warrants and the Bioasis Warrants, provided that the powers conferred by this resolution shall expire on the date which is 12 months after the date of this resolution (unless renewed, varied or revoked by the Company prior to or on that date), EXCEPT that the Company may, before such expiry, make an offer or agreement which would or might require shares to be allotted or the granting of rights to subscribe for, or convert any security into, shares in the Company after such expiry and the Directors may allot shares and grant rights to subscribe for, or convert such security into, shares in the Company in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

7.	THAT, subject to and conditional on the passing of Resolutions 1, 2, 3, 5, 6 and 9, the Directors be and are hereby generally empowered pursuant to section 571 of the Act, to allot the Cresence Shares for cash, pursuant to the authority conferred in Resolution 3 above, as if section 561 of the Act did not apply to any such allotment, provided that, such power to be limited to the allotment of the Cresence Shares up to a nominal amount of £5,733.337, provided that the powers conferred by this resolution shall expire on the date which is five years after the date of this resolution (unless renewed, varied or revoked by the Company prior to or on that date), EXCEPT that the Company may, before such expiry, make an offer or agreement which would or might require the Cresence Shares to be allotted or the granting of rights to subscribe for, or convert any security into, the Cresence Shares after such expiry and the Directors may allot the Cresence Shares and grant rights to subscribe for, or convert such security into, the Cresence Shares in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

8.	THAT, subject to and conditional on the passing of Resolution 4, the Directors be and are hereby generally empowered pursuant to section 571 of the Act, to allot equity securities (as defined in section 560 of the Act) for cash, pursuant to the authority conferred in Resolution 4 above, as if section 561 of the Act did not apply to any such allotment, provided that, such power to be limited to the allotment of equity securities up to a nominal amount of £501,848.034 provided that the powers conferred by this resolution shall expire on the conclusion of the next annual general meeting of the Company, EXCEPT that the Company may, before such expiry, make an offer or agreement which would or might require shares to be allotted or the granting of rights to subscribe for, or convert any security into, shares in the Company after such expiry and the Directors may allot shares and grant rights to subscribe for, or convert such security into, shares in the Company in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

9.	THAT, subject to and with effect from Completion, the Company changes its name to Biodexa Pharmaceuticals PLC.

BY ORDER OF THE BOARD:	Registered Office:
1 Caspian Point Caspian Way
Stephen Stamp	Cardiff
Wales
Company Secretary	CF10 4DQ

Dated: 5 January 2023

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EXPLANATORY NOTES

In this Notice of General Meeting, words and defined terms shall have the same meanings as words and defined terms in the Circular to which this Notice of General Meeting is attached. A notice convening a General Meeting to be held at be held at the registered office of the Company, 1 Caspian Point, Caspian Way, Cardiff CF10 4DQ at 10.00 a.m. 23 January 2023 is set out above.

1.	Holders of Ordinary Shares are entitled to attend and vote at the general meeting of the Company. The total number of issued Ordinary Shares in the Company on 4 January 2023, which is the latest practicable date before the publication of this Document, is 108,342,738. On a vote by show of hands every member who is present in person or by proxy shall have one vote. On a poll vote every member who is present in person or by proxy shall have one vote for every Ordinary Share of which he is the holder.

2.	A member of the Company entitled to attend, speak and vote at this meeting is entitled to appoint one or more proxies to attend, speak and vote in that member’s place. A member may appoint more than one proxy in relation to this meeting provided that each proxy is appointed to exercise rights attached to a different share or shares held by that member. A proxy need not also be a member. Completion and return of a Form of Proxy (or any CREST Proxy Instruction, as described in notes 8 to 11) will not preclude a member from attending and voting at the meeting should the member so decide. A Form of Proxy has been sent to all registered holders of shares. If you wish to appoint multiple proxies please photocopy the Form of Proxy, fill in each copy in respect of different shares and send the multiple forms together to the Company’s registrars, Neville Registrars Limited, in accordance with note 6 below. Alternatively you may appoint multiple proxies by CREST Proxy Instruction in accordance with note 9 below.

3.	In the case of joint holders, where more than one of the joint holders purports to appoint the Chairman of the General Meeting as proxy, only the vote of the senior holder shall be accepted, to the exclusion of the votes of the other joint holders. For this purpose, seniority is determined by the order in which the names of the holders stand in the Company’s register or members in respect of the joint holding.

4.	Any corporation which is a member can appoint one or more corporate representatives who may exercise on its behalf all of its powers as a member provided that each representative is appointed to exercise the rights attached to a different share or shares held by the member.

5.	Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001 (as amended), to be entitled to vote at the General Meeting (and for the purposes of the determination by the Company of the number of votes they may cast), members must be entered on the Company’s register of members by close of business on 19 January 2023 (or, in the event of an adjournment, close of business on the date which is two days before the time of the adjourned meeting excluding any part of a day that is not a working day). Changes to entries on the register of members after this time shall be disregarded in determining the rights of any person to attend or vote at the meeting.

6.	A Form of Proxy is enclosed with this Notice of General Meeting. To be effective, a Form of Proxy must be completed and returned to the Registrar, Neville Registrars Limited of Neville House, Steelpark Road, Halesowen, West Midlands B62 8HD (or by hand to the same address during normal business hours), together with any power of attorney or authority under which it is completed or a certified copy of such power or authority, so that it is received by the Company’s Registrar not less than 48 hours (excluding any part of a day that is not a working day) before the stated time for holding the meeting. Any such power of attorney or other authority cannot be submitted electronically.

7.	As an alternative to returning a hard copy Form of Proxy, you may submit your Proxy electronically at www.sharegateway.co.uk by using your Personal Proxy Registration Code as shown on the Form of Proxy. The same voting deadline of 10.00 a.m. on 19 January 2023 applies (or, in the case of an adjournment, no later than 48 hours (excluding non-working days) before the time fixed for the holding of the adjourned meeting).

8.	CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the meeting and any adjournment(s) of it by using the procedures described in the CREST Manual. CREST Personal Members or other CREST sponsored members, and those CREST members who have appointed a service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

9.	In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear UK & International Limited’s specifications, and must contain the information required for such instruction, as described in the CREST Manual (available via www.euroclear.com). The message, regardless of whether it constitutes the appointment of a proxy or is an amendment to the instruction given to a previously appointed proxy, must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID 7RA11) by 10.00 a.m. on 19 January 2023. For this purpose, the time of receipt will be taken to be the time (as determined by the time stamp applied to the message by the CREST Application Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

10.	CREST members and, where applicable, their CREST sponsors, or voting service providers should note that Euroclear UK & International Limited does not make available special procedures in CREST for any particular message. Normal system timings and limitations will, therefore, apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST Personal Member, or sponsored member, or has appointed a voting service provider, to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting system providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

11.	The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5) (a) of the Uncertificated Securities Regulations 2001.

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12.	Any person to whom this notice is sent who is a person nominated under section 146 of the Act to enjoy information rights (a “Nominated Person”) may, under an agreement between him and the Shareholder by whom he was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the General Meeting.

13.	If a Nominated Person has no such proxy appointment right or does not wish to exercise it, he may, under any such agreement, have a right to give instructions to the Shareholder as to the exercise of voting rights. The statement of the rights of Shareholders in relation to the appointment of proxies in paragraphs 1 and 2 above does not apply to Nominated Persons. The rights described in paragraphs 1 and 2 can only be exercised by ordinary Shareholders of the Company.

14.	In order to terminate the appointment of a proxy, you will need to inform the Company by sending a signed hard copy notice clearly stating your intention to revoke such appointment to the Registrar. To be effective, the notice of termination must be received by the Registrar by the method outlined in note 6 no later than 48 hours (excluding any part of a day that is not a working day) prior to the time appointed for the General Meeting.

15.	As at 4 January 2023, being the Last Practicable Date, the Company’s issued share capital consists of 108,342,738 Ordinary Shares of 0.1 pence each, carrying one vote each. Therefore, the total voting rights in the Company as at 4 January 2023 are 108,342,738.

16.	A copy of this notice and other information required by section 311A of the Act, can be found at www.midatechpharma.com.

17.	You may not use an electronic address provided in either this notice or any related documents (including the Form of Proxy) to communicate with the Company for any purposes other than those expressly stated.

18.	If you hold American Depositary Shares (“ADSs”) representing Ordinary Shares, you may instruct The Bank of New York Mellon as the depositary (the “Depositary”), either directly or through your broker, bank or other nominee, how to vote the Ordinary Shares underlying your ADSs. Please note that only holders of Ordinary Shares, and not holders of ADSs, are entitled to vote directly at the General Meeting. The Depositary has fixed a record date for the determination of holders of ADSs who shall be entitled to give such voting instructions. We have been informed by the Depositary that it has set the “ADS Record Date” for the General Meeting as 30 December 2022. If you want the Depository to vote your ADSs at the General Meeting, you may provide your voting instructions to the Depository via the internet, by telephone or by sending in a completed voting instruction card, as described on such card. In each case, voting instructions must be received by the Depository by 12.00 p.m. EST on 17 January 2023. Holders of ADSs are advised to refer to the ‘Frequently Asked Questions’ that accompanies this Notice of General Meeting, which addresses further questions that holders of ADSs may have in respect of voting Ordinary Shares underlying ADSs at the General Meeting.

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Frequently Asked Questions and Answers for Holders of American Depositary Shares

The information provided in the ‘question and answer’ format below is for your convenience only and you should read this entire Notice of General Meeting carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Notice of General Meeting.

What does an ADS represent?

Each ADS represents twenty five (25) Ordinary Shares of the Company. Each Ordinary Share is entitled to one vote.

If I hold ADSs, how do my rights differ from those who hold Ordinary Shares?

ADS holders do not have the same rights as holders of our Ordinary Shares. English law governs the rights of holders of our Ordinary Shares. The Deposit Agreement sets out the rights of ADS holders as well as the rights and obligations of the Depositary. Each ADS represents twenty five (25) Ordinary Shares deposited with the custodian for the Depositary under the Deposit Agreement. The Depositary is the holder of the Ordinary Shares underlying the ADSs. The Depositary’s principal executive office is located at 240 Greenwich Street, New York, New York 10286.

Ordinary Shares underlying ADSs will not be voted on any matter not disclosed in this Notice of General Meeting.

Who is entitled to vote at the General Meeting?

If you are a registered holder of the ADSs on the books of the Bank of New York Mellon on 30 December 2022 (the “ADS Record Date”), then at or prior to 12:00 p.m. (New York Time) on 17 January 2023 you may provide instructions to the Depositary as to how to vote the Ordinary Shares underlying your ADSs on the issues set forth in this Notice of General Meeting. The Depositary will mail you a voting instruction card if you hold ADSs in your own name on the Depositary’s share register (“Registered Holders”). If, however, on the ADS Record Date you held your ADSs through a bank, broker, custodian or other nominee/agent (“Beneficial Holders”), it is anticipated that such bank, broker, custodian or nominee/agent will forward the voting instruction forms to you.

•	Registered Holders: Registered Holders of ADSs must complete, sign and return a Voting Instruction Form to be actually received by the Depositary on or prior to 12:00 p.m. (New York Time) on 17 January 2023.

•	Street Name Holders: If your ADSs are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those ADSs held in ‘street name’, and this Notice of General Meeting was forwarded to you by your broker or nominee. A holder of ADSs held through a broker, bank or other nominee (a Beneficial Holder of ADSs) should follow the instructions that its broker, bank or other nominee provides to vote the Ordinary Shares underlying its ADSs. The Depositary has fixed a record date for the determination of holders of ADSs who shall be entitled to give such voting instructions. We have been informed by the Depositary that it has set the ADS Record Date for the General Meeting as 30 December 2022.

How will the Ordinary Shares underlying my ADSs be voted if I do not provide voting instructions to the Depositary or my broker, bank or other nominee?

With respect to Ordinary Shares represented by ADSs for which no timely voting instructions are received by the Depositary from a holder of ADSs, the Depositary shall not vote such Ordinary Shares. The Depositary will not itself exercise any voting discretion in respect of any Ordinary Shares.

If you own ADSs in ‘street name’ through a broker, bank or other nominee and you do not direct your broker how to instruct the Depositary how to vote the Ordinary Shares represented by your ADSs on the proposals, your shares will not be voted on any proposal on which the broker does not have discretionary authority to provide voting instructions to the Depositary. This is referred to as a broker non-vote. Broker non-votes on a particular proposal will not be counted as votes cast and will have no effect on the outcome of the vote with respect to such matter.

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What is an ‘abstention’ and how would it affect the vote?

With respect to ADSs, an abstention occurs when a holder of ADSs sends proxy instructions to the Depositary to abstain from voting regarding a particular matter or without making a selection with respect to a particular matter. Abstentions by holders of ADSs will not be counted as votes cast and will have no effect on the outcome of the vote on matters on which a holder has abstained.

How can I vote my ADSs?

You may give voting instructions to the Depositary or your broker, bank or other nominee, as applicable, with respect to the Ordinary Shares underlying your ADSs. If you held ADSs as of the ADS Record Date, you have the right to instruct the Depositary –if you hold your ADSs directly – or the right to instruct your broker, bank or other nominee – if you hold your ADSs through such intermediary – on how to vote. So long as the Depositary receives your voting instructions on or prior to 12:00 p.m. (New York Time) on 17 January 2023, it will, to the extent practicable and subject to English law and the terms of the Deposit Agreement, vote the underlying Ordinary Shares as you instruct. If your ADSs are held through a broker, bank or other nominee, such intermediary will provide you with instructions on how you may give voting instructions with respect to the Ordinary Shares underlying your ADSs. Please check with your broker, bank or other nominee, as applicable, and carefully follow the voting procedures provided to you.

To the extent you provide the Depositary or your broker, bank or other nominee, as applicable, with voting instructions, the Depositary will vote the Ordinary Shares underlying your ADSs in accordance with your instructions.

Can I revoke my proxy and change my vote?

If you hold ADSs, directly or through a broker, bank or other nominee, you must follow the instructions provided by the Depositary or such broker, bank or other nominee if you wish to revoke your proxy and change your vote. The last instructions you submit prior to the deadline indicated by the Depositary or the broker, bank or other nominee, as applicable, will be used to instruct the Depositary how to vote the Ordinary Shares underlying your ADSs.

May I attend the General Meeting?

Only holders of Ordinary Shares are entitled to attend the General Meeting.

From whom will I receive proxy materials for the General Meeting?

If you hold ADSs in your own name registered on the books of the Depositary, you are considered the Registered Holder of the ADSs and will receive these proxy materials from the Depositary. If you hold ADSs through a broker, bank or other nominee, you are considered the Beneficial Owner of the ADSs and you will receive the proxy materials from your broker, bank or other nominee.

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Exhibit 99.2

6 January 2023

Midatech Pharma PLC

(“Midatech” or the “Company”)

Posting of Circular Regarding Proposed Acquisition of Bioasis,

Equity Raise of US$9.6 million, Change of Name

and

Notice of General Meeting

Midatech Pharma PLC (AIM: MTPH.L; Nasdaq: MTP), a drug delivery technology company focused on improving the bio-delivery and bio-distribution of medicines, announces, further to the Company’s announcements of 13 December and 19 December 2022, that a circular (the “Circular”) and Notice of General Meeting was posted to shareholders yesterday.

The Circular contains details of, inter alia, the Company's proposed acquisition of Bioasis Technologies Inc. (“Bioasis”), equity raise of US$9.6 million and change of name, which are subject to, inter alia, approval by shareholders at the General Meeting. Shareholders are encouraged to read the entire Circular including the risk factors set out in part 2.

The General Meeting has been convened for 10.00 a.m. GMT on 23 January 2023 at the Company’s offices at 1 Caspian Point, Caspian Way, Cardiff CF10 4DQ. While the Company will hold the General Meeting at its offices, shareholders may not wish to attend the General Meeting in person but instead be represented by the Chair of the General Meeting acting as their proxy. Further details on how to vote by proxy are set out in the Notice of General Meeting.

The documents are also available in the “Investors” section of the Company’s website at https://www.midatechpharma.com/investors/shareholder-information.

Shareholders should be aware that, if the Resolutions are not approved at the General Meeting, the Proposals will not occur and none of the net proceeds of the Private Placement will be received by the Company. If this were to happen, the Midatech Group would, in the absence of a substantial licensing fee and/or additional funding, only have sufficient working capital to trade through to approximately mid-March 2023.

Accordingly, should the Private Placement not be expected to complete, the Company would urgently require alternative sources of funding. There can be no guarantee that the Company will be able to find alternative sources of potential funding, which may or may not be on similar commercial terms, and may not be obtainable on a timely basis, or at all. If the Private Placement is not capable of proceeding, it is likely that the Company would be unable to continue to develop and commercialise any of its assets and may not be able to continue as a going concern. If any alternative sources of potential funding are not available, the Directors believe that it is likely that the Company would be forced to enter into administration.

ACCORDINGLY, EXISTING SHAREHOLDERS ARE ENCOURAGED TO VOTE IN FAVOUR OF THE PROPOSALS AS THE DIRECTORS INTEND TO DO IN RESPECT OF THEIR SHAREHOLDINGS AT THE TIME OF THE GENERAL MEETING.

Capitalised terms not otherwise defined in this announcement have the same meaning ascribed to them in the Circular.

This announcement contains inside information for the purposes of Article 7 of the Market Abuse Regulation (EU) 596/2014, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended).

For more information, please contact:

Midatech Pharma PLC

Stephen Stamp, CEO, CFO

Tel: +44 (0)29 2048 0180

www.midatechpharma.com

Strand Hanson Limited (Nominated Adviser)

James Dance / Matthew Chandler / Rob Patrick

Tel: +44 (0)20 7409 3494

Turner Pope Investments (TPI) Ltd (Broker)

Andrew Thacker / James Pope (Corporate Broking)

Tel: +44(0)20 3657 0050

IFC Advisory Limited (Financial PR and UK Investor Relations)

Tim Metcalfe / Graham Herring

Tel: +44 (0)20 3934 6630

Email: midatech@investor-focus.co.uk

Edison Group (US Investor Relations)

Alyssa Factor

Tel: +1 (860) 573 9637

Email: afactor@edisongroup.com

About Midatech Pharma PLC

Midatech Pharma PLC (dual listed on LSE AIM: MTPH; and NASDAQ: MTP) is an R&D company focused on ‘Making Medicines Better’ by improving delivery of drugs in the body. The Company combines existing medications with its proprietary and innovative drug delivery technologies to provide compelling oncology and rare disease products that have the potential to powerfully impact the lives of patients undergoing treatment for life threatening diseases.

The Company has developed three in-house technology platforms, each with its own unique mechanism to improve delivery of medications to sites of disease. All of the Company’s technologies have successfully entered human use in the clinic, providing important validation of the potential for each platform:

•	Q-Sphera™ platform: a disruptive micro-technology used for sustained release to prolong and control the release of therapeutics over an extended period of time (from weeks to months).

•	MidaSolve™ platform: an innovative nanotechnology used to dissolve insoluble drugs so that they can be administered in liquid form directly and locally into tumours.

•	MidaCore™ platform: a leading edge nanotechnology used for targeting medications to sites of disease.

By improving bio-delivery and biodistribution of approved existing molecules, Midatech’s unique R&D has the potential to make medicines better, lower technical risks, accelerate regulatory approval and route to market, and provide newly patentable products. The platform nature of the technologies allows the potential to develop multiple drug assets rather than being reliant on a limited number of programmes.

Midatech’s technologies are supported by 36 patent families including 120 granted patents and an additional 70 patent applications.

Midatech's headquarters and R&D facility is in Cardiff, UK. For more information please visit www.midatechpharma.com

Forward-Looking Statements

Certain statements in this announcement may constitute "forward-looking statements" within the meaning of legislation in the United Kingdom and/or the United States Private Securities Litigation Reform Act. All statements contained in this announcement that do not relate to matters of historical fact should be considered forward-looking statements.

In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". In particular, this news release contains forward-looking information pertaining to the following: statements regarding the proposed acquisition of Bioasis (the “Acquisition”) and the equity raise, including with respect to the benefits of the Acquisition and the equity raise and expectations regarding the combined company (including its drug delivery technologies and their progress towards approval and commercialization, its market presence and financial condition); the timing of key Acquisition and equity raise milestones and closing; the ability of Midatech and Bioasis to satisfy the conditions to and to complete the Acquisition and the equity raise; the expectations regarding the impact of the Acquisition on Midatech and Bioasis; and the impact of the failure to approve the proposals at the General Meeting. Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of Midatech to control or predict, that may cause their actual results, performance or achievements to be materially different from those expressed or implied thereby, and are developed based on assumptions about such risks, uncertainties and other factors set out herein.

Reference should be made to those documents that Midatech shall file from time to time or announcements that may be made by Midatech in accordance with the London Stock Exchange's AIM Rules for Companies ("AIM Rules"), the Disclosure and Transparency Rules ("DTRs") and the rules and regulations promulgated by the US Securities and Exchange Commission, which contains and identifies other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements. These forward-looking statements speak only as of the date of this announcement. All subsequent written and oral forward-looking statements by or concerning Midatech are expressly qualified in their entirety by the cautionary statements above. Except as may be required under the AIM Rules or the DTRs or by relevant law in the United Kingdom or the United States, Midatech does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise arising.

Exhibit 99.3

MIDATECH PHARMA PLC

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(EXPRESSED IN BRITISH POUND STERLING UNLESS OTHERWISE NOTED)

1

BACKGROUND

This Management’s Discussion and Analysis (“MD&A”) of Midatech Pharma PLC (“Midatech”, the “Company”, “we” or “our”) is dated January 5, 2023, and provides an analysis of the Company’s operations for the years ended December 31, 2021 and 2020. This MD&A should be read in conjunction with the annual audited consolidated financial statements of the Company and the accompanying notes thereto for the years ended December 31, 2021 and 2020 which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. All monetary amounts are expressed in British pound sterling unless otherwise specified. References to “$US” are to U.S. dollars. The audited financial statements are available on Companies House at https://www.gov.uk/get-information-about-a-company or U.S. Securities and Exchange Commission https://www.sec.gov/edgar/search/ under the profile of Midatech Pharma Plc and under the Canadian System for Electronic Document Analysis and Retrieval at www.sedar.com under the profile of Bioasis Technologies Inc. (“Bioasis”).

FORWARD-LOOKING INFORMATION

Certain statements in this MD&A are forward-looking statements or information (collectively, forward-looking statements). The Company is hereby providing cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the forward-looking statements. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “may”, “is expected to”, “anticipates”, “estimates”, “intends”, “plans”, “projection”, “could”, “vision”, “goals”, “objective” and “outlook”) are not historical facts and may be forward-looking and may involve estimates, assumptions and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, which contribute to the possibility that the predicted outcomes may not occur or may be delayed. The risks, uncertainties and other factors many of which are beyond the control of the Company, that could influence actual results include, but are not limited to: a limited operating history; regulatory risks; substantial capital and liquidity requirements; financing risks and dilution to shareholders; competition; reliance on management and dependence on key personnel; conflicts of interest of management; exposure to potential litigation, and other factors beyond the control of the Company.

Further, any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by applicable law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors and to assess in advance the impact of each such factor on the business of the Company or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

Forward looking statements are based on estimates and assumptions made by management in light of their experience of historical trends, current conditions and expected future developments, as well as factors that are believed to be appropriate. Forward looking statements in this MD&A include, but are not limited to, statements relating to:

•	our requirement for additional financing and our ability to continue as a going concern;
•	our estimates regarding losses, expenses, future revenues, and capital requirements;
•	our ability to successfully develop, test, and partner with a licensee to manufacture or commercialize products for conditions using our technology platforms;

2

•	the successful commercialization and manufacturing of our any future product candidate we may commercialize or license;
•	the success and timing of preclinical studies and clinical trials, if any;
•	shifts in our business and commercial strategy;
•	the filing and timing of regulatory filings, including investigational new drug applications, with respect to any of our products and the receipt of any regulatory approvals;
•	the anticipated medical benefits of our products;
•	the difficulties in obtaining and maintaining regulatory approval of our product candidates, and the labeling under any approval we may obtain;
•	the success and timing of the potential commercial development of our product candidates and any product candidates we may acquire in the future, including MTX110;
•	our plans and ability to develop and commercialize our product candidates and any product candidates we may acquire in the future;
•	the ability to manufacture products in third-party facilities;
•	the rate and degree of market acceptance of any of our product candidates;
•	the successful development of our commercialization capabilities, including our internal sales and marketing capabilities;
•	obtaining and maintaining intellectual property protection for our product candidates and our proprietary technology;
•	the success of competing therapies and products that are or become available;
•	the success of any future strategic acquisitions;
•	cybersecurity and other cyber incidents;
•	industry trends;
•	the impact of government laws and regulations;
•	regulatory, economic and political developments in the United Kingdom, the European Union, the United States and other foreign countries, including any impact from the United Kingdom leaving the European Union;
•	the difficulties doing business internationally, including any risks related to the novel strain of coronavirus, COVID-19;
•	the ownership of our ordinary shares, nominal value 0.1p (the “Ordinary Shares”), and American depositary shares (“Depositary Shares”);
•	our ability to meet the listing criteria required to remain listed on the NASDAQ Capital Market;
•	our status as a foreign private issuer;
•	our ability to recruit or retain key scientific or management personnel or to retain our senior management;
•	the impact and costs and expenses of any litigation we may be subject to now or in the future;
•	the performance of third parties, including joint venture partners, our collaborators, third-party suppliers and parties to our licensing agreements;
•	the Company’s ability to complete the proposed acquisition of Bioasis and the Private Placement (as defined below); and
•	other risks and uncertainties, including those described in our 20-F annual report for the fiscal year ended December 31, 2021, and in our Reports on Form 6-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 13, 2022 and December 15, 2022 and which are also available on SEDAR under the profile of Bioasis.

Such risk factors include, among others, the Company’s future product revenues, stage of development, additional capital requirements, risks associated with the completion and timing of clinical trials and obtaining regulatory approval to market the Company’s products, the ability to protect its intellectual property, dependence upon collaborative partners, changes in government regulation or regulatory approval processes and rapid technological change in the industry. These factors should be considered carefully and readers are cautioned to not place undue reliance on such forward-looking statements.

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Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this MD&A.

Any forward-looking statements that we make in this MD&A speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this MD&A or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this MD&A. As a result of these factors, we cannot assure you that the forward-looking statements in this MD&A will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

DESCRIPTION OF THE COMPANY

Midatech is a public limited company organized under the laws of England and Wales under registered number 09216368. The principal executive office of Midatech is located at 1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom. The telephone number at the principal executive office is +44 29 2048 0180. Midatech maintains a website at www.midatechpharma.com.

We have two wholly owned subsidiaries, as well as several indirectly owned subsidiaries and joint ventures (together, the “Group”). The following table sets forth a description of our subsidiaries.

Subsidiaries	Country of Incorporation	Voting Interest
Subsidiaries of Midatech Pharma PLC
Midatech Pharma (Wales) Limited	England and Wales	100%
Midatech Limited	England and Wales	100%
Joint Ventures with Midatech Limited
MidaSol Therapeutics GP (1)(3)	Cayman Islands	50%
Syntara LLC (2)(3)	United States (Delaware)	50%
Subsidiaries of Midatech Limited
Pharmida AG (3)	Switzerland	100%

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(1)	Joint venture between Midatech Limited and Aquestive Therapeutics, formerly known as MonoSol.
(2)	Joint venture between Midatech Limited and Immunotope Inc. The percentage ownership of the entity is determined by reference to the partnership agreement and varies from time to time depending on capital committed.

While 50% is the economic interest, Midatech Limited can currently direct 49% of the voting rights.

(3)	Dormant entities

On March 3, 2020, following shareholder approval, we effected a one-for-20 reverse split of our Ordinary Shares, and our Ordinary Shares began trading on AIM, a market operated by the London Stock Exchange plc (“AIM”), on a split-adjusted basis as of such date. No fractional shares were issued in connection with the reverse stock split. Concurrently with the reverse split, and in an effort to bring our Depositary Shares, price into compliance with The NASDAQ Stock Market LLC’s, or NASDAQ, minimum bid price per share requirement, on March 3, 2020 we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from 20 Ordinary Shares per Depositary Share to five Ordinary Shares per Depositary Share. See “Disclosure of Outstanding Share Data”.

We were originally formed as a limited liability company under the laws of England and Wales in 2000 under the name Midatech Limited, which acquired its base nanoparticle technology through an assignment of worldwide commercialization rights and joint ownership of patent rights from Consejo Superior de Investigaciones Cientificas, or CSIC, in Madrid, Spain. Midatech Limited was a research and development focused biotech company which subsequently advanced and developed this gold nanoparticle drug delivery platform technology to enhance the delivery of medicines for major therapeutic indications where clinical therapeutic options are limited, with a particular focus on certain cancers, such as liver and brain cancer.

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To better be able to continue the commercial development of the research and development programs of Midatech Limited, Midatech Pharma PLC was incorporated on September 12, 2014 under the laws of England and Wales, to be the public holding company of Midatech Limited and Midatech Pharma (Wales) Limited, or Midatech Wales, under registered number 09216368. On December 8, 2014, we completed our initial public offering of our Ordinary Shares in the United Kingdom. On March 31, 2020 we announced that, in the context of prevailing conditions in the capital markets, we did not expect to be able to raise capital to fund the continued development of MTD201, including scale-up of MTD201 manufacturing at our Bilbao facilities.

We determined to conduct a strategic review of our operations, cease further investment in MTD201 and close our operations in Bilbao, Spain, including making all our employees in Bilbao redundant. On April 20, 2020, we announced an update to the strategic review of operations including the appointment of Noble Capital Markets, Inc. to advise us on options for extracting value from our technologies, including partnering our clinical stage assets, partnering existing and upcoming proof of concept formulations, partnering or selling one or more of our technologies or selling the entire Company.

On January 26, 2021, we announced, among other things, that the strategic review had completed and that we were now focused on executing our realigned strategy of deploying our technologies to develop more early stage products and seeking licensing partners at proof of concept stage.

Our Ordinary Shares are traded on AIM under the symbol “MTPH,” and our Depositary Shares are traded on the NASDAQ Capital Market under the symbol “MTP.”

We file reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

OVERALL PERFORMANCE

We are focused on the research and development of medicines which we believe would benefit from improved bio-delivery and/or bio-distribution using our using our proprietary platform drug delivery technologies:

• Q-Sphera™ platform: Our disruptive polymer microsphere microtechnology is used for sustained delivery to prolong and control the release of therapeutics over an extended period of time, from weeks to months.

• MidaSolve™ platform (“MTX110”): Our innovative oligosaccharide nanotechnology is used to solubilize drugs so that they can be administered in liquid form directly and locally into tumors.

• MidaCore™ platform: Our leading-edge gold nanoparticle, or GNP, nanotechnology is used for targeting sites of disease by using either chemotherapeutic agents or immunotherapeutic agents.

Commercial Strategy

2021 was the first full year since the announcement of our strategic review in March 2020 and realignment of our strategy. We have consolidated operations in our new facilities in Cardiff, expanded our R&D pipeline to eight programmes, secured a world-class collaboration partner for two of those programmes, and significantly expanded the opportunities for our technology with the successful encapsulation of proteins in Q-Sphera.

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The strategic review was a catalyst for a re-evaluation of our priorities in the context of available resources. We quickly pivoted away from a largely single focus on MTD201 towards a more broadly-based collaborative strategy. Our realigned strategy is focused on exploiting our technologies to develop multiple products to proof-of-concept stage before seeking partners to fund pivotal studies and take those products through to market. Our financial returns will come from development and sales milestone payments and, ultimately, royalties.

Our intention is to maintain a balanced portfolio of internal and external Q-Sphera projects. Internal projects are based on already marketed APIs. External projects may be proposed by partners and based on their proprietary APIs. We have secured two R&D collaborations with Janssen. See “Q-Sphera.

Similarly, our re-alignment of the MTX110 clinical programme to prioritize GBM, an opportunity 30–50 times the size of DIPG, significantly enhances the potential for that product. We retain the capability to manufacture Q-Sphera products to non-GMP pilot scale in our laboratory in Cardiff.

Following the closure of our Bilbao operations, we are working to technical transfer our process to a CMO for GMP manufacture of clinical trial supplies and commercial products. The clarity of our realigned strategy and the simplification of the investment case enabled us to attract new investment in July which, in turn, allowed us to continue executing our strategy.

Operating Segments

All of our revenue from continuing operations came from the sale of services in 2021, 2020 and 2019. In 2021, all revenue from continuing operations came from 1 customer (2020: 3 customers; 2019: 3 customers). Within revenue from discontinued operations for 2018, reported in the consolidated statement of comprehensive income under loss from discontinued operations, four customers each accounted for at least 10% of revenue from discontinued operations:

Geographical analysis of revenue by destination of customer

	2021 £’000	2020 £’000	2019 £’000
Revenue from continuing operations:
United Kingdom	–	4	197
Belgium	578	114	–
Rest of Europe	–	–	55
Rest of the World	–	62	60
	578	180	312

	2021 £’000	2020 £’000	2019 £’000
Customer A	100%	64%	63%
Customer B	–	34%	19%
Customer C	–	2%	18%

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The Group contains one reportable operating segment, Pipeline Research and Development (“Pipeline R&D”). This segment seeks to develop products using the Group’s nanomedicine and sustained release technology platforms.

The accounting policies of the reportable segments are consistent with the Group’s accounting policies described in note 1 of the annual financial statements for the year ended December 31, 2021. Segment results represent the result of each segment without the allocation of head office expenses, interest expense, interest income and tax.

No measures of segment assets and segment liabilities are reported to the Group’s board of directors in order to assess performance and allocate resources. There is no intersegment activity and all revenue is generated from external customers.

Both the UK and Spanish entities meet the aggregation criteria and have therefore been presented as a single reportable segment under Pipeline R&D. The research and development activities involve the discovery and development of pharmaceutical products in the field of nanomedicine and sustained release technology.

Commercial update

Our commercial strategy is gaining traction. In July 2020, we announced a collaboration with Janssen to explore the feasibility of applying our Q-Sphera technology to Janssen’s chosen APIs. Following our success in the encapsulation of an exemplar protein, we announced in January 2022 that Janssen has extended our collaboration to optimize the drug loading and in vitro dissolution of Janssen’s proprietary protein.

In March 2022, we announced that Janssen had further extended the collaboration to include the optimization of drug loading and in vitro dissolution of a second protein. It is reassuring to have a collaboration partner of Janssen’s status validate the work we are doing with Q-Sphera.

R&D Update

Q-Sphera

Each of the APIs we have developed for our internal Q-Sphera pipeline was identified after a comprehensive evaluation of potential candidates. Both address large markets and, as first in class long-acting injectables, have the potential to offer significant clinical benefits compared with current therapies and, importantly for reimbursement, savings to the healthcare system.

The breakthrough data on the encapsulation of a protein using Q-Sphera and retention of its integrity over a significant period is, as far as we know, unique and could offer game-changing opportunities for the Company.

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MTD211 (Q-brexpiprazole)

We have successfully developed a long-acting formulation of brexpiprazole. In in vivo studies, MTD211 demonstrated that a single dose is expected to deliver therapeutic blood levels of brexpiprazole over a period of three months. Marketed under the brand name Rexulti®, brexpiprazole is indicated for the treatment of schizophrenia and adjunctive treatment of major depressive disorder and is currently only available as an immediate release oral tablet. The market for anti-psychotic drugs is shifting towards long-acting formulations for reasons of improved patient compliance and lowering of payor costs associated with patient hospitalization events. Sales of long-acting anti-psychotic products in 2020 were approximately US$5.7 billion globally.1

MTD219 (Q-tacrolimus)

We are refining the development of a long-acting formulation of tacrolimus. In in vivo studies, MTD219 indicated a single dose of MTD29 could deliver therapeutic blood levels of tacrolimus over a period of two to three weeks. Marketed under the brand name ProGraf among others, tacrolimus is indicated for the prophylaxis of transplant rejection and is currently only available as a once- or twice-daily oral tablet.

Tacrolimus has a relatively narrow therapeutic index with potential for negative clinical outcomes from over or under-dosing. The steady, predictable pharmacokinetic characteristics of Q-Sphera could offer significant advantages to patients and payors. In June 2020 we announced, as part of an R&D Review, breakthrough data on the successful encapsulation of a protein using Q-Sphera technology. There are no approved long-acting injectable formulations of biologic products such as monoclonal antibodies (“mAbs”) or other high molecular weight proteins because they are delicate and easily de-natured in manufacture. We demonstrated encapsulation of an exemplar mAb and most importantly, were able to preserve the functional integrity and antigen binding in vitro. The Company believes no other commercial or academic organization has been able to successfully deliver therapeutic proteins over extended periods using methods capable of commercial scaling. We believe these results could potentially open up very significant opportunities for our Q-Sphera technology. A significant number of latest generation medicines are protein based and reformulation as long-acting injectables could provide significant benefits to patients, physicians and payors. In 2020, the top 10 mAbs recorded aggregate sales of US$74.9 billion and all mAbs recorded sales of US$154 billion globally.2 We are collaborating with Janssen on two large molecule APIs to optimize their respective drug loading and in vitro dissolution profiles.

MidaSolve/MTX110

Employing our MidaSolve technology, MTX110 solubilises panobinostat, a histone deacetylase inhibitor currently used in the treatment of multiple myeloma. In a liquid formulation as MTX110, panobinostat can be delivered directly to a patient’s tumour under constant pressure via a catheter system (Convection Enhanced Delivery) thereby bypassing the blood-brain barrier and allowing for high drug concentrations and broader drug distribution in and around the tumour while simultaneously minimizing systemic toxicity and other side effects.

During 2021, following receipt of promising pre-clinical data from tumour models and in vitro patient-derived cell lines, we re-prioritized our development of MTX110 in favor of GBM, potentially a very significant opportunity with annual diagnoses of 2–3/100,000 population and global market potential of US$3–5 billion. In December 2021, we announced the successful completion of the 30-day FDA review period had been judged safe to proceed with a Phase I study in recurrent GBM. Accordingly, we have started preparations for patient enrolment to begin mid-2022 with the possibility of initial progression-free survival data in a limited number of patients by the end of the year. We initially began developing MTX110 for DIPG, the ultra-rare, highly aggressive and inoperable form of childhood brain cancer. We have an ongoing Phase I study in the US with one more patient required for completion. Thereafter, we plan to initiate a Phase II study in DIPG with safety and efficacy endpoints. We are also evaluating the utility of MTX110 in medulloblastoma in a pilot study at the University of Texas.

1 Taken from GlobalData.

2 Taken from GlobalData.

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As announced in June 2020, we received a letter from counsel to Secura Bio Inc. (“Secura Bio”), the licensor of panobinostat and API component of MTX110, terminating the Company’s license to panobinostat. Secura Bio three times declined to withdraw its termination of the license. We received a further letter sent on behalf of Secura Bio dated May 2021 terminating the Secura License Agreement a second time for alleged material breaches of the agreement, and demanding a non-exclusive, fully paid-up, royalty-free, perpetual license to Midatech’s MTX110 intellectual property. This demand was refused based upon, among other things, Secura Bio’s previous termination of the license in 2020. We continue to enjoy freedom to use panobinostat for research purposes and believe the relevant Secura Bio patents may marginally delay a launch of MTX110 for DIPG but not MTX110 for GBM.

MidaCore

For MTX114 we have deployed our GNP technology to engineer a formulation of methotrexate for the treatment of psoriasis. If successful, MTX114 would be a topical formulation of methotrexate, thus avoiding the need for potentially toxic systemic administration. Pre-clinical data have shown that MTX114 normalises skin thickness in mouse psoriatic skin models. There are estimated to be over 100 million people who suffer from psoriasis worldwide.

SELECTED ANNUAL INFORMATION

The following table sets forth selected consolidated financial information for the periods indicated. Other selected financial information provided below is derived from the Company’s audited financial statements for the years ended December 31, 2021, 2020 and 2019 which have been prepared in accordance with IFRS.

For the years ended December 31st	2021	2020	2019
£ in thousands
Total Revenues	578	180	312
Net Loss and Comprehensive Loss	(5,460)	(21,681)	(10,292)
Loss per share	(7)p	(52)p	(50)p
Total Assets	12,913	9,817	30,895
Current Liabilities	(1,841)	(2,989)	(5,667)
Total Long-Term Debt	(620)	(110)	(5,670)
Deficit	(127,803)	(122,432)	(99,839)

Selected Half-Year Financial Information

The following sets out selected financial information of the Company for the two half year interim periods preceding December 31, 2021 for which the Company has prepared financial statements, which financial statements have been prepared in accordance with IFRS:

£ in thousands	June 30, 2020	June 30, 2019
Revenue	£ 168	£ 452
Net Loss and Comprehensive Loss	£ (17,277)	£(4,483)
Loss per Share	(64)p	(29)p

Given the early stage of the Company’s product development, limited revenue and that the business is not seasonal, there is limited variation in the interim results.

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Operating Activities

Revenue

Revenue from continuing and discontinued operations for the whole of the Group is set out below.

	Year ended December 31,
(£ in thousands)	2021	2020	2019
Continuing Operations:
Revenue (United States)	--	--	60
Revenue (Europe, including United Kingdom)	578	118	252
Revenue (Rest of World)	--	62	--

Discontinued Operations:
Revenue (United States)	--	--	--
Revenue (Europe, including United Kingdom)	--	--	--
Total Revenue from continuing and discontinued operations	578	180	312

Our income streams comprise revenue derived from licensing agreements, supply of goods and services, milestone income from research and development contracts and grant revenue. Revenue is recognized in-line with that set out in Note 1 to our consolidated financial statements for the year ended December 31, 2021.

Operating Expenses

We classify our operating expenses into three categories: (i) research and development, (ii) administrative costs and (iii) distribution costs, sales and marketing. These categories correspond to different functional areas within the Company.

Our operating expenses primarily consist of personnel costs, contract research and development costs, professional service fees and depreciation. Personnel costs for each category of operating expenses include salaries, bonuses, social security, health insurance, other employee benefits and share-based compensation for personnel in that category. We allocate share-based compensation expense resulting from the amortization of the fair value of options. Central overheads, such as rent, computer and other technology costs, are not allocated out to departments.

Research and Development Costs

Research and development costs consist of costs that are directly attributable to our research and development programs associated with the products described herein, including the cost of operating our Spanish manufacturing facility, which produces material exclusively for preclinical and clinical studies. This includes costs of third party contract research organizations, research specialist professional services providers, chemicals and other consumables used in the research and manufacturing process, depreciation of assets related to the research and development function, and payroll costs of staff directly assigned to the research and manufacturing operations.

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Administrative Costs

These primarily consist of personnel costs for our executive, finance, corporate development and administrative personnel, as well as legal, accounting and other professional service fees, other corporate expenses, merger and acquisition costs and initial public offering costs that are charged to the consolidated statement of comprehensive income. Administrative costs also include depreciation of administrative assets.

Impairment of Intangible Assets

As of December 31, 2020, in connection with our decision to terminate further in-house development of MTD201, our Q-Sphera formulation of octreotide, we recognized an impairment loss for in-process research and development of £9.3 million. In addition, because no other Q-Sphera products were advanced beyond the formulation stage as of December 31, 2020, we recognized an impairment of goodwill arising from our acquisition of Q Chip Limited in December 2014 of £2.3 million. Further, in connection with the purported termination of our license to panobinostat, the active ingredient for our MTX110 product, by Secura Bio in June 2020, we recognized an impairment of an intangible asset of £0.8 million as of December 31, 2020. There was no impairment charge in 2021.

Finance Income and Expenses

Finance income includes all interest receivable on cash deposits. In 2020, finance income comprised bank interest received. In 2021, finance income also included a gain on an equity settled derivative financial liability. We issued warrants in 2020 and 2019 in connection with registered direct offerings. In 2015, we assumed fully vested warrants and share options on the acquisition of DARA BioSciences Inc. The number of Ordinary Shares to be issued when the warrants and options are exercised is fixed, however the exercise prices are denominated in United States dollars, which is different from the functional currency of the Company. Therefore, the warrants and share options are classified as equity settled derivative financial liabilities in the consolidated statement of financial position with any gains or losses being recognized through finance income or finance expense in the consolidated statement of comprehensive income.

Finance expenses include all interest payable on borrowings and loan instruments. In 2021 and 2020, finance expenses were comprised primarily of interest payable on lease liabilities and other loans. In 2020, finance expenses also included a loss on equity settled derivative financial liability.

Taxation

Taxation represents tax credits receivable by Group companies in respect of qualifying research and development costs incurred.

Discussion of Operations

The following table summarizes our consolidated results of operations for the years ended December 31, 2021 and 2020.

	Year Ended December 31,
	2021	2020
	(£ in thousands)

Revenue	578	180
Grant revenue	--	163
Total revenue	578	343
Other income	24	12
Research and development costs	(4,654)	(6,068)
Administrative costs	(2,946)	(4,958)
Impairment of intangible assets	--	(12,369)
Loss from operations	(6,998)	(23,040)
Finance income	936	1
Finance expense	(44)	(431)
Loss before taxation	(6,106)	(23,470)
Taxation	646	1,281
Loss from continuing operations	(5,460)	(22,189)
Loss for the year attributable to the owners of the parent	(5,460)	(22,189)

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Revenue. For the year ended December 31, 2021, we generated consolidated Revenues from continuing operations of £0.58 million, compared to £0.18 million in 2020, comprising Q-Sphera formulation services under R&D collaboration agreements for customers in each year.

For the year ended December 31, 2020, we generated consolidated Revenues from continuing operations of £0.18 million, compared to £0.31 million in 2019, comprising formulation services for customers in each year.

Research and Development Costs. We incurred research and development costs of £4.65 million in 2021, compared to £6.07 million in 2020, a decrease of 23%, primarily due to £1.81 million lower clinical development costs on MTD201 offset by a £0.48 million increase in clinical costs on MTX110 and a £1.21 million increase in preclinical costs spread across several projects, including those under R&D collaboration agreements. Personnel costs, share based payment charge and other items increased by £0.32 million, £0.21 million and £0.22 million, respectively, in 2021 compared with 2020. The prior year included certain items related to the restructuring of the Company following the previously disclosed strategic review in 2020, including redundancy costs, accelerated depreciation and foreign exchange of £0.89 million, £0.85 million and £0.31 million, respectively.

We incurred research and development costs of £6.07 million in 2020, compared to £7.84 million in 2019, a decrease of 23%, primarily due to lower aggregate clinical development costs of £3.38 million, including reduced expenditure on MTD201 of £2.33 million. Lower clinical development expenses were offset by £0.89 million of redundancy costs and £0.85 million of accelerated depreciation in connection with the closure of our operations in Bilbao, Spain.

Administrative Costs. For the year ended December 31, 2021, our administrative costs were £2.95 million, as opposed to £4.96 million in 2020, and included decreases in legal, professional fees, insurance and other costs of £0.95 million, and a decrease in personnel costs of £0.51 million, offset by an increase in share based payments of £0.15 million. The prior year included certain items related to the closure of our operations in Bilbao, Spain, including £0.55 million in interest on repaid Spanish soft loans and £0.17 million related to the settlement of a lawsuit.

For the year ended December 31, 2020, our administrative costs were £4.95 million, as opposed to £3.84 million in 2019, an increase of 29% and included increases in professional fees and insurance of £0.48 million and £0.36 million, respectively, offset by a reduction in personnel costs of £0.40 million. In addition, administrative costs in 2020 included £0.72 million in connection with the closure of our operations in Bilbao, Spain, of which £0.55 million related to interest on repaid Spanish soft loans and £0.17 million related to the settlement of a lawsuit.

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Impairment of Intangible Assets. In connection with our decision to terminate further in-house development of MTD201, we recognized an impairment loss for in-process research and development of £9.30 million in 2020. In addition, because no other Q-Sphera products were advanced beyond the formulation stage as of December 31, 2020, we recognized an impairment of goodwill arising from our acquisition of Q Chip Limited in December 2014 of £2.30 million. In connection with the termination of our license to panobinostat by Secura Bio in June 2020, we recognized an impairment of an intangible asset of £0.78 million as of December 31, 2020.

Finance Income. Finance income generally represents interest earned on cash balances. However, in 2021, finance income of £0.94 million was credited to the income statement, compared with none in 2020, and included a gain in respect of an equity settled financial liability of £0.94 million.

In 2019, finance income of £0.49 million was credited to the income statement and included a gain in respect of an equity settled financial liability of £0.48 million.

Finance Expense. Finance expenses of £0.04 million were charged in 2021, compared to £0.43 million in 2020, a decrease of £0.39 million. In 2020, finance expense included a loss in respect of an equity settled financial liability of £0.40 million.

Finance expenses of £0.43 million were charged in 2020, as compared to £0.10 million in 2019, an increase of £0.33 million. The increase is due primarily to a loss in respect of an equity settled financial liability of £0.40 million.

Liquidity and Capital Resources

We have incurred significant net losses and have had negative cash flows from operations during each period from inception through December 31, 2021, and had an accumulated deficit of £127.80 million as of December 31, 2021. We have yet to generate a profit and, excluding share issues, cash flows have been consistently negative from the date of incorporation. Management expects operating losses and negative cash flows to continue for the foreseeable future.

We believe our existing balances of cash and cash equivalents will be insufficient to satisfy our working capital needs and other liquidity requirements associated with our existing operations over the next 12 months. Additional funding will have to be obtained, which may include public or private equity or debt offerings. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development of our product candidates and formulations, as well as consider other strategic alternatives.

If we raise additional funds through the issuance of debt securities or additional equity securities, it could result in dilution to our existing stockholders, increased fixed payment obligations and these securities may have rights senior to those of our ordinary shares (including the Depositary Shares) and could contain covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Any of these events could significantly harm our business, financial condition and prospects.

As of December 31, 2021, we had cash and cash equivalents of £10.06 million. Historically, we have financed our operations primarily from the net proceeds of public and private share placings. In December 2014, we received net proceeds of £30.6 million from the issuance and sale of 599,250 of our Ordinary Shares in our initial public offering and associated listing on AIM. In October 2016, we received net proceeds of £15.6 million from the issuance and sale of 757,852 of our Ordinary Shares in a placing and open offer outside of the United States. In September 2017, we received net proceeds of £5.7 million from the issuance and sale of 615,733 Ordinary Shares in a placing outside of the United States. In February 2019, we received net proceeds of £12.3 million from the issuance and sale of 17,410,773 Ordinary Shares in a subscription, placing and open offer outside of the United States. In October 2019, we received net proceeds of £1.8 million from the issuance and sale of 600,000 Depositary Shares (representing 3,000,000 Ordinary Shares) and warrants to purchase 600,000 Depositary Shares (representing 3,000,000 Ordinary Shares) in registered direct offering and concurrent private placement in the United States.

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In May 2020, we received net proceeds of $2.6 million from the issuance and sale of 1,818,182 Depositary Shares (representing 9,090,910 Ordinary Shares) and warrants to purchase 600,000 Depositary Shares (representing 9,090,910 Ordinary Shares) in a registered direct offering and concurrent private placement in the United States. In addition, in May 2020, we received net proceeds of £1.6 million from the issuance and sale of 6,666,666 Units in the May UK Placing to investors in the United Kingdom. In July 2020, we received net proceeds of £5.3 million from the issuance and sale of 21,296,295 Ordinary Shares in a placing to investors in the United Kingdom. Further, in August 2020 and February 2021, we received net proceeds of $1.0 million and $0.1 million, respectively, upon the exercise of warrants issued in the May 2020 private placement. In July 2021, we received net proceeds of £9.0 million from the issuance and sale of 35,087,720 Ordinary Shares in the 2021 UK Placing to investors in the United Kingdom.

In addition to the potential issuance of any debt securities or additional equity securities, we continue to assess the market value of certain of our assets so that non-dilutive funding could be available, if required, to drive long term value for the Company without a reliance on equity funding. On September 1, 2018, we were awarded a €1.5 million unsecured loan from the regional government of the Basque region of Spain as part of their Gauzatu Industry program, which is a government funded program to support local small and medium-sized enterprises in establishing infrastructure and capability for global industries. The Basque Loan was intended to be used as part of our commercial scale up for our MTD201 program and Q-Sphera technology platform. We never drew upon the Basque Loan. Due to the termination of the MTD201 program and shut down of our Bilbao, Spain manufacturing facilities, we have terminated this loan agreement.

On September 11, 2019, we were awarded a €6.6 million loan from the Spanish Ministry of Industry, Commerce and Tourism, under its Reindustrialisation Programme, or the REINDUS Loan. The REINDUS Loan was intended to partially fund activities to scale-up the manufacturing capability of our MTD201 program, however, in connection with our decision to terminate the MTD201 program and shut down of our Bilbao, Spain manufacturing facilities, we repaid this loan and the corresponding cash bond was released.

Our current strategy is based on advancing our proprietary technology platforms and programs with a view to partnering these assets during the course of their development, thereby earning royalty income, or working with third party pharmaceutical companies to re-formulate their proprietary medicine on a fee-for-service basis. We are subject to risks incident in the development of new biopharmaceutical products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the timing of clinical trials. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. If we lack sufficient capital to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected.

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Working Capital

The Company had negative working capital of (£0.01m) at December 31, 2021, compared to negative working capital of (£0.7m) at December 31, 2020. The decrease in negative working capital is in part due to advance payments made to the Contract Research Organization appointed in relation to our upcoming MTX110 clinical trial.

Cash Flows

The following table presents a summary of the primary sources and uses of cash for the years ended December 31, 2021 and 2020:

	Year ended December 31,
	2021	2020
	(£ in thousands)
Cash used in operating activities	(6,008)	(9,301)
Cash (used in) provided by investing activities	(278)	2,574
Cash provided by financing activities	8,805	3,084
Net increase (decrease) in cash and equivalents	2,519	(3,643)

Operating Activities

The following table presents a summary of the cash used in operations as of the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
	(£’s in thousands)
Cash flows from operating activities before changes in working capital	(6,548)	(9,697)
Changes in working capital	(617)	(1,558)
Cash used in operations	(7,165)	(11,255)

Cash flows from Operating Activities before Changes in Working Capital. Net cash outflow from operating activities before changes in working capital was £6.55 million in the year ended December 31, 2021, as opposed to £9.70 million during the same period in 2020. This decreased cash outflow of £3.15 million, or 32%, was driven by a decrease in losses attributable to the owners of the Company of £16.73 million, lower tax charge credit of £0.64 million, increased share based payment expense of £0.49 million and decrease in loss on disposal of fixed assets of £0.19 million offset by an increase in net finance income, decreases in depreciation and amortization and an increase in foreign exchange gains of £1.32 million, £0.81 million and £0.39 million, respectively. Included in cash flows from operating activities in 2020 was £12.37 million in respect of impairment of intangibles.

Cash Used in Operations. Working capital increased in cash flow terms by £0.62 million for the year ended December 31, 2021, compared to an increase of £1.56 million for 2020. The increase in 2021 primarily comprised of an increase in trade and other receivables of £0.49 million and a decrease in trade and other payables of £0.13 million.

Taxes Paid. Research and development tax credits of £1.16 million were received in 2021, as opposed to £1.95 million in 2020. This related to claims submitted in the prior financial year.

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Investing Activities

Purchase of property, plant and equipment of £0.32 million occurred in the year ended December 31, 2021, compared to £0.20 million in 2020. In 2021, capital expenditure was largely related to the purchase of laboratory equipment for our laboratories and pilot scale manufacturing facilities in Cardiff, Wales. The £2.55 million cash-backed guarantee for a Spanish government loan that was put in place in 2019 was repaid in the amount of £2.64 million in 2020.

Financing Activities

Government loans, grants and subsidies. In connection with the closure of our Bilbao, Spain operations, in 2020, we repaid Spanish government loans and grants of £6.18 million and £0.22 million, respectively.

Amounts paid on lease liabilities. In 2021 we paid £0.11 million in respect of lease liabilities compared with £0.26 million in 2020. We entered into a lease for new corporate offices in Cardiff in 2021 and surrendered the lease on our former facilities in Cardiff in 2021. We surrendered both our property leases in Bilbao, Spain during 2020.

Shares Issues Including Warrants, Net of Costs. We raised £9.03 million in net proceeds during the year ended December 31, 2021 in cash from the 2021 UK Placing in July 2021 and from the exercise of warrants. On May 20, 2020, we completed the closing of a registered direct offering with certain Investors for the sale of 1,818,182 Depositary Shares (representing 9,090,910 Ordinary Shares) at a price per Depositary Share of $1.65, for aggregate gross proceeds of $3.0 million. In a concurrent private placement, we sold to the Investors Private Placement Warrants to purchase a total of 1,818,182 Depositary Shares (representing 9,090,910 Ordinary Shares) at an exercise price of $2.05 per Depositary Share. The Private Placement Warrants, which were immediately exercisable, will expire five and one-half years from the issuance date. The closing of the private placement occurred on May 20, 2020.

As of December 31, 2020, Private Placement Warrants to purchase 500,000 Depositary Shares had been exercised for an aggregate exercise price of approximately $1.0 million. Wainwright served as the sole placement agent for the transaction. In connection therewith, we also issued to certain designees of Wainwright the Wainwright Warrants for the purchase of a total of 90,909 Depositary Shares (representing 454,546 Ordinary Shares) at an exercise price of $2.0625 per Depositary Share pursuant to the terms of our engagement letter agreement with Wainwright. The Wainwright Warrants became exercisable on May 18, 2020 and expire May 18, 2025.

Concurrently with the registered direct offering, on May 22, 2020, we, through TPI completed a placing with certain investors in the United Kingdom of 6,666,666 Units, with each Unit comprising one new Ordinary Share and one UK Warrant, at an issue price of £0.27 per Unit. The exercise price of the UK Warrants is £0.34 per share, for aggregate gross proceed of £1.8 million. The UK Warrants expire five years and six months from the issuance date. In connection with TPI acting as the placement agent for the May Placing, we issued to TPI UK Warrants to purchase an aggregate of 333,333 Ordinary Shares, or 5.0% of the aggregate UK Warrants issued in the May Placing.

In July 2020, we, through TPI, completed a placing with certain investors in the United Kingdom of 18,518,518 Placing Shares. In addition, 2,777,777 Broker Option Shares were placed by TPI pursuant to a broker option. Each of the Placing Shares and the Broker Option Shares were sold at an issue price of £0.27 per share.

In July 2021, we, through TPI, completed the 2021 UK Placing with certain investors in the United Kingdom of 35,087,720 Placing Shares at an issue price of £0.285 per share.

For the years ended December 31, 2021 and 2020, we issued 25,000 Ordinary Shares in each year to be purchased by the Midatech Pharma Share Incentive Plan, an employee share incentive trust.

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Cash and Cash Equivalents

Cash increased for the year ended December 31, 2021 by £2.52 million, before the impact of foreign exchange movements, compared to a decrease of £3.64 million in 2020. This increase was primarily due to continuing trading losses offset by the net proceeds from share issuances and warrant exercises during the year of £9.03 million. As of December 31, 2021, we had cash and cash equivalents of £10.06 million compared to £7.55 million as at December 31, 2020.

Cash Commitments

Our cash resources expected to provide liquidity into the first quarter of 2023. The Company remains focused on tight control of its cash commitments at any given time. As of December 31, 2021 our cash requirements primarily relate to the following:

•	lease obligations, related to our office and research and development facility, which are recognized as lease liabilities in the consolidated statement of financial position;
•	construction of property, plant and equipment, including leasehold improvements and dilapidations in respect of our former leased facility;
•	purchase obligations, under our commercial supply agreements and related activities; and
•	research and development activities related to preclinical and clinical trials for our product candidates in development.

The lease on our office and research and development facility commenced in August 2021 and expires in August 2026. Our cash requirements for our lease obligation (on an undiscounted basis) are £0.14 million and £0.68 million, for the short-term (payable within twelve months after the reporting date) and long-term (payable beyond twelve months after the reporting date), respectively. Our lease obligation includes ancillary contractual commitments in relation to utilities, maintenance and other services.

We built out the office and laboratory space at our new facility in the period April through August 2021. We recognized £0.05 million in respect of leasehold improvements during 2021 and an additional £0.19 million in respect of new laboratory equipment. We expect only modest capital expenditures in the foreseeable future. We have a contingent liability in respect of dilapidations on our former office and laboratory facility expected to be around £0.05 million.

We purchase materials to support out internal Q-Sphera research and development pipeline. As of December 31, 2021, there were outstanding commitments purchases of £nil. We purchase MTX110 clinical supply product from a third-party manufacturer and, while there were no commitments as of December 31, 2021, we expect to order quantities of MTX110 with a value of £0.18 million during 2022.

We undertake formulation work in-house but contract out our pre-clinical and clinical studies to third party contract research organizations, or CROs. As of December 31, 2021, we had committed to preclinical studies with aggregate obligations of £0.12 million. We expect to initiate additional preclinical studies with an aggregate commitment of £0.85 million during 2022.

Similarly, at December 31, 2021, we had committed to three clinical studies of MTX110 in GBM, DIPG and medulloblastoma for an aggregate commitment of £0.54 million at that date and we expect to initiate additional studies during 2022 with a total cash commitment of approximately £0.8 million in 2022.

We believe we have sufficient cash resources to fund our commitments and operations into the first quarter of 2023. To maintain operations beyond the first quarter of 2023, additional funding will be required, which may include public or private equity or debt offerings. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development of our product candidates and formulations, as well as consider other strategic alternatives.

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Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements.

Transactions with Related Parties

The Directors consider BioConnection BV to be a related party by virtue of the fact that there is a common Director with the Company and the Director is identified as having significant influence over the entity. 2019 was the first year where this relationship existed.

During the year Group entered into the following transactions with related parties who are not members of the Group:

	Purchase of Good			Amounts Owed by Related Parties
(£ in thousands)	2021	2020	2019	2021	2020	2019
BioConnection BV	Nil	296	18	Nil	Nil	8

During 2019 Midatech Pharma (Espana) SL entered into a commercial contract with BioConnection BV in connection with the Group’s MTD201 program, this contract was subsequently terminated in 2020 as a result of the termination of the program.

The Group has not made any allowances for bad or doubtful debts in respect of related party debtors nor has any guarantee been given or received during 2021, 2020 or 2019 regarding related party transactions.

For information on compensation granted to the directors and officers of the Company, please refer to the Directors’ Remuneration Report in the annual financial statements for the year ended December 31, 2021.

Critical Accounting Estimates

The preparation of our consolidated financial statements requires us to make estimates, assumptions and judgments that can have a significant impact on the reported amounts of assets and liabilities, revenue and expenses and related disclosure of contingent assets and liabilities, at the respective dates of our financial statements. We base our estimates, assumptions and judgments on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management evaluates estimates, assumptions and judgments on a regular basis and makes changes accordingly, and discusses critical accounting estimates with the board of directors.

The following are considered to be critical accounting policies because they are important to the portrayal of our financial condition or results of operations and they require critical management estimates and judgments about matters that are uncertain.

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Revenue

There are significant management judgments and estimates involved in the recognition of revenue from the supply of services. Revenue on services is recognized over the contract term, proportionate to the progress in overall satisfaction of the performance obligations (the services performed by the Group), measured by cost incurred to date out of total estimate of costs.

Impairment of Goodwill and Intangible Assets Not Yet Ready for Use

Goodwill and intangibles not yet ready for use are tested for impairment at the cash generating unit level on an annual basis at the year end and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a cash generating unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of cash generating units, assignment of assets and liabilities to such units, assignment of goodwill to such units and determination of the fair value of a unit and for intangible assets not yet ready for use the fair value of the asset. The fair value of each cash generating unit or asset is estimated using the income approach, on a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the business, estimation of the useful life over which cash flows will occur and determination of our weighted-average cost of capital. The carrying value of our goodwill was £0 as of December 31, 2021 and 2020, and intangible assets not yet ready for use was £0 as of December 31, 2021 and 2020.

The estimates used to calculate the fair value of a cash generating unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each such unit.

As a result of our strategic review, an impairment charge of £2.3 million was recognized against goodwill in the year ended December 31, 2020 (2019:£Nil) and an impairment charge against the in-process research and development programme (“IPRD”) of the Midatech Wales cash generating unit of £9.3 million (2019:£Nil). As a result of the purported termination of our license to panobinostat by Secura Bio in June 2020, there was an impairment charge of £0.8 million against the acquired IPRD in relation to MTX110. There were no impairment charges in 2021.

Share-Based Payments

We account for share-based payment transactions for employees in accordance with IFRS 2, Share- Based Payment, which requires it to measure the cost of employee services received in exchange for the options on our Ordinary Shares, based on the fair value of the award on the grant date. We selected the Black-Scholes-Merton option pricing model as the most appropriate method for determining the estimated fair value of its share-based awards without market conditions. For performance-based options that include vesting conditions relating to the market performance of our ordinary shares, a Monte Carlo pricing model was used in order to reflect the valuation impact of price hurdles that have to be met as conditions to vesting.

The resulting cost of an equity incentive award is recognized as expense over the requisite service period of the award, which is usually the vesting period. Compensation expense is recognized over the vesting period using the straight-line method and classified in the consolidated statements of comprehensive income.

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The assumptions used for estimating fair value for share-based payment transactions are disclosed in Note 26 to our consolidated financial statements for the year ended December 31, 2021 and are estimated as follows:

•	volatility is estimated based on the average annualized volatility of a number of publicly traded peer companies in the biotech sector;

•	the estimated life of the option is estimated to be until the first exercise period, which is typically the month after the option vests; and

•	the dividend return is estimated by reference to our historical dividend payments. Currently, this is estimated to be zero as no dividend has been paid in the prior periods.

Financial Liabilities

Fair Value Through Profit and Loss (FVTPL). We have outstanding warrants in the Ordinary Share capital of the company. The number of Ordinary Shares to be issued when exercised is fixed, however the exercise price is denominated in U.S. dollars, being different to the our functional currency. Therefore, the warrants are classified as equity settled derivative financial liabilities recognized at fair value through the profit and loss account.

The financial liability is valued using the either the Monte Carlo model or the Black-Scholes option pricing model. Financial liabilities at FVTPL are stated at fair value, with any gains or losses arising on re-measurement recognized in profit or loss. The net gain or loss recognized in profit or loss incorporates any interest paid on the financial liability and is included in the ‘finance income’ or ‘finance expense’ lines item in the income statement. Fair value is determined in the manner described in Note 21 to our consolidated financial statements.

Income Taxes

Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

In 2021 and 2020, there were £67.2 million and £63.2 million of gross unutilized tax losses carried forward, respectively. No deferred tax asset has been provided in respect of losses, as there was insufficient evidence to support their recoverability in future periods.

Research and Development Cost

Research and development costs are charged to expense as incurred and are typically made up of salaries and benefits, clinical and preclinical activities, drug development and manufacturing costs, and third-party service fees, including for clinical research organizations and investigative sites. Costs for certain development activities, such as clinical trials, are periodically recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued expenses.

Leases

IFRS 16, Leases, defines the lease term as the non-cancellable period of a lease together with the options to extend or terminate a lease, if the lessee were reasonably certain to exercise that option. Where the lease includes the option for us to extend the lease term, we make a judgement as to whether it is reasonably certain that the option will be taken. This will take into account the length of time remaining before the option is exercisable, current trading, future trading forecasts as to the ongoing profitability of the organization and the level and type of planned future capital investment. The judgement is reassessed at each reporting period. A reassessment of the remaining life of the lease could result in a recalculation of the lease liability and a material adjustment to the associated balances.

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The discount rate used in the calculation of the lease liability involves estimation. The discount rate used is the incremental borrowing rate. This rate represents the rate we would have had to pay to borrow, over a similar term and with similar security, the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment.

During 2020, following the closure of Midatech Spain and the termination of a property lease we occupied, a profit on disposal has been recognized in the accounts of £109,000.

In April 2021 we entered into an agreement to lease new premises at 1 Caspian Point, Caspian Way, Cardiff CF10 4DQ for our corporate offices and laboratories. The agreement to lease allowed the Group to carry out the Category A works and fit out prior to commencement of the lease and occupation in August 2021. The lease is for a five-year term with no break clause and includes a rent-free period of nine months. The lease has been recognized as a right of use asset effective as of April 2021.

Going Concern

We are subject to a number of risks similar to those of other development and early-commercial stage pharmaceutical companies. These risks include, amongst others, generation of revenue from the development portfolio and risks associated with research, development, testing and obtaining related regulatory approvals of our pipeline products. Ultimately, the attainment of profitable operations is dependent on future uncertain events which include obtaining adequate financing to fulfill our commercial and development activities and generating a level of revenue adequate to support our cost structure.

We have experienced net losses and significant cash outflows from cash used in operating activities over the past years as we develop our portfolio.

For the year ended December 31, 2021, the Company incurred a consolidated loss from operating activities of £5.46 million and negative cash flows from operations of £6.55 million. As of December 31, 2021, we had an accumulated deficit of £127.80 million.

Our future viability is dependent on our ability to raise cash from financing activities to finance our development plans until commercialization, generate cash from operating activities and to successfully obtain regulatory approval to allow marketing of our development products. Our failure to raise capital as and when needed could have a negative impact on our financial condition and ability to pursue our business strategies.

Our consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of December 31, 2021, we had cash and cash equivalents of £10.06 million. We believe we currently have enough cash to fund our planned operations into the first quarter of 2023.

We have prepared cash flow forecasts and considered the cash flow requirement for our next three years, including the period twelve months from the date of the approval of the financial statements. These forecasts show that further financing will be required during the course of the next 12 months, assuming, inter alia, that certain development programs and other operating activities continue as currently planned. This requirement for additional financing represents a material uncertainty that raises substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2020 with respect to this uncertainty.

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In addition, the global spread of pandemic novel coronavirus, COVID-19, places increased uncertainty over our forecasts. The restrictions placed and being placed on the movement of people have caused, and may in the future cause, delays to some of our plans. We have established a COVID-19 task force internally to monitor the impact of COVID-19 on our business and prioritize activities to minimize its effect. It is not currently possible to quantify the impact of COVID-19 and resultant delays on the Company until it becomes clear that the global crisis has abated and a normalization of the business environment can be foreseen with confidence.

In addition to utilizing the existing cash reserves, as part of our strategic review, we and our advisors are evaluating a number of near-term funding options potentially available to us, including fundraising, the partnering of assets or technologies or the sale of the Company. After considering the uncertainties, we considered it appropriate to continue to adopt the going concern basis in preparing the financial information.

Our ability to continue as a going concern is dependent upon our ability to obtain additional capital and/or dispose of assets, for which there can be no assurance we will be able to do on a timely basis, on favorable terms or at all.

Changes in Accounting Policies

See Note 1 to our consolidated financial statements for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included in this MD&A.

Financial Instruments and Risks

We are exposed to a variety of financial risks, including, but not limited to, market risk (including foreign exchange and interest rate risks), credit risks, and liquidity risks. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on its financial performance.

Credit Risk

Credit risk is the risk of financial loss to the Group if a development partner or counterparty to a financial instrument fails to meet its contractual obligations. We are mainly exposed to credit risk from amounts due from collaborative partners which are deemed to be low.

Credit risk also arises from cash and cash equivalents and deposits with banks and financial institutions. For banks and financial institutions, only independently rated parties with high credit status are accepted.

We do not enter into derivatives to manage credit risk.

The total exposure to credit risk of the Group is equal to the total value of the financial assets held at year end. The consolidated entity recognizes a loss allowance for expected credit losses on financial assets which are either measured at amortized cost or fair value through other comprehensive income. The measurement of the loss allowance depends upon the consolidated entity's assessment at the end of each reporting period as to whether the financial instrument's credit risk has increased significantly since initial recognition, based on reasonable and supportable information that is available, without undue cost or effort to obtain.

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Where there has not been a significant increase in exposure to credit risk since initial recognition, a 12-month expected credit loss allowance is estimated. This represents a portion of the asset’s lifetime expected credit losses that is attributable to a default event that is possible within the next 12 months. Where a financial asset has become credit impaired or where it is determined that credit risk has increased significantly, the loss allowance is based on the asset's lifetime expected credit losses. The amount of expected credit loss recognized is measured on the basis of the probability weighted present value of anticipated cash shortfalls over the life of the instrument discounted at the original effective interest rate. For financial assets measured at fair value through other comprehensive income, the loss allowance is recognized within other comprehensive income. In all other cases, the loss allowance is recognized in profit or loss.

Cash in Bank

We are continually reviewing the credit risk associated with holding money on deposit in banks and seek to mitigate this risk by holding deposits with banks with high credit status.

Foreign Exchange Risk

Foreign exchange risk arose in 2021 and prior years because we had a material operation located in Bilbao, Spain, whose functional currency was not the same as our functional currency. Due to significant currency fluctuations during the years ended December 31, 2021, 2020 and 2019, particularly in respect of British pounds sterling against the Euro, our foreign exchange risk was significant. Our net assets arising from such overseas operations were exposed to currency risk resulting in gains or losses on retranslation into British pounds sterling. Given the closure of our Spanish operations and the levels of materiality, and despite this historical volatility, we do not hedge our net investments in overseas operations as the cost of doing so is disproportionate to the exposure.

Foreign exchange risk also arises when our individual entities enter into transactions denominated in a currency other than our functional currency. Our transactions outside the United Kingdom to Europe drive foreign exchange movements where suppliers invoice in currency other than British pounds sterling. These transactions are not hedged because the cost of doing so is disproportionate to the risk.

Interest Rate Risk

We do not hold any derivative instruments, or other financial instruments, that expose us to material interest rate risk

Liquidity Risk

Liquidity risk arises from our management of working capital. It is the risk that we will encounter difficulty in meeting our financial obligations as they fall due.

It is our aim to settle balances as they become due.

In July 2021, we completed a placing in the United Kingdom which raised gross proceeds of £10.0 million. Further, in February 2021, warrants were exercised for our Depositary Shares that raised gross proceeds of approximately £0.09 million. We have prepared cash flow forecasts and considered the cash flow requirement for our next three years, including the period twelve months from the date of the approval of the financial statements. These forecasts show that further financing will be required during the course of the next 12 months, assuming, inter alia, that certain development programs and other operating activities continue as currently planned. This requirement for additional financing represents a material uncertainty that raises substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2021 with respect to this uncertainty.

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In addition to utilizing the existing cash reserves, we are evaluating a number of near-term funding options potentially available to us, including fundraising, and the partnering of assets or technologies. After considering the uncertainties, we considered it appropriate to continue to adopt the going concern basis in preparing the financial information.

Our ability to continue as a going concern is dependent upon our ability to obtain additional capital and/or dispose of assets, for which there can be no assurance we will be able to do on a timely basis, on favorable terms or at all.

Disclosure of Outstanding Share Data

1.	Ordinary Shares

Following approval by shareholders at a general shareholders’ meeting of the Company on March 2, 2020, the Ordinary Shares of 0.005 pence each were consolidated on a 1 for 20 basis, effective from March 3, 2020.

The authorized capital of the Company at December 31, 2021 consisted of 98,468,387 Ordinary Shares, on a post-consolidation basis. As at December 31, 2021 there were 98,468,387 Ordinary Shares issued and outstanding, on a post-consolidation basis. As of the date of this MD&A, there are 108,342,738 Ordinary Shares issued and outstanding.

2.	Depositary Shares

As at December 31, 2021, there were 8,428,643 Depositary Shares issued and outstanding, at which time, each Depositary Share represents five Ordinary Shares. As of December 22, 2022, after accounting for the Ratio Change (as defined below), there were 2,66,782 Depositary Shares issued and outstanding, whereby each Depositary Share represents 25 Ordinary Shares. See “Subsequent Events”.

3.	Stock Options

There were 2,633,276 stock options outstanding as at December 31, 2021.

The Group has issued options over Ordinary Shares under the 2014 Midatech Pharma plc Enterprise Management Incentive Scheme (the “EMI”), the Midatech Pharma plc 2016 U.S. Option Plan, which is a sub-plan of the approved UK plan, and unapproved share options awarded to non-UK or non-US staff (together, the “Schemes”). In addition, certain share options originally issued over shares in Midatech Limited under the Midatech Limited 2008 unapproved share option scheme or Midatech Limited 2013 approved Enterprise Incentive scheme were reissued in 2015 over shares in Midatech Pharma plc under the 2014 Midatech Pharma plc Enterprise Management Incentive Scheme. Exercise of an option is subject to continued employment.

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Details of all share options granted under the Schemes are set out below:

Date of grant	At 1 January 2021	Granted in 2021	Expired 2021	Forfeited in 2021	At 31 December 2021	Exercise Price
13 September 2011	150	–	(150)	–	–	£83.80
20 April 2012	1,589	–	–	–	1,589	£83.80
9 May 2014	10,000	–	–	–	10,000	£1.50
30 June 2014	500	–	–	–	500	£1.50
31 October 2016	7,921	–	–	(890)	7,031	£53.60
19 December 2016	10,018	–	–	(2,062)	7,956	£24.20
15 December 2017	3,300	–	–	(2,100)	1,200	£9.20
24 April 2019	45,500	–	–	(33,000)	12,500	£1.46
2 October 2019	30,000	–	–	–	30,000	£1.05
17 April 2020	100,000	–	–	–	100,000	£0.24
17 June 2020	1,274,000	–	–	(410,500)	863,500	£0.202
15 July 2021	–	1,709,000	–	(280,000)	1,429,000	£0.28
2 August 2021	–	50,000	–	–	50,000	£0.27
1 September 2021	–	120,000	–	–	120,000	£0.26
	1,482,978	1,879,000	(150)	(728,552)	2,633,276

Options exercisable at 31 December 2021	179,632
Weighted average exercise price of outstanding options at 31 December 2021	£0.538
Weighted average exercise price of options exercised in 2021	n/a
Weighted average exercise price of options lapsed in 2021	£83.30
Weighted average exercise price of options forfeited in 2021	£0.447
Weighted average exercise price of options granted in 2021	£0.276
Weighted average remaining contractual life of outstanding options at 31 December 2021	9.0 years

The maximum number of stock options that may be issued under the EMI shall not exceed, in the aggregate, 10% of the aggregate number of Ordinary Shares then outstanding [(on a non-diluted basis]). As of the date of this MD&A, there are 2,891,875 stock options issued and outstanding, exercisable into 2,891,875 Ordinary Shares in the aggregate.

4.	Warrants

As of December 31, 2021, there are 32,584,996 warrants over ordinary shares outstanding.

Since the date of grant the following warrants have been exercised:

•	August 19, 2020, 2,500,000 warrants over ordinary shares with an exercise price of $0.41
•	February 19, 2021, 306,815 warrants over ordinary shares with an exercise price of $0.41
•	March 22, 2022, 26 warrants over ordinary shares with an exercise price of £10.00

As of the date of this MD&A, there are 17,226,053 issued outstanding warrants exercisable for: (i) 6,000 Depositary Shares with an exercise price of $31.25 each (representing 150,000 Ordinary Shares), (ii) 120,000 Depositary Shares with an exercise price of $1.00 each (representing 3,000,000 Ordinary Shares), (iii) 133,436 Depositary Shares with an exercise price of $10.25 each (representing 3,335,910, (iv) 130,200 Depositary Shares with an exercise price of $1.00 each (representing 3,255,000 Ordinary Shares), (v) 5,909 Depositary Shares with an exercise price of $10.313 each (representing 147,730 Ordinary Shares), (vi) 6,999,999 Ordinary Shares with an exercise price of £0.34 each, and (vii) 333,333 Ordinary Shares with an exercise price of £0.135.

The Depositary Share numbers disclosed above reflect the Ratio Change (as defined below), see Subsequent Events.

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Proposed Transactions

On December 13, 2022, Midatech entered into an arrangement agreement (the “Arrangement Agreement”) with Bioasis, a corporation existing under the laws of British Columbia, Canada. Pursuant to the terms and conditions of the Arrangement Agreement and a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia), on the closing date (the “Arrangement Closing Date”), (i) the Company will acquire all of the issued and outstanding common shares of Bioasis (the “Bioasis Shares”) in exchange for the Ordinary Shares (to be issued in the form of Depositary Shares (the “Share Exchange”), and (ii) Bioasis will become a wholly-owned subsidiary of the Company (collectively with the Share Exchange and the transactions contemplated by the Arrangement Agreement (other than the transactions contemplated by the Securities Purchase Agreement (as defined below), the “Arrangement”). Each Depositary Share represents 25 Ordinary Shares, and no fractional shares will be issued as part of the Share Exchange.

In accordance with the terms and conditions of the Arrangement Agreement, pursuant to the Plan of Arrangement, the shareholders of Bioasis will be entitled to receive, in exchange for each Bioasis Share, 0.9556 Ordinary Shares (in the form of Depositary Shares) (the “Exchange Ratio”), rounded down to the nearest whole Depositary Share. It is intended that the Share Exchange will, subject to applicable securities laws, be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption provided by Section 3(a)(10) thereof, and applicable U.S. state securities laws.

The Arrangement is expected to close in the first quarter of 2023, subject to customary closing conditions. In accordance with the terms and conditions of the Arrangement Agreement, pursuant to the Plan of Arrangement, each outstanding option to purchase Bioasis Shares (the “Bioasis Options”) will be exchanged for an option issued by the Company and will become an option to purchase Ordinary Shares (in the form of Depositary Shares) on equivalent terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the Bioasis Options immediately prior to the closing of the Arrangement, and will, upon exercise, be entitled to receive, in lieu of Bioasis Shares, the number of Ordinary Shares (in the form of Depositary Shares) which such optionholder would have been entitled to receive if the Bioasis Options had been exercised prior to the Arrangement Closing Date and such shares had been exchanged in the Share Exchange at the Exchange Ratio. The per share exercise price for each Ordinary Shares issuable upon exercise of each Bioasis Option will be equal to the quotient determined by dividing the exercise price per Bioasis Share at which such Bioasis Option was exercisable immediately prior to the Arrangement Closing by the Exchange Ratio, rounded up to the nearest whole cent.

Further, in accordance with the terms and conditions of the Arrangement Agreement, pursuant to the Plan of Arrangement, each outstanding and unexercised warrant to purchase Bioasis Shares (“Bioasis Warrants”) will, upon exercise, be entitled to receive, in lieu of Bioasis Shares, the number of Ordinary Shares (in the form of Depositary Shares) which such warrantholder would have been entitled to receive if the Bioasis Warrants had been exercised prior to the Arrangement Closing Date and such shares had been exchanged in the Share Exchange at the Exchange Ratio. The per share exercise price for each Ordinary Share issuable upon exercise of the Bioasis Warrants will be equal to the quotient determined by dividing the exercise price per Bioasis Share at which such Bioasis Warrant was exercisable immediately prior to the Arrangement Closing Date by the Exchange Ratio. The Arrangement Agreement contains customary representations, warranties and covenants from the Company and Bioasis for a transaction of this type.

From the date of the Arrangement Agreement until the Arrangement Closing Date, each of the Company and Bioasis have agreed, among other things, to conduct their business in the ordinary course and to comply with certain covenants regarding each of the Company and Bioasis. The parties have also agreed that (i) upon closing, the Company shall be renamed “Biodexa Therapeutics plc,” and (ii) following the Arrangement, the board of directors of the Company will consist of five directors, comprised of the Chief Executive Officer of the Company, two individuals determined by the Company, who are expected to be Stephen Parker and Simon Turton, and two individuals determined by Bioasis, who are expected to be Deborah Rathjen and Mario Saltarelli.

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The obligations of the Company and Bioasis to consummate the Arrangement are subject to certain customary closing conditions, including, but not limited to, (i) the absence of any order, law or other legal restraint or prohibition issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction preventing the consummation of the Arrangement, (ii) the approval of the Buyer Shareholder Approval Matters (as defined in the Arrangement Agreement), (iii) the approval of the Bioasis securityholders of the resolution approving the Arrangement (the “Arrangement Resolution”), (iv) receipt of a final British Columbia court order with respect to the Plan of Arrangement, and (v) the Offering (as defined below) being completed for gross proceeds of at least US$10.0 million.

The obligation of each party to consummate the Arrangement is also conditioned upon (i) the accuracy of the representations and warranties of the parties, subject to specified materiality standards, (ii) performance in all material respects by each of the parties of its respective obligations under the Arrangement Agreement, and (iii) there being no Material Adverse Effect (as defined in the Arrangement Agreement) on the part of each party.

In addition, the obligation of the Company to consummate the Arrangement is also conditioned upon, among other things, the TSX Venture Exchange having approved the de-listing of the Bioasis Shares, subject to completion of the Arrangement. The Arrangement Agreement prohibits each party from soliciting or initiating discussions with third parties regarding other proposals to acquire the Company or Bioasis, as the case may be, and each party has agreed to certain restrictions on its ability to respond to such proposals, subject to the fulfillment of certain fiduciary requirements under applicable law. The Arrangement Agreement contains certain termination rights and provides that upon the termination of the Arrangement Agreement under specified circumstances, including a termination to accept a Superior Proposal (as defined in the Arrangement Agreement), the terminating party will be required to pay the non-terminating party a cash termination fee equal to US$330,000.

If the Arrangement Agreement is terminated under certain circumstances, the parties may be required to reimburse the other party for costs and expenses incurred in connection with the transaction in an aggregate amount not to exceed US$225,000. The foregoing description of the Arrangement and the Arrangement Agreement is not complete and is qualified in its entirety by reference to the full text of the Arrangement Agreement, which is filed and accessible on SEDAR under the profile of Bioasis and is also available on SEC. For further information see also the press releases issued by the Company on SEC on December 13, 2022 and on December 19, 2022, announcing the execution of the Arrangement Agreement, the proposed acquisition of Bioasis, the Offering and change of name, copies of which are also available on SEDAR under the profile of Bioasis.

Subsequent Events

On September 26, 2022, the Company effected a ratio change (“Ratio Change”) in the number of Ordinary Shares represented by our Depositary Shares from 5 Ordinary Shares per Depositary Share to 25 Ordinary Shares per Depositary Share.

On December 16, 2022, the Company closed a registered direct offering (the “Offering”) of 393,973 of its Depositary Shares at a purchase price of US$1.00 per Depositary Share (equivalent to £0.0328 per New Ordinary Share) for gross proceeds of approximately US$0.4 million (£0.3 million). Net proceeds from the Offering are expected to be approximately US$0.3 million (£0.2 million), after deducting the placement agent's fees and other estimated offering expenses. The Company intends to use the net proceeds from the Offering to fund part of a loan to Bioasis in the amount of US$750,000. Such loan is payable in three tranches of US$250,000 payable on each of December 19, 2022, January 3, 2023 and February 6, 2023. The Offering was made pursuant to a shelf registration statement (File No. 333-267932) which became effective on October 26, 2022. The Offering was made by means of a prospectus, including a prospectus supplement, forming part of the effective registration statement.

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The Company intends to complete a private placement (the “Private Placement”) with Armistice Capital (the “Placee”) to raise US$9.6 million of gross proceeds, subject, inter alia, to shareholder approval at its forthcoming general shareholder meeting. Initially, the funds were to be provided to the Company pursuant to the Private Placement by way of a combination of: (i) the direct subscription of Units comprising (one Depositary Share, 1.04 A Warrant and 1.04 B Warrant), and (ii) through the funding of Pre-funded Warrants, whereby the Placee would, on completion of the financing, provide the Company with the funds to exercise the Pre-funded Warrants, such that the exercise price of the Pre-funded Warrants (other than a notional additional consideration) will be received by the Company at completion, enabling the Placee to exercise the warrants and acquire Depositary Shares for nominal cost. Such a structure ensures the Company receives the full proceeds (US$9.6 million gross) of the Offering immediately on completion, while enabling the Placee to limit its shareholding in the Company to a maximum of 9.99% at all times.

The Company subsequently revised the purchase price of the Private Placement to be the lower of: (i) US$1.00; and (ii) the 20-day volume weighted average price on the last business day prior to completion (“VWAP”) less 10%. If the 20-day VWAP prior to closing is less than US$0.90, the Company may terminate the Private Placement, at its sole discretion, without penalty.

Ladenburg Thalmann & Co. Inc. is acting as the exclusive placement agent for the Offering and the Private Placement.

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Exhibit 99.4

MIDATECH PHARMA PLC

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE SIX-MONTHS ENDED JUNE 30, 2022

(EXPRESSED IN BRITISH POUND STERLING UNLESS OTHERWISE NOTED)

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BACKGROUND

This Management’s Discussion and Analysis (“MD&A”) of Midatech Pharma PLC (“Midatech”, the “Company”, “we” or “our”) is dated January 5, 2023, and provides an analysis of the Company’s operations for the six-months ended June 30, 2022 (“1H22”) and 2021 (“1H21”). This MD&A should be read in conjunction with the reviewed interim consolidated financial statements of the Company and the accompanying notes thereto for the six-months ended June 30, 2022 which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. References to “$US” are to U.S. dollars. The interim financial statements are available on Companies House at https://www.gov.uk/get-information-about-a-company or U.S. Securities and Exchange Commission https://www.sec.gov/edgar/search/ under the profile of Midatech Pharma Plc and under the Canadian System for Electronic Document Analysis and Retrieval at www.sedar.com under the profile of Bioasis Technologies Inc. (“Bioasis”).

FORWARD-LOOKING INFORMATION

Certain statements in this MD&A are forward-looking statements or information (collectively, forward-looking statements). The Company is hereby providing cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the forward-looking statements. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “may”, “is expected to”, “anticipates”, “estimates”, “intends”, “plans”, “projection”, “could”, “vision”, “goals”, “objective” and “outlook”) are not historical facts and may be forward-looking and may involve estimates, assumptions and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, which contribute to the possibility that the predicted outcomes may not occur or may be delayed. The risks, uncertainties and other factors many of which are beyond the control of the Company, that could influence actual results include, but are not limited to: a limited operating history; regulatory risks; substantial capital and liquidity requirements; financing risks and dilution to shareholders; competition; reliance on management and dependence on key personnel; conflicts of interest of management; exposure to potential litigation, and other factors beyond the control of the Company.

Further, any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by applicable law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors and to assess in advance the impact of each such factor on the business of the Company or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

Forward looking statements are based on estimates and assumptions made by management in light of their experience of historical trends, current conditions and expected future developments, as well as factors that are believed to be appropriate. Forward looking statements in this MD&A include, but are not limited to, statements relating to:

•	our requirement for additional financing and our ability to continue as a going concern;
•	our estimates regarding losses, expenses, future revenues, and capital requirements;
•	our ability to successfully develop, test, and partner with a licensee to manufacture or commercialize products for conditions using our technology platforms;

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•	the successful commercialization and manufacturing of our any future product candidate we may commercialize or license;
•	the success and timing of preclinical studies and clinical trials, if any;
•	shifts in our business and commercial strategy;
•	the filing and timing of regulatory filings, including investigational new drug applications, with respect to any of our products and the receipt of any regulatory approvals;
•	the anticipated medical benefits of our products;
•	the difficulties in obtaining and maintaining regulatory approval of our product candidates, and the labeling under any approval we may obtain;
•	the success and timing of the potential commercial development of our product candidates and any product candidates we may acquire in the future, including MTX110;
•	our plans and ability to develop and commercialize our product candidates and any product candidates we may acquire in the future;
•	the ability to manufacture products in third-party facilities;
•	the rate and degree of market acceptance of any of our product candidates;
•	the successful development of our commercialization capabilities, including our internal sales and marketing capabilities;
•	obtaining and maintaining intellectual property protection for our product candidates and our proprietary technology;
•	the success of competing therapies and products that are or become available;
•	the success of any future strategic acquisitions;
•	cybersecurity and other cyber incidents;
•	industry trends;
•	the impact of government laws and regulations;
•	regulatory, economic and political developments in the United Kingdom, the European Union, the United States and other foreign countries, including any impact from the United Kingdom leaving the European Union;
•	the difficulties doing business internationally, including any risks related to the novel strain of coronavirus, COVID-19;
•	the ownership of our ordinary shares, nominal value 0.1p (the “Ordinary Shares”), and American depositary shares (“Depositary Shares”);
•	our ability to meet the listing criteria required to remain listed on the NASDAQ Capital Market;
•	our status as a foreign private issuer;
•	our ability to recruit or retain key scientific or management personnel or to retain our senior management;
•	the impact and costs and expenses of any litigation we may be subject to now or in the future;
•	the performance of third parties, including joint venture partners, our collaborators, third-party suppliers and parties to our licensing agreements;
•	the Company’s ability to complete the proposed acquisition of Bioasis and the Private Placement (as defined below); and
•	other risks and uncertainties, including those described in our 20-F annual report for the fiscal year ended December 31, 2021, and in our Reports on Form 6-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 13, 2022, December 15, 2022, December 19, 2022 and which are also available on SEDAR under the profile of Bioasis.

Such risk factors include, among others, the Company’s future product revenues, stage of development, additional capital requirements, risks associated with the completion and timing of clinical trials and obtaining regulatory approval to market the Company’s products, the ability to protect its intellectual property, dependence upon collaborative partners, changes in government regulation or regulatory approval processes and rapid technological change in the industry. These factors should be considered carefully and readers are cautioned to not place undue reliance on such forward-looking statements.

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Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this MD&A.

Any forward-looking statements that we make in this MD&A speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this MD&A or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this MD&A. As a result of these factors, we cannot assure you that the forward-looking statements in this MD&A will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

DESCRIPTION OF THE COMPANY

Midatech is a public limited company organized under the laws of England and Wales under registered number 09216368. The principal executive office of Midatech is located at 1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom. The telephone number at the principal executive office is +44 29 2048 0180. Midatech maintains an Internet website at www.midatechpharma.com.

We have two wholly owned subsidiaries, as well as several indirectly owned subsidiaries and joint ventures (together, the “Group”). The following table sets forth a description of our subsidiaries.

Subsidiaries	Country of Incorporation	Voting Interest
Subsidiaries of Midatech Pharma PLC
Midatech Pharma (Wales) Limited	England and Wales	100%
Midatech Limited	England and Wales	100%
Joint Ventures with Midatech Limited
MidaSol Therapeutics GP (1)(3)	Cayman Islands	50%
Syntara LLC (2)(3)	United States (Delaware)	50%
Subsidiaries of Midatech Limited
Pharmida AG (3)	Switzerland	100%

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(1)	Joint venture between Midatech Limited and Aquestive Therapeutics, formerly known as MonoSol.
(2)	Joint venture between Midatech Limited and Immunotope Inc. The percentage ownership of the entity is determined by reference to the partnership agreement and varies from time to time depending on capital committed.

While 50% is the economic interest, Midatech Limited can currently direct 49% of the voting rights.

(3)	Dormant entities

Our Ordinary Shares are traded on AIM under the symbol “MTPH,” and our Depositary Shares are traded on the NASDAQ Capital Market under the symbol “MTP.”

On September 14, 2022, the Company announced a ratio change on its Depositary Shares from one (1) Depositary Share representing five (5) Ordinary Shares, to the new ratio of one (1) Depositary Share representing twenty-five (25) Ordinary Shares (the "Ratio Change"). The effective date of the Ratio Change was September 26, 2022.

For holders of the Depositary Shares, the Ratio Change had the same effect as a one-for-five reverse Depositary Share split. The Ordinary Shares of Midatech were not be affected by this change. The Ratio Change was aimed at bringing the price of the Company's Depositary Shares into compliance with the NASDAQ US$1.00 minimum bid price per share requirement.

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We file reports and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

OVERALL PERFORMANCE

We are focused on the research and development of medicines which we believe would benefit from improved bio-delivery and/or bio-distribution using our using our proprietary platform drug delivery technologies:

• Q-Sphera™ platform: Our disruptive polymer microsphere microtechnology is used for sustained delivery to prolong and control the release of therapeutics over an extended period of time, from weeks to months.

• MidaSolve™ platform: Our innovative oligosaccharide nanotechnology is used to solubilize drugs so that they can be administered in liquid form directly and locally into tumors.

• MidaCore™ platform: Our leading-edge gold nanoparticle, or GNP, nanotechnology is used for targeting sites of disease by using either chemotherapeutic agents or immunotherapeutic agents.

In the first half of 2022 we focused on two things: building on our Q-protein discovery work in 2021 and preparing MTX110 for a Phase I study in rGBM. We have also expanded our business development efforts through outreach and partnering conferences.

Q-Sphera pipeline

The Company’s Q-Sphera technology employs proprietary 3-D printing techniques to encapsulate drugs in polymer-based bioresorbable microspheres which may be injected to form depots in the body which release drugs over predictable, sustained periods from one week to several months. Progress of the Q-Sphera pipeline in 1H22 includes:

Proteins (incl mAb) formulation

There are no approved long-acting injectable formulations of biologic products such as mAbs or other high molecular weight proteins primarily because they are delicate and easily de-natured in manufacture. In 2021 we demonstrated the successful encapsulation of an exemplar monoclonal antibody (mAb) and most importantly, preservation of its functional and structural integrity and antigen binding in vitro.

In the first half of 2022, we continued to expand and develop our in-house capabilities around the encapsulation of high molecular weight proteins. We are developing methods for the successful encapsulation of bispecific T cell engager molecules (BiTEs) and Antibody Drug Conjugates (ADCs), both of which have shown utility in oncology settings.

MTX213 and MTX223

In the first half of 2022, we signed R&D collaboration agreements with Janssen to focus on maximising drug loading and optimising in vitro duration of release for two large molecules nominated by Janssen. Thus far, we have completed the first work package and are currently engaged on the second.

We believe there are opportunities to leverage the Company’s Q-Sphera technology through the targeted, intratumoral delivery of metabolic modulating agents in combination with standard-of-care treatments. Such an approach could delay (or help to overcome) resistance to standard-of-care treatment and increase patient survival. Targeted, intratumoral delivery could also improve efficacy and lower systemic side effects. The Company’s experiments in intratumoral delivery, while promising, are at an early stage and will require more time, effort and cost before validation. The Company has recently filed a patent designed to protect its early findings.

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MTX110

MTX110, a novel formulation of panobinostat administered through convection enhanced delivery, is in clinical development for intractable brain cancers including Diffuse Intrinsic Pontine Glioma (DIPG) and Glioblastoma (GBM).

Building on the in vivo data that were presented at the 2020 annual meeting of The Society of Neuro-Oncology which demonstrated the efficacy of MTX110 against two GBM cell lines in an ectopic tumour model and subsequent in vitro data which demonstrated the potency, at therapeutic concentrations, of MTX110 against a further four patient-derived GBM cell lines we began planning a Phase I pilot study in recurrent GBM patients. All preparations for the study are complete and we expect to enrol the first patient at the beginning of the fourth quarter 2022 at the Preston Robert Tisch Brain Tumor Center, Duke University. GBM is the most common and devastating primary malignant brain tumour in adults encompassing 14.3% of all primary brain and central nervous system neoplasms. With an incidence of approximately 3.2 per 100,000 population in the USA, approximately 12,300 people in the USA are diagnosed with GBM per annum.

The ongoing second Phase I study in DIPG at Columbia University is in the process of recruiting the last of 10 patients.

During 2022 we announced the following:

In January, 2022, we entered into an extension of our R&D collaboration with Janssen Pharmaceutica NV (Janssen) to focus on maximizing drug loading and optimizing in vitro duration of release for an undisclosed Janssen experimental molecule.

In March, 2022 we announced another R&D collaboration with Janssen on a second large molecule, also focused on maximizing drug loading and optimizing in vitro duration of release.

In June, we announced the granting by the FDA of Fast Track Designation for MTX110 in the treatment of recurrent glioblastoma (rGBM). Also in June 2022, we announced the granting of Orphan Medicine Designation for MTX110 for the treatment of glioma by the European Medicines Agency.

In November 2022, we announced the enrolment of the first patient into our Phase 1 study of MTX110 in recurrent glioblastoma (rGB) (NCT 05324501) at the Preston Robert Tisch Brain Tumor Center at Duke University, USA. The Phase I study is an open-label, dose escalation study designed to assess the feasibility and safety of intermittent infusions of MTX110 administered by convection enhanced delivery (CED) via implanted refillable pump and catheter. The study aims to recruit two cohorts, each with a minimum of four patients; the first cohort will receive MTX110 only and the second cohort will receive MTX110 in combination with lomustine.

Selected Half-Year Financial Information

The following sets out selected financial information of the Company for the three half year interim periods preceding June 30, 2022 for which the Company has prepared financial statements, which financial statements have been prepared in accordance with IFRS:

£ in thousands	June 30, 2022	June 31, 2021	June 30, 2020
Revenue	£468	£401	£168
Net Loss and Comprehensive Loss	£(3,061)	£(3,154)	£(17,277)
Loss per share	(3)p	(5)p	(64)p

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Given the early stage of the Company’s product development, limited revenue and that the business is not seasonal, there is limited variation in the interim results.

Operating Activities

Discussion of Operations

The following table summarizes our consolidated results of operations for the six-months ended June 30, 2022 and 2021

	Note	2022 unaudited £’000	2021 unaudited £’000
Revenue		468	401
Other income		16	31
Research and development costs		(2,413)	(2,010)
Administrative costs		(1,849)	(1,656)
Loss from operations		(3,778)	(3,234)
Finance income	2	404	-
Finance expense	2	(24)	(156)
Loss before tax		(3,398)	(3,390)
Taxation	3	337	236
Loss for the period attributable to the owners of the parent		(3,061)	(3,154)

Revenue. Total revenue for the six months to June 30, 2022 was £0.47m compared to £0.40m in the first six months of 2021, an increase of 17%. Revenue in 1H22 and 1H21 was entirely comprised of income from R&D collaborations with Janssen. There was no grant income in 2022 or 2021.

Research and Development Costs. R&D costs in 1H22 increased by £0.40m or 20% to £2.41m compared with £2.01m in 1H21. The percentage of R&D costs as a percentage of operating costs also increased in the period to 57% from 55%. R&D costs in 1H22 reflected increases in MTX110 clinical costs of £0.2m as the company prepares for its Phase 1 clinical trial and an increase in staff costs of £0.4m as the company increases its in-house capabilities. This was offset by a reduction of £0.1m in R&D expense on pre-clinical programs and patent costs as the Group rationalized its patent portfolio.

Administrative Costs. Administrative expenses in 1H22 increased by 12% to £1.85m from £1.66m. Administrative costs in 1H22 reflected an increase in legal and professional fees of £0.1m and travel costs of £0.1m as a result of the lifting of Covid-19 restrictions and resumption of in-person conferences.

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Finance Income. Finance income during the period included a gain in respect of an equity settled derivative financial liability of £0.4m in addition to interest earned on cash deposits. There was no interest income in the prior period.

Finance Expense. Finance expense in the period related to lease liabilities. In the prior period this included a loss in respect of an equity settled derivative financial liability of £0.1m.

Outlook

Overall, we are pleased with the progress we have made in the first half of 2022. We are particularly excited about the impending start of our first study in GBM using the same drug and delivery system that demonstrated encouraging results in the first Phase I study in DIPG.

Liquidity and Capital Resources

We have experienced net losses and significant cash outflows from cash used in operating activities over the past years as we have developed our portfolio. As at 30 June 2022 we had total equity of £7.49m (£10.45m at 31 December 2021), we incurred a net loss after tax for the six months to 30 June 2022 of £3.06m (1H20: £3.15m) and used cash in operating activities of £3.54m (1H21: £3.12m) for the same period. As at 30 June 2022, the Company had cash and cash equivalents of £6.42m compared with £10.1 million in 2021.

The Group’s future viability is dependent on its ability to raise cash from financing activities to finance its development plans until commercialization, generate cash from operating activities and to successfully obtain regulatory approval to allow marketing of its development products. The Group’s failure to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies.

We have prepared cash flow forecasts and considered the cash flow requirement for the Company for the next three years including the period 12 months from the date of approval of this interim financial information. These forecasts show that further financing will be required during the first quarter of 2023 assuming, inter alia, that certain development programmes and other operating activities continue as currently planned. This requirement for additional financing in the short term represents a material uncertainty that may cast doubt upon the Group and Parent Company’s ability to continue as a going concern.

.Additional funding will have to be obtained, which may include public or private equity or debt offerings. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development of our product candidates and formulations, as well as consider other strategic alternatives.

If we raise additional funds through the issuance of debt securities or additional equity securities, it could result in dilution to our existing stockholders, increased fixed payment obligations and these securities may have rights senior to those of our ordinary shares (including the Depositary Shares) and could contain covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Any of these events could significantly harm our business, financial condition and prospects.

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Our current strategy continues to be based on advancing our proprietary technology platforms and programs with a view to partnering these assets during the course of their development, thereby earning royalty income, or working with third party pharmaceutical companies to re-formulate their proprietary medicine on a fee-for-service basis. We continue to be subject to risks incident in the development of new biopharmaceutical products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the timing of clinical trials. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. If we lack sufficient capital to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected.

Working Capital

The Company had negative working capital of £0.0m at June 30, 2022, compared to negative working capital of £0.6m at June 30, 2021. The decrease in negative working capital is substantially due to timing of receipt of invoices relating to a clinical trial.

Cash Flows

The following table presents a summary of the primary sources and uses of cash for the six-months ended June 30, 2022 and 2021:

	Six months June 30,
	202	2021
	(£ in thousands)
Cash used in operating activities	(3,539)	(3,108)
Cash (used in) provided by investing activities	(17)	(147)
Cash provided by financing activities	(78)	(81)
Net increase (decrease) in cash and equivalents	(3,634)	(3,336)

Operating Activities

The following table presents a summary of the cash used in operations as of the years ended June 30, 2022 and 2021:

	Six months June 30,
	2022	2021
	(£’s in thousands)
Cash flows from operating activities before changes in working capital	(3,494)	(3,063)
Changes in working capital	(45)	(45)
Cash used in operations	(3,539)	(3,108)

Cash Flows

Cash outflows from operating activities in 1H22 were £3.54m compared to £3.11m in 1H21 driven by a net loss of £3.06m (1H21: £3.15m) and after negative working capital of £0.05m (1H21: negative £0.05m) and other negative non-cash items totalling £0.43m (1H21: positive £0.09m).

Net cash used in investing activities in 1H22 of £0.02m (1H21: £0.15m) included purchases of property, plant and equipment of £0.03m.

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Net cash used in financing activities in 1H22 was £0.08m (1H21: £0.08m) reflecting principally the payments on lease liabilities in 2022. In 1H21 the Group repaid the final Spanish government loan of £0.1m which was offset by the proceeds from the exercise of warrants of £0.08m.

Overall, cash decreased by £3.63m in 1H22 compared to a decrease of £3.34m in 1H21. This resulted in a cash balance at 30 June 2022 of £6.42m compared with £4.20m at 30 June 2021 and £10.06m at 31 December 2021.

Cash Commitments

Our cash resources expected to provide liquidity into the first quarter of 2023. The Company remains focused on tight control of its cash commitments at any given time. As of June 30, 2022 our cash requirements primarily relate to the following:

•	lease obligations, related to our office and research and development facility, which are recognized as lease liabilities in the consolidated statement of financial position;
•	construction of property, plant and equipment, including leasehold improvements and dilapidations in respect of our former leased facility;
•	purchase obligations, under our commercial supply agreements and related activities; and
•	research and development activities related to preclinical and clinical trials for our product candidates in development.

The lease on our office and research and development facility commenced in August 2021 and expires in August 2026. Our cash requirements for our lease obligation (on a discounted basis) are £0.17 million and £0.55 million, for the short-term (payable within twelve months after the reporting date) and long-term (payable beyond twelve months after the reporting date), respectively. Our lease obligation includes ancillary contractual commitments in relation to utilities, maintenance and other services.

We built out the office and laboratory space at our new facility in the period April through August 2021. We recognized £0.05 million in respect of leasehold improvements during 2021 and an additional £0.19 million in respect of new laboratory equipment. We expect only modest capital expenditures in the foreseeable future. We have a contingent liability in respect of dilapidations on our former office and laboratory facility expected to be around £0.05 million.

We believe we have sufficient cash resources to fund our commitments and operations into the first quarter of 2023. To maintain operations beyond the first quarter of 2023, additional funding will be required, which may include public or private equity or debt offerings. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development of our product candidates and formulations, as well as consider other strategic alternatives.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements.

Transactions with Related Parties

The Directors consider there to be no related party transactions during the periods reported other than Directors remuneration.

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Critical Accounting Estimates

The preparation of these consolidated financial statements requires the Group to make estimates, assumptions and judgments that can have a significant impact on the reported amounts of assets and liabilities, revenue and expenses and related disclosure of contingent assets and liabilities, at the respective dates of our financial statements. The Group bases its estimates, assumptions and judgments on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management evaluates estimates, assumptions and judgments on a regular basis and makes changes accordingly, and discusses critical accounting estimates with the board of Directors.

The following are considered to be critical accounting estimates:

Impairment of goodwill and intangible assets not yet ready for use

Goodwill and intangibles not yet ready for use are tested for impairment at the cash generating unit level on an annual basis at the year end and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a cash generating unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

The fair value of each cash generating unit or asset is estimated using the income approach, on a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, including for revenues and development costs, estimation of the long term rate of growth for the business, estimation of the useful life over which cash flows will occur and determination of our weighted-average cost of capital.

The carrying value of goodwill was £Nil (2021: £Nil; 2020: £Nil) and intangibles not yet ready for use was £Nil (2021: £Nil; 2020:£Nil) as at 31 December 2021.

The estimates used to calculate the fair value of a cash generating unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each such unit.

In March 2020 the Group undertook a strategic review to re-evaluate its priorities in the context of available resources. The Board concluded that the Company was unlikely to conclude a license transaction or raise sufficient funds to continue the required remaining investment in MTD201 on a timely basis. The Board therefore decided to terminate further in-house development of the MTD201 programme with immediate effect and, in line with that decision, to close the Company’s MTD201 dedicated manufacturing facilities in Bilbao and offer redundancy to all 42 employees. As a result of the decision to terminate this program the Group recognised an impairment charge of £2.3m in the year to 31 December 2020 against goodwill and an impairment charge against the IPRD of the Midatech Pharma (Wales) Ltd cash generating unit of £9.3m.

In June 2020 the Group received a letter from Secura Bio Inc., the licensor of Panobinostat, the active ingredient in the Group’s MTX110 development program, purporting to terminate our license. As a result of this purported termination an impairment charge of £0.8m was recognised in the year to 31 December 2020 against the acquired IPRD in relation to MTX110.

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Share-based payments

The Group accounts for share-based payment transactions for employees in accordance with IFRS 2 Share-based Payment, which requires the measurement of the cost of employee services received in exchange for the options on our ordinary shares, based on the fair value of the award on the grant date.

The Directors selected the Black-Scholes-Merton option pricing model as the most appropriate method for determining the estimated fair value of our share-based awards without market conditions. For performance-based options that include vesting conditions relating to the market performance of our ordinary shares, a Monte Carlo pricing model was used in order to reflect the valuation impact of price hurdles that have to be met as conditions to vesting.

The resulting cost of an equity incentive award is recognised as expense over the requisite service period of the award, which is usually the vesting period. Compensation expense is recognised over the vesting period using the straight-line method and classified in the consolidated statements of comprehensive income.

The assumptions used for estimating fair value for share-based payment transactions are disclosed in our annual financial statements and are estimated as follows:

volatility is estimated based on the average annualised volatility of a number of publicly traded peer companies in the biotech sector;

•	the estimated life of the option is estimated to be until the first exercise period, which is typically the month after the option vests; and

•	the dividend return is estimated by reference to our historical dividend payments. Currently, this is estimated to be zero as no dividend has been paid in the prior periods.

Financial liabilities

Fair value through profit and loss (‘FVTPL’)

The Group has outstanding warrants in the ordinary share capital of the company. The number of ordinary shares to be issued when exercised is fixed, however the exercise price is denominated in US Dollars being different to the functional currency of the parent company. Therefore, the warrants are classified as equity settled derivative financial liabilities recognised at fair value through the profit and loss account.

The financial liability is valued using the either the Monte Carlo model or the Black-Scholes option pricing model. Financial liabilities at FVTPL are stated at fair value, with any gains or losses arising on re-measurement recognised in profit or loss. The net gain or loss recognised in profit or loss incorporates any interest paid on the financial liability and is included in the ‘finance income’ or ‘finance expense’ lines item in the income statement. Fair value is determined in the manner described in our annual financial statements.

The following are considered to be critical accounting judgments:

Revenue

Supply of Services

There are significant management judgements and estimates involved in the recognition of revenue from the supply of services. Revenue on services is recognised over the contract term, proportionate to the progress in overall satisfaction of the performance obligations (the services performed by the Group), measured by cost incurred to date out of total estimate of costs.

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Income taxes

Deferred tax assets are recognised for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgment is required to determine the amount of deferred tax assets that can be recognised based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

In 2021, there were approximately £67.2m of gross unutilised tax losses carried forward (2020: £63.2m). No deferred tax asset has been provided in respect of these losses as there was insufficient evidence to support their recoverability in future periods.

Going Concern

We are subject to a number of risks similar to those of other development and early-commercial stage pharmaceutical companies. These risks include, amongst others, generation of revenue from the development portfolio and risks associated with research, development, testing and obtaining related regulatory approvals of our pipeline products. Ultimately, the attainment of profitable operations is dependent on future uncertain events which include obtaining adequate financing to fulfill our commercial and development activities and generating a level of revenue adequate to support our cost structure.

We have experienced net losses and significant cash outflows from cash used in operating activities over the past years as it has developed its portfolio. As at 30 June 2022 we had total equity of £7.49m (£10.45m at 31 December 2021), incurred a net loss after tax for the six months to 30 June 2022 of £3.06m (1H 21: £3.15m) and used cash in operating activities of £3.54m (1H21: £3.11m) for the same period. As at 30 June 2022, we had cash and cash equivalents of £6.42m.

Our future viability is dependent on our ability to raise cash from financing activities to finance its development plans until commercialisation, generate cash from operating activities and to successfully obtain regulatory approval to allow marketing of its development products. Our failure to raise capital as and when needed could have a negative impact on our financial condition and ability to pursue our business strategies.

We have prepared cash flow forecasts and considered the cash flow requirement for the next three years including the period 12 months from the date of approval of this interim financial information. These forecasts show that further financing will be required during the first quarter of 2023 assuming, inter alia, that certain developments programs and other operating activities continue as currently planned. This requirement for additional financing in the short term represents a material uncertainty that may cast doubt upon the Group and Parent Company’s ability to continue as a going concern.

We are evaluating a number of near-term funding options potentially available to us, including fundraising and the partnering of assets and technologies of the Company. After considering the uncertainties, we consider it is appropriate to continue to adopt the going concern basis in preparing these financial statements.

Our ability to continue as a going concern is dependent upon our ability to obtain additional capital and/or dispose of assets, for which there can be no assurance we will be able to do on a timely basis, on favorable terms or at all.

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Changes in Accounting Policies

See Note 1 to our 2021 annual consolidated financial statements for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included in this MD&A.

Financial Instruments and Risks

We are exposed to a variety of financial risks, including, but not limited to, market risk (including foreign exchange and interest rate risks), credit risks, and liquidity risks. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on its financial performance.

Credit Risk

Credit risk is the risk of financial loss to the Group if a development partner or counterparty to a financial instrument fails to meet its contractual obligations. We are mainly exposed to credit risk from amounts due from collaborative partners which are deemed to be low.

Credit risk also arises from cash and cash equivalents and deposits with banks and financial institutions. For banks and financial institutions, only independently rated parties with high credit status are accepted.

We do not enter into derivatives to manage credit risk.

The total exposure to credit risk of the Group is equal to the total value of the financial assets held at year end. The consolidated entity recognizes a loss allowance for expected credit losses on financial assets which are either measured at amortized cost or fair value through other comprehensive income. The measurement of the loss allowance depends upon the consolidated entity's assessment at the end of each reporting period as to whether the financial instrument's credit risk has increased significantly since initial recognition, based on reasonable and supportable information that is available, without undue cost or effort to obtain.

Where there has not been a significant increase in exposure to credit risk since initial recognition, a 12-month expected credit loss allowance is estimated. This represents a portion of the asset’s lifetime expected credit losses that is attributable to a default event that is possible within the next 12 months. Where a financial asset has become credit impaired or where it is determined that credit risk has increased significantly, the loss allowance is based on the asset's lifetime expected credit losses. The amount of expected credit loss recognized is measured on the basis of the probability weighted present value of anticipated cash shortfalls over the life of the instrument discounted at the original effective interest rate. For financial assets measured at fair value through other comprehensive income, the loss allowance is recognized within other comprehensive income. In all other cases, the loss allowance is recognized in profit or loss.

Cash in Bank

We are continually reviewing the credit risk associated with holding money on deposit in banks and seek to mitigate this risk by holding deposits with banks with high credit status.

Foreign Exchange Risk

Foreign exchange risk arose in 2021 and prior years because we had a material operation located in Bilbao, Spain, whose functional currency was not the same as our functional currency. Due to significant currency fluctuations during the years ended December 31, 2021, 2020 and 2019, particularly in respect of British pounds sterling against the Euro, our foreign exchange risk was significant. Our net assets arising from such overseas operations were exposed to currency risk resulting in gains or losses on retranslation into British pounds sterling. Given the closure of our Spanish operations and the levels of materiality, and despite this historical volatility, we do not hedge our net investments in overseas operations as the cost of doing so is disproportionate to the exposure.

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Foreign exchange risk also arises when our individual entities enter into transactions denominated in a currency other than our functional currency. Our transactions outside the United Kingdom to Europe drive foreign exchange movements where suppliers invoice in currency other than British pounds sterling. These transactions are not hedged because the cost of doing so is disproportionate to the risk.

Interest Rate Risk

We do not hold any derivative instruments, or other financial instruments, that expose us to material interest rate risk

Liquidity Risk

Liquidity risk arises from our management of working capital. It is the risk that we will encounter difficulty in meeting our financial obligations as they fall due.

It is our aim to settle balances as they become due.

We have prepared cash flow forecasts and considered the cash flow requirement for the next three years including the period 12 months from the date of approval of this interim financial information. These forecasts show that further financing will be required during the first quarter of 2023 assuming, inter alia, that certain developments programs and other operating activities continue as currently planned. This requirement for additional financing in the short term represents a material uncertainty that may cast doubt upon the Group and Parent Company’s ability to continue as a going concern.

In addition to utilizing the existing cash reserves, we are evaluating a number of near-term funding options potentially available to us, including fundraising, and the partnering of assets or technologies. After considering the uncertainties, we considered it appropriate to continue to adopt the going concern basis in preparing the financial information.

Our ability to continue as a going concern is dependent upon our ability to obtain additional capital and/or dispose of assets, for which there can be no assurance we will be able to do on a timely basis, on favorable terms or at all.

Disclosure of Outstanding Share Data

1.	Ordinary Shares

The authorized capital of the Company at June 30, 2022 consisted of 98,493,413 Ordinary Shares. As at June 30, 2022 there were 98,493,413 Ordinary Shares issued and outstanding. As of the date of this MD&A, there are 108,342,738 Ordinary Shares issued and outstanding.

2.	Depositary Shares

As at June 30, 2022, there were 8,288,480 Depositary Shares issued and outstanding. Each Depositary Share represents five Ordinary Shares. As of December 22, 2022, being the latest practicable date to this MD&A, there were 2,66,782 Depositary Shares issued and outstanding, after taking into account the Ratio Change.

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3.	Stock Options

There are 2,594,500 stock options outstanding as at June 30, 2022 under the Midatech Pharma PLC Enterprise Management Incentive Plan (“EMI”) and 350,500 non-EMI options.

During 2022 the following options have been granted:

•	375,000 options with an exercise price of £0.153 per Ordinary share which expire on 7 February 2032.
•	250,000 options with an exercise price of £0.105 per Ordinary share which expire on 12 August 2032.

The maximum number of stock options that may be issued under the EMI shall not exceed, in the aggregate, 10% of the aggregate number of Ordinary Shares then outstanding (on a non-diluted basis). As of the date of this MD&A, there are 2,891,875 stock options issued and outstanding, exercisable into 2,891,875 Ordinary Shares in the aggregate.

4.	Warrants

As of June 30, 2022, there are 16,892,720 warrants over ordinary shares were outstanding. Since the date of grant the following warrants have been exercised:

•	August 19, 2020, 2,500,000 warrants over ordinary shares with an exercise price of $0.41
•	February 19, 2021, 306,815 warrants over ordinary shares with an exercise price of $0.41
•	March 22, 2022, 26 warrants over ordinary shares with an exercise price of £10.00

As of the date of this MD&A, there are 17,226,053 issued outstanding warrants exercisable for: (i) 6,000 Depositary Shares with an exercise price of $31.25 each (representing 150,000 Ordinary Shares), (ii) 120,000 Depositary Shares with an exercise price of $1.00 each (representing 3,000,000 Ordinary Shares), (iii) 133,436 Depositary Shares with an exercise price of $10.25 each (representing 3,335,910, (iv) 130,200 Depositary Shares with an exercise price of $1.00 each (representing 3,255,000 Ordinary Shares), (v) 5,909 Depositary Shares with an exercise price of $10.313 each (representing 147,730 Ordinary Shares), (vi) 6,999,999 Ordinary Shares with an exercise price of £0.34 each, and (vii) 333,333 Ordinary Shares with an exercise price of £0.135. The Depositary Share numbers disclosed above reflect the Ratio Change.

Proposed Transactions

On December 13, 2022, Midatech entered into an arrangement agreement (the “Arrangement Agreement”) with Bioasis, a corporation existing under the laws of British Columbia, Canada. Pursuant to the terms and conditions of the Arrangement Agreement and a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia), on the closing date (the “Arrangement Closing Date”), (i) the Company will acquire all of the issued and outstanding common shares of Bioasis (the “Bioasis Shares”) in exchange for the Ordinary Shares (to be issued in the form of Depositary Shares (the “Share Exchange”), and (ii) Bioasis will become a wholly-owned subsidiary of the Company (collectively with the Share Exchange and the transactions contemplated by the Arrangement Agreement (other than the transactions contemplated by the Securities Purchase Agreement (as defined below), the “Arrangement”). Each Depositary Share represents 25 Ordinary Shares, and no fractional shares will be issued as part of the Share Exchange.

16

In accordance with the terms and conditions of the Arrangement Agreement, pursuant to the Plan of Arrangement, the shareholders of Bioasis will be entitled to receive, in exchange for each Bioasis Share, 0.9556 Ordinary Shares (in the form of Depositary Shares) (the “Exchange Ratio”), rounded down to the nearest whole Depositary Share. It is intended that the Share Exchange will, subject to applicable securities laws, be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption provided by Section 3(a)(10) thereof, and applicable U.S. state securities laws.

The Arrangement is expected to close in the first quarter of 2023, subject to customary closing conditions. In accordance with the terms and conditions of the Arrangement Agreement, pursuant to the Plan of Arrangement, each outstanding option to purchase Bioasis Shares (the “Bioasis Options”) will be exchanged for an option issued by the Company and will become an option to purchase Ordinary Shares (in the form of Depositary Shares) on equivalent terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the Bioasis Options immediately prior to the closing of the Arrangement, and will, upon exercise, be entitled to receive, in lieu of Bioasis Shares, the number of Ordinary Shares (in the form of Depositary Shares) which such optionholder would have been entitled to receive if the Bioasis Options had been exercised prior to the Arrangement Closing Date and such shares had been exchanged in the Share Exchange at the Exchange Ratio. The per share exercise price for each Ordinary Shares issuable upon exercise of each Bioasis Option will be equal to the quotient determined by dividing the exercise price per Bioasis Share at which such Bioasis Option was exercisable immediately prior to the Arrangement Closing by the Exchange Ratio, rounded up to the nearest whole cent.

Further, in accordance with the terms and conditions of the Arrangement Agreement, pursuant to the Plan of Arrangement, each outstanding and unexercised warrant to purchase Bioasis Shares (“Bioasis Warrants”) will, upon exercise, be entitled to receive, in lieu of Bioasis Shares, the number of Ordinary Shares (in the form of Depositary Shares) which such warrantholder would have been entitled to receive if the Bioasis Warrants had been exercised prior to the Arrangement Closing Date and such shares had been exchanged in the Share Exchange at the Exchange Ratio. The per share exercise price for each Ordinary Share issuable upon exercise of the Bioasis Warrants will be equal to the quotient determined by dividing the exercise price per Bioasis Share at which such Bioasis Warrant was exercisable immediately prior to the Arrangement Closing Date by the Exchange Ratio. The Arrangement Agreement contains customary representations, warranties and covenants from the Company and Bioasis for a transaction of this type.

From the date of the Arrangement Agreement until the Arrangement Closing Date, each of the Company and Bioasis have agreed, among other things, to conduct their business in the ordinary course and to comply with certain covenants regarding each of the Company and Bioasis. The parties have also agreed that (i) upon closing, the Company shall be renamed “Biodexa Therapeutics plc,” and (ii) following the Arrangement, the board of directors of the Company will consist of five directors, comprised of the Chief Executive Officer of the Company, two individuals determined by the Company, who are expected to be Stephen Parker and Simon Turton, and two individuals determined by Bioasis, who are expected to be Deborah Rathjen and Mario Saltarelli.

The obligations of the Company and Bioasis to consummate the Arrangement are subject to certain customary closing conditions, including, but not limited to, (i) the absence of any order, law or other legal restraint or prohibition issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction preventing the consummation of the Arrangement, (ii) the approval of the Buyer Shareholder Approval Matters (as defined in the Arrangement Agreement), (iii) the approval of the Bioasis securityholders of the resolution approving the Arrangement (the “Arrangement Resolution”), (iv) receipt of a final British Columbia court order with respect to the Plan of Arrangement, and (v) the Offering (as defined below) being completed for gross proceeds of at least US$10.0 million.

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The obligation of each party to consummate the Arrangement is also conditioned upon (i) the accuracy of the representations and warranties of the parties, subject to specified materiality standards, (ii) performance in all material respects by each of the parties of its respective obligations under the Arrangement Agreement, and (iii) there being no Material Adverse Effect (as defined in the Arrangement Agreement) on the part of each party.

In addition, the obligation of the Company to consummate the Arrangement is also conditioned upon, among other things, the TSX Venture Exchange having approved the de-listing of the Bioasis Shares, subject to completion of the Arrangement. The Arrangement Agreement prohibits each party from soliciting or initiating discussions with third parties regarding other proposals to acquire the Company or Bioasis, as the case may be, and each party has agreed to certain restrictions on its ability to respond to such proposals, subject to the fulfillment of certain fiduciary requirements under applicable law. The Arrangement Agreement contains certain termination rights and provides that upon the termination of the Arrangement Agreement under specified circumstances, including a termination to accept a Superior Proposal (as defined in the Arrangement Agreement), the terminating party will be required to pay the non-terminating party a cash termination fee equal to US$330,000.

If the Arrangement Agreement is terminated under certain circumstances, the parties may be required to reimburse the other party for costs and expenses incurred in connection with the transaction in an aggregate amount not to exceed US$225,000. The foregoing description of the Arrangement and the Arrangement Agreement is not complete and is qualified in its entirety by reference to the full text of the Arrangement Agreement, which is filed and accessible on SEDAR under the profile of Bioasis and is also available on SEC. For further information see also the press releases issued by the Company on SEC on December 13, 2022 and on December 19, 2022, announcing the execution of the Arrangement Agreement, the proposed acquisition of Bioasis, the Offering and change of name, copies of which are also available on SEDAR under the profile of Bioasis.

Subsequent Events

On September 26, 2022, the Company effected the Ratio Change in the number of Ordinary Shares represented by our Depositary Shares from 5 Ordinary Shares per Depositary Share to 25 Ordinary Shares per Depositary Share.

On December 16, 2022, the Company closed a registered direct offering (the “Offering”) of 393,973 of its Depositary Shares at a purchase price of US$1.00 per Depositary Share (equivalent to £0.0328 per New Ordinary Share) for gross proceeds of approximately US$0.4 million (£0.3 million). Net proceeds from the Offering are expected to be approximately US$0.3 million (£0.2 million), after deducting the placement agent's fees and other estimated offering expenses. The Company intends to use the net proceeds from the Offering to fund part of a loan to Bioasis in the amount of US$750,000. Such loan is payable in three tranches of US$250,000 payable on each of December 19, 2022, January 3, 2023 and February 6, 2023. The Offering was made pursuant to a shelf registration statement (File No. 333-267932) which became effective on October 26, 2022. The Offering was made by means of a prospectus, including a prospectus supplement, forming part of the effective registration statement.

The Company intends to complete a private placement (the “Private Placement”) with Armistice Capital (the “Placee”) to raise US$9.6 million of gross proceeds, subject, inter alia, to shareholder approval at its forthcoming general shareholder meeting. Initially, the funds were to be provided to the Company pursuant to the Private Placement by way of a combination of: (i) the direct subscription of Units comprising (one Depositary Share, 1.04 A Warrant and 1.04 B Warrant), and (ii) through the funding of Pre-funded Warrants, whereby the Placee would, on completion of the financing, provide the Company with the funds to exercise the Pre-funded Warrants, such that the exercise price of the Pre-funded Warrants (other than a notional additional consideration) will be received by the Company at completion, enabling the Placee to exercise the warrants and acquire Depositary Shares for nominal cost. Such a structure ensures the Company receives the full proceeds (US$9.6 million gross) of the Offering immediately on completion, while enabling the Placee to limit its shareholding in the Company to a maximum of 9.99% at all times.

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The Company subsequently revised the purchase price of the Private Placement to be the lower of: (i) US$1.00; and (ii) the 20-day volume weighted average price on the last business day prior to completion (“VWAP”) less 10%. If the 20-day VWAP prior to closing is less than US$0.90, the Company may terminate the Private Placement, at its sole discretion, without penalty.

Ladenburg Thalmann & Co. Inc. is acting as the exclusive placement agent for the Offering and the Private Placement.

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Exhibit 99.5

Pro Forma Consolidated Statement of Financial Position

As at 30 June 2022 (unaudited)

	Midatech Pharma Plc net assets as at 30 June 2022	RDO and Private Placement proceeds	Sub total	Bioasis Technologies Inc net assets as at 31 August 2022	Bioasis Technologies Inc net assets as at 31 August 2022	Reclassification	Lind debt modification - extinguish existing note	Lind debt modification - new note	Lind - new funding	Lind - new debt interest charge	Lind debt settlement on merger	Acquisition Accounting	Consideration and goodwill	Pro forma consolidated
	£’000	£’000	£’000	CAN$'000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000
					Note 2 Foreign Exchange
Non-current assets
Goodwill	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Property, plant and equipment	993	-	993	-	-	-	-	-	-	-	-	-	-	993
Intangible assets	-	-	-	1,414	(511)							-	6,374	7,277
	993	-	993	1,414	(511)	-	-	-	-	-	-	-	6,374	8,270
Current assets
Trade and other receivables	1,243	-	1,243	-	-	126	-	-	-	-	-	-	-	1,369
Accounts receivable		-	-	18	(6)	(12)	-	-	-	-	-	-	-	-
Prepaid expenses		-	-	179	(65)	(114)	-	-	-	-	-	-	-	-
Taxation	1,023	-	1,023	-	-		-	-	-	-	-	-	-	1,023
Cash and cash equivalents	6,423	7,486	13,909	568	(205)	-	-	-	192	-	(1,529)	(1,493)	-	11,442
	8,689	7,486	16,175	765	(276)	-	-	-	192	-	(1,529)	(1,493)	-	13,834
Total assets	9,682	7,486	17,168	2,179	(787)	-	-	-	192	-	(1,529)	(1,493)	6,374	22,104

1

Non-current liabilities
Borrowings	546	-	546	-	-	-	-	-	-	-	-	-	-	546
Derivative financial liability	-	-	-	59	(21)	-	-	-	-	-	-	-	-	38
Conversion feature	-	-	-	27	(10)	-	(17)	-	-	-	-	-	-	-
Convertible debenture	-	-	-	504	(182)	-	(322)	990	-	51	(1,041)	-	-	-
	546	-	546	590	(213)	-	(339)	990	-	51	(1,041)	-	-	584
Current liabilities
Trade and other payables	1,280	-	1,280	-	-	1,233	-	-	-	-	-	1,647	(1,647)	2,513
Accounts payable and accrued liabilities		-	-	1,537	(556)	(981)	-	-	-	-	-	-	-	-
Deferred revenue		-	-	394	(142)	(252)	-	-	-	-	-	-	-	-
Borrowings	167	-	167	-	-	-	-	-	-	-	-	-	-	167
Current portion of convertible debt		-	-	1,500	(542)	-	(958)	964	224	19	(1,207)	-	-	-
Provisions	43	-	43	-	-	-	-	-	-	-	-	-	-	43
Derivative financial liability	155	7,421	7,576	-	-	-	-	-	-	-	-	-	-	7,576
	1,645	7,421	9,066	3,431	(1,240)	-	(958)	964	224	19	(1,207)	1,647	(1,647)	10,299
Total liabilities	2,191	7,421	9,612	4,021	(1,453)	-	(1,297)	1,954	224	70	(2,248)	1,647	(1,647)	10,883

Issued capital and reserves attributable to owners of the parent
Share capital	1,098	24	1,122	28,753	(10,389)	-	-	-	-	-	21	-	(18,260)	1,247
Share premium	83,434	709	84,143	-	-	-	-	-	-	-	698	-	5,982	90,823
Merger reserve	53,003	-	53,003	-	-	-	-	-	-	-	-	-		53,003
Warrant reserve	720	-	720	-	-	-	-	-	-	-	-	-		720
Contributed surplus	-	-	-	11,353	(4,102)	-	-	-	-	-	-	-	(7,251)	-
Accumulated other comprehensive income	-	-	-	170	(61)	-	-	-	-	-	-	-	(109)	-
Foreign exchange reserve	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Accumulated deficit	(130,764)	(668)	(131,432)	(42,118)	15,218		1,297	(1,954)	(32)	(70)	-	(3,140)	27,659	(134,572)
Total equity	7,491	65	7,556	(1,842)	666	-	1,297	(1,954)	(32)	(70)	719	(3,140)	8,021	11,221
Total equity and liabilities	9,682	7,486	17,168	2,179	(787)	-	-	-	192	-	(1,529)	(1,493)	6,374	22,104

2

Pro Forma Consolidated Statement of Comprehensive Income

Six months ended 30 June 2022 (unaudited)

	Midatech Pharma Plc 6 months to 30 June 2022	Issuance expenses associated with Pre- funded Warrants	Sub total	Bioasis Technologies Inc 6 months to 31 August 2022	Bioasis Technologies Inc 6 months to 31 August 2022	Reclassification	Acquisition and Accounting Policy Adjustments	Pro forma consolidated
	£’000	£’000	£’000	CAN$'000	£’000	£’000	£’000	£’000
					Note 2 Foreign Exchange

Revenue	468		468	120	(47)	-	-	541

Other income	16		16	-	-	-	-	16

Research and development costs	(2,413)		(2,413)	(426)	168	-	-	(2,671)
Administrative costs	(1,849)	(668)	(2,517)	(1,363)	537	(14)	-	(3,357)
Loss from operations	(3,778)	(668)	(4,446)	(1,669)	658	(14)	-	(5,471)

Finance income	404		404	-	-	222		626
Finance expense	(24)		(24)	(477)	188		289	(24)
Change in estimated fair value of derivative warrants and conversion feature	-			707	(279)	(222)	(206)	-
Foreign exchange loss	-			(24)	10	14	-	-

Loss before tax	(3,398)	(668)	(4,066)	(1,463)	577	-	83	(4,869)

Taxation	337		337	-	-	-	-	337

Loss from operations	(3,061)	(668)	(3,729)	(1,463)	577	-	83	(4,532)

Loss per share
Continuing operations
Basic and diluted loss per ordinary share - pence	-3p							-2p

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Pro Forma Consolidated Statement of Comprehensive Income

Year ended 31 December 2021 (unaudited)

	Midatech Pharma Plc year to 31 December 2021	Issuance expenses associated with Pre- funded Warrants	Sub total	Bioasis Technologies Inc year to 28 February 2022	Bioasis Technologies Inc year to 28 February 2022	Reclassification	Acquisition and Accounting Policy Adjustments	Pro forma consolidated
	£’000	£’000	£’000	CAN$'000	£’000	£’000	£’000	£’000
					Note 2 Foreign Exchange

Revenue	578		578	38	(16)	-	-	600

Other income	24		24	-	-	-	-	24

Research and development costs	(4,654)		(4,654)	(1,226)	515	-	-	(5,365)
Administrative costs	(2,946)	(668)	(3,614)	(2,409)	1,012	(23)	-	(5,034)
Loss from operations	(6,998)	(668)	(7,666)	(3,597)	1,511	(23)	-	(9,775)

Finance income	936		936	-	-	488		1,424
Finance expense	(44)		(44)	(654)	275		272	(151)
Change in estimated fair value of derivative warrants and conversion feature				1,312	(551)	(488)	(273)	-
Forgiveness of TPP Loan				111	(47)	-	-	64
Loss of sale of capital assets				-	-	-	-	-
Loss on settlements				(93)	39	-	-	(54)
Foreign exchange loss				(39)	16	23	-	-

Loss before tax	(6,106)	(668)	(6,774)	(2,960)	1,243	-	(1)	(8,492)

Taxation	646		646	-	-	-	-	646

Loss from operations	(5,460)	(668)	(6,128)	(2,960)	1,243	-	(1)	(7,846)

Loss per share
Continuing operations
Basic and diluted loss per ordinary share - pence	-7p							-3p

4

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Unless otherwise defined herein, capitalised terms used in these notes to the pro forma consolidated financial statements have the same meanings given to them as in this Circular.

1.	Basis of presentation

The unaudited pro forma consolidated financial statements give effect to the Acquisition as if it had occurred (i) as at December 31, 2021 for purposes of the pro forma consolidated statement of financial position, and (ii) as at January 1, 2021 for purposes of the pro forma consolidated statements of comprehensive income.

The unaudited pro forma consolidated statement of financial position of Midatech as at December 31, 2021 combines Midatech’s financial position as at December 31, 2021 with Bioasis’s financial position as at February 28, 2022 prepared in accordance with IFRS.

The unaudited pro forma consolidated statements of comprehensive income of Midatech:

•	for the year ended December 31, 2021 combine Midatech’s results for the year ended December 31, 2021 with Bioasis’s results for its year ended February 28, 2022 prepared in accordance with IFRS; and

•	for the six-month period ended June 30, 2022 combine Midatech results for the six months ended June 30, 2022 with Bioasis’s results for the six months ended August 31, 2022 prepared in accordance with IFRS.

The pro forma consolidated financial statements have been prepared by management of Midatech for illustrative purposes only to show the effect of the Acquisition.

The unaudited pro forma consolidated statement of financial position of Midatech as at December 31, 2021 and the unaudited pro forma consolidated statements of comprehensive income for the six months ended June 30, 2022 and for the year ended December 31, 2021 have been prepared using the following information:

a)	Audited consolidated financial statements of Midatech for the year ended December 31, 2021 prepared in accordance with IFRS, which are incorporated by reference in this Circular;

b)	Unaudited interim condensed consolidated financial statements of Midatech for the six months ended June 30, 2022 prepared in accordance with IFRS which are incorporated by reference in this Circular;

c)	Audited consolidated financial statements of Bioasis for the year ended February 28, 2022 prepared in accordance with IFRS which are incorporated by reference in this Circular;

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d)	Unaudited interim consolidated financial statements of Bioasis for the six months ended August 31, 2022 prepared in accordance with IFRS which are incorporated by reference in this circular; and

e)	Such other supplementary information as was considered necessary to reflect the Acquisition in the pro forma consolidated financial statements.

The pro forma adjustments reflecting the Acquisition are based on certain estimates and assumptions. The actual adjustments to be recorded in respect of the Acquisition and the allocation of the purchase price of Bioasis will depend on a number of factors, including additional financial information as it becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible that the differences will be material. Midatech’s management believes that the estimates and assumptions used herein provide a reasonable basis for presenting all of the significant effects of the Acquisition and that the pro forma adjustments give appropriate effect to those adjustments and are properly applied in the unaudited pro forma consolidated financial statements.

These unaudited pro forma consolidated financial statements are not intended to reflect the results of the operations or the financial position of Midatech which would have actually resulted had the Acquisition been effected on the dates indicated. Any potential synergies that may be realized or additional operating costs that may be incurred as a result of the Acquisition have not been reflected in the unaudited pro forma consolidated financial information. In addition, Midatech expects to incur restructuring and related charges as a result of the Acquisition. These costs have been excluded from the pro forma consolidated financial statements and will be expensed as incurred. Further, the unaudited pro forma consolidated financial information is not necessarily indicative of the results of operations that may be achieved in the future.

These unaudited pro forma consolidated financial statements should be read in conjunction with the audited December 31, 2021 consolidated financial statements and unaudited June 30, 2022 interim condensed consolidated financial statements of Midatech, the unaudited August 31, 2022 interim condensed consolidated financial statements of Bioasis, and the audited February 28, 2022 financial statements of Bioasis.

2.	The Acquisition and Pro forma Adjustments

The figures under the column entitled “Pro Forma Consolidated” in the unaudited pro forma consolidated financial statements have been calculated by taking the arithmetic sum of the corresponding line items from the other columns. The Bioasis historical financial statements, which are denominated in Canadian dollars, have the necessary adjustment in a separate column to convert the historical Bioasis results into British Pounds Sterling, using the applicable exchange rates set out below under the heading “Foreign currency translation”.

For the purpose of these unaudited pro forma consolidated financial statements, the financial position and the comprehensive income of the Midatech and Bioasis have been combined to give effect to the Acquisition, as follows:

•	Issuance of 75,884,553 Ordinary Shares under the Arrangement Agreement;

•	The receipt of the two-stage fundraise of £8.2 million, comprising:

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o	of £0.3 million for the issuance of 9,849,325 Ordinary Shares under the Registered Direct Offering less nominal underwriting fees and other associated costs;

o	The receipt of £7.9 million for the issuance of Units, assuming a purchase price of US$0.90 per unit, comprising 14,846,550 Ordinary Shares, 10,079,501 Pre-Funded Warrants, 11,067,336 Series A ADS Warrants and 11,067,336 Series B ADS Warrants under the Conditional Private Placement less underwriting fees and other associated costs of £0.7 million;

•	The modification of the terms of the outstanding convertible debenture due to Lind Global Macro Fund, LP:

o	The £0.2 million additional funding provided by Lind Global Macro Fund, LP to Bioasis under the convertible debt instrument;

o	The repayment £2.2 million outstanding convertible debenture due to Lind Global Macro Fund, LP. This will be repaid £1.5 million in cash and the remaining £0.7 million by the issuance of units at the same price as the conditional private placement, assuming a price of US$0.90 per unit, 916,912 units comprising 22,922,812 Ordinary Shares, 916,912 Series A ADS Warrants and 916,912 Series B ADS Warrants under the Tripartite Agreement;

•	The payment of £1.6 million due to Ladenburg Thalmann & Co. Inc. in relation to transaction fees due by Bioasis under this transaction by the issuance of units at the same price as the conditional private placement, assuming a price of US$0.90 per unit, 1,114,554 units comprising 27,863,856 Ordinary Shares, 1,114,554 Series A ADS Warrants and 1,114,554 Series B ADS Warrants

The Acquisition will be accounted for using the acquisition method of accounting. Acquisition method accounting requires that the assets and liabilities be recorded at their fair values as at the date of the Acquisition.

The purchase price of the Acquisition has been allocated on the basis of management’s preliminary estimates of fair values as follows:

£’000
Consideration paid
Ordinary shares (75,884,553 shares issued @ £0.0585 per share)	4,439

Net liabilities acquired
Net liabilities acquired	(1,176)
Fair value adjustment convertible debenture Global Macros Fund, LP	(759)
(1,935)
Intangible Asset	6,374
4,439

7

The unaudited pro forma consolidated statement of financial position as of June 30, 2022 reflects the following adjustments as if the Acquisition had occurred on June 30, 2022:

(a) to reflect the receipt of £8.2 million from the Registered Direct Offering and Conditional Private Placement less underwriting fees and other associated costs of £0.7 million detailed above; and

(b) to reflect estimated Acquisition-related costs(net of underwriting fees and associated costs of Registered Direct Offering and Conditional Private Placement) of approximately £3.1 million incurred by both Midatech and Bioasis;

(c) to reflect the fair value of the net assets purchased from Bioasis and the Acquisition price of £4.4 million, as detailed above, including adjustments to eliminate Bioasis shareholders’ equity;

(d) to reflect the modification of terms of the outstanding convertible debenture due to Lind Global Macro Fund, LP to reflect the £0.2 million additional funding provided by to Lind Global Macro Fund, LP to Bioasis under the convertible debt instrument;

(e) to reflect the repayment £2.2 million outstanding convertible debenture due to Lind Global Macro Fund, LP. This will be repaid £1.5 million in cash and the remaining £0.7 million by the issuance of units at the same price as the conditional private placement, assuming a price of US$0.90 per unit, 916,912 units comprising 22,922,812 ordinary Shares, the issuance of 916,912 Series A ADS Warrants and the issuance of 916,912 Series B ADS Warrants under the Tripartite Agreement;

(f) to reflect a fair value adjustment to the carrying value of the convertible debenture due to Lind Global Macro Fund LP of £0.8 million

(g) the excess of consideration over the book value of assets acquired has been reflected as an intangible asset. The intangible asset has been calculated as set out in the schedule above; and

(h) certain items in the Bioasis financial statements have been reclassified to be consistent with the basis of presentation in the Company’s consolidated financial statements.

The Acquisition-related costs described in (b) above relate to professional fees. In addition, the Company expects to incur restructuring and related charges as a result of the Acquisition.

The unaudited pro forma consolidated statements of income for the year ended December 31, 2021 and for the six months ended June 30, 2022 reflect the following adjustments as if the Acquisition had occurred on January 1, 2021:

(a)	Inclusion of issuance expenses associated with the Pre-funded Warrants; and

(b)	reversal of any interest and fair value adjustment relating to the convertible debentures due to Lind Global Macro Fund LP as this was settled as part of the transaction;

8

Foreign currency translation

Bioasis financial statements for the year ended February 28, 2022 and for the six months ended August 31, 2022 were prepared in Canadian dollars. For the purpose of the unaudited pro forma consolidated statement of financial position, the Bioasis figures have been converted into British pounds sterling using an exchange rate of CAN$1.5657/GBP£1. For the purpose of the unaudited pro forma consolidated statement of comprehensive income for the year ended February 28, 2022, the Bioasis figures have been converted into British pound sterling using an average exchange rate of CAN$1.7238/GBP£1. For the purpose of the unaudited pro forma consolidated statement of comprehensive income for the six months ended August 31, 2022, the Bioasis figures have been converted into British pound sterling using an average exchange rate of CAN$1.6511/GBP£1.

3.	Registered Direct Offering and Conditional Private Placement

•	The unaudited pro forma consolidated statement of financial position as at June 30, 2022 gives effect to the two stage fundraise of £8.2 million comprising:

o	The receipt of £0.3 million for the issuance of 9,849,325 Ordinary Shares at £0.033 per share under the Registered Direct Offering less nominal underwriting fees and other associated costs;

o	The receipt of £7.9 million for the issuance of units, assuming a purchase price of US$0.90 per unit, comprising 14,846,550 Ordinary Shares, 10,079,501 Pre-Funded Warrants, 11,067,336 Series A ADS Warrants and 11,067,336 Series B ADS Warrants under the Conditional Private Placement less underwriting fees and other associated costs of £0.7 million.

4.	Pro Forma Earnings Per Share

The weighted average number of Ordinary Shares for all pro forma earnings per share calculations reflects the issuance of 75,884,553 million Ordinary Shares issued in relation to the Acquisition and assuming an issue price of US$0.90 per unit, 24,695,875 Ordinary Shares issued in relation to the Registered Direct Offering and Conditional Private Placement as described in Note 3.

5.	Conditional Private Placement Pricing

Unit and share numbers presented in the pro forma statement have been assumed to be issued at US$0.90 per unit, this is for indicative purposes only and the eventual number and resultant earnings per share will likely be difference to those presented above.

9